      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 1997

                                                     REGISTRATION NO. 333--
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 HBO & COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

                DELAWARE                                    7373                                   37-0986839
    (State or Other Jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     Incorporation or Organization)             Classification Code Number)                  Identification Number)

                            ------------------------

                           301 PERIMETER CENTER NORTH
                             ATLANTA, GEORGIA 30346
                                 (770) 393-6000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                               CHARLES W. MCCALL
                                 PRESIDENT AND
                            CHIEF EXECUTIVE OFFICER
                                 HBO & COMPANY
                           301 PERIMETER CENTER NORTH
                             ATLANTA, GEORGIA 30346
                                 (770) 393-6000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

           LISA A. STATER, ESQ.                    JEFFREY A. SCHUMACHER, ESQ.
        Jones, Day, Reavis & Pogue                   Sachnoff & Weaver, Ltd.
        3500 One Peachtree Center                     30 South Wacker Drive
        303 Peachtree Street, N.E.                 Chicago, Illinois 60606-7484
       Atlanta, Georgia 30308-3242                        (312) 207-6414
              (404) 521-3939

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                             PROPOSED            PROPOSED
                                                                             MAXIMUM             MAXIMUM            AMOUNT OF
              TITLE OF EACH CLASS OF                   AMOUNT TO BE       OFFERING PRICE    AGGREGATE OFFERING     REGISTRATION
           SECURITIES TO BE REGISTERED                REGISTERED(1)        PER SHARE(2)          PRICE(2)             FEE(3)
Common Stock, par value $.05 per share, and
  Preferred Share Purchase Rights(4)..............   4,716,442 shares        $51.625         $243,486,318.30        $73,783.73

(1) Represents the maximum number of shares of common stock, par value $.05 per share ("HBOC Common Stock"), of HBO & Company ("HBOC") anticipated to be issued in connection with the Merger (as defined herein) in exchange for all of the issued and outstanding shares of common stock, $.01 par value per share ("Enterprise Common Stock"), of Enterprise Systems, Inc. ("Enterprise"), assuming the issuance prior to the Effective Time of the Merger (as defined herein) of all shares of Enterprise Common Stock subject to rights to acquire shares of Enterprise Common Stock held by persons other than HBOC.

(2) Estimated pursuant to Rule 457(f) under the Securities Act of 1933, as amended (the "Securities Act"), based upon the estimated market value of 9,432,884 shares of Enterprise Common Stock, the maximum number of shares of Enterprise Common Stock to be cancelled pursuant to the Merger Agreement (based upon the average of the reported high and low sales prices of a share of Enterprise Common Stock on The Nasdaq Stock Market National Market ("Nasdaq NM") on May 12, 1997 of $25.8125 per share).

(3) The registration fee for the securities registered hereby, $73,783.73, is calculated pursuant to Rule 457(f) under the Securities Act, as follows: one thirty-third of one percent of the product of $25.8125, the average of the reported high and low sales prices for a share of Enterprise Common Stock on the Nasdaq NM on May 12, 1997, times 9,432,884, the maximum number of shares of Enterprise Common Stock to be cancelled in connection with the Merger.

(4) The Preferred Share Purchase Rights, which are attached to the shares of HBOC Common Stock being registered, will be issued for no additional consideration; no additional registration fee is required.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            ENTERPRISE SYSTEMS, INC.
                              1400 SOUTH WOLF ROAD
                         WHEELING, ILLINOIS 60090-6524

                                                                          , 1997

Dear Stockholder:

    You are cordially invited to attend a special meeting of stockholders (the "Meeting") of Enterprise Systems, Inc. ("Enterprise") to be held at the corporate offices of Enterprise, 1400 South Wolf Road, Wheeling, Illinois
60090-6524 at         .m., local time, on       , 1997.

    At the Meeting, you will be asked to consider and take action upon the following matters:

    (1) A proposal to approve an Agreement of Merger dated March 13, 1997 (the "Merger Agreement") among Enterprise, HBO & Company, a Delaware corporation ("HBOC"), and HBO & Company of Georgia, a Delaware corporation, which is a wholly-owned subsidiary of HBOC ("HBOC-GA"), pursuant to which, among other things, (a) Enterprise will merge with and into HBOC-GA (the "Merger") and (b) each outstanding share of common stock, $.01 par value per share, of Enterprise ("Enterprise Common Stock") and each right to acquire a share of Enterprise Common Stock will be converted into the right to receive .50 of a share of common stock, $.05 par value per share, of HBOC, subject to possible adjustment as provided in the Merger Agreement, and less the amount of any fractional share, which will be paid in cash; and

    (2) A proposal to approve an amendment to the Enterprise Systems, Inc. Long-Term Incentive Plan (the "Enterprise Stock Plan") to increase the number of shares issuable thereunder from 1,114,846 shares to 1,414,846 shares.

    Details of the foregoing matters are set forth in the accompanying Proxy Statement/Prospectus which you are urged to review carefully. A copy of the Merger Agreement is also attached to the Proxy Statement/Prospectus as Appendix A.

    Your Board of Directors has carefully considered and unanimously approved the Merger proposal and has determined that the Merger is fair to, and in the best interests of, Enterprise and its stockholders. Accordingly, the Board of Directors unanimously recommends that stockholders vote FOR approval of the Merger Agreement. The Board of Directors has been advised by Broadview Associates LLC that, in its opinion, the consideration to be received by the Enterprise stockholders is fair, from a financial point of view, to such stockholders as of the date of such opinion. A copy of such opinion is attached to the Proxy Statement/Prospectus as Appendix B. Additionally, the Board of Directors has unanimously approved the amendment to the Enterprise Stock Plan to increase the number of shares issuable thereunder, has determined that such amendment is in the best interests of Enterprise and its stockholders and unanimously recommends that stockholders vote FOR approval thereof.

    It is important that you vote your shares whether or not you plan to attend the Meeting. To be sure your vote is counted, we urge you to carefully review the Proxy Statement/Prospectus and to vote your choices. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE AS SOON AS POSSIBLE. If you attend the Meeting and wish to vote in person, the ballot that you submit at the Meeting will supersede your proxy.

    Thank you for your cooperation.

                                          Sincerely,

                                          GLEN E. TULLMAN
                                          CHIEF EXECUTIVE OFFICER

                            ENTERPRISE SYSTEMS, INC.
                              1400 SOUTH WOLF ROAD
                         WHEELING, ILLINOIS 60090-6524
                            ------------------------

                                   NOTICE OF
                        SPECIAL MEETING OF STOCKHOLDERS
                            ------------------------

To the Stockholders of Enterprise Systems, Inc.:

    A Special Meeting of Stockholders (the "Meeting") of Enterprise Systems, Inc., a Delaware corporation ("Enterprise"), will be held at the corporate offices of Enterprise, 1400 South Wolf Road, Wheeling, Illinois 60090-6524, on
         ,       , 1997, at      .m., local time, for the following purposes:

    1. To consider and vote upon a proposal to approve an Agreement of Merger dated March 13, 1997 (the "Merger Agreement") among Enterprise, HBO & Company, a Delaware corporation ("HBOC"), and HBO & Company of Georgia, a Delaware corporation, which is a wholly-owned subsidiary of HBOC ("HBOC-GA"), pursuant to which, among other things, (a) Enterprise will merge with and into HBOC-GA (the "Merger") and (b) each outstanding share of common stock, $.01 par value per share, of Enterprise ("Enterprise Common Stock") and each right to acquire a share of Enterprise Common Stock will be converted into the right to receive .50 of a share of common stock, $.05 par value per share, of HBOC, subject to possible adjustment as provided in the Merger Agreement, and less the amount of any fractional share, which will be paid in cash; and

    2. To consider and vote upon a proposal to amend the Enterprise Systems, Inc. Long-Term Incentive Plan (the "Enterprise Stock Plan") to increase the number of shares issuable thereunder from 1,114,846 shares to 1,414,846 shares.

    The Board of Directors of Enterprise (the "Enterprise Board") has unanimously approved the Merger proposal and has determined that the Merger is fair to, and in the best interests of, Enterprise and its stockholders. Accordingly, the Enterprise Board unanimously recommends that you vote FOR approval of the Merger Agreement. Additionally, the Enterprise Board has unanimously approved the amendment to the Enterprise Stock Plan to increase the number of shares issuable thereunder, has determined that such amendment is in the best interests of Enterprise and its stockholders and unanimously recommends that stockholders vote FOR approval thereof.

    The Enterprise Board has fixed the close of business on            , 1997 as
the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting. Only holders of record of Enterprise Common Stock at the close of business on that date will be entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof.

    Details of the proposed Merger, the proposal to amend the Enterprise Stock Plan and other important information concerning Enterprise and HBOC are more fully described in the accompanying Proxy Statement/Prospectus. Please give this information your careful consideration.

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER GIVING A PROXY HAS THE RIGHT TO REVOKE IT AT ANY TIME BEFORE IT IS VOTED.

                                          For the Board of Directors,
                                          JOSEPH E. CAREY
                                          PRESIDENT AND SECRETARY

Wheeling, Illinois
           , 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION DATED MAY 14, 1997

                                PROXY STATEMENT
                                       OF
                            ENTERPRISE SYSTEMS, INC.

                      FOR SPECIAL MEETING OF STOCKHOLDERS

                             ---------------------

                                   PROSPECTUS
                                       OF
                                 HBO & COMPANY
                                ---------------

    This Proxy Statement/Prospectus is being furnished to holders of common stock, $.01 par value per share ("Enterprise Common Stock"), of Enterprise Systems, Inc., a Delaware corporation ("Enterprise"), as a proxy statement in connection with the solicitation of proxies by the Board of Directors of Enterprise (the "Enterprise Board") for use at the Special Meeting of
Stockholders (the "Meeting") of Enterprise to be held on            , 1997, at
the corporate offices of Enterprise, 1400 South Wolf Road, Wheeling, Illinois 60090-6524, commencing at .m., local time, and at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Stockholders of Enterprise.

    This Proxy Statement/Prospectus also constitutes the prospectus of HBO & Company, a Delaware corporation ("HBOC"), with respect to up to 4,716,442 shares (net of the aggregate amount of fractional shares, which will be paid in cash) of common stock, $.05 par value per share, of HBOC (the "HBOC Common Stock") to be issued in connection with the merger (the "Merger") of Enterprise with and into HBO & Company of Georgia, a Delaware corporation, which is a wholly-owned subsidiary of HBOC ("HBOC-GA"), in exchange for all of the outstanding shares and rights to acquire shares of Enterprise Common Stock. In the Merger, subject to the terms of the Agreement of Merger dated March 13, 1997 among Enterprise, HBOC and HBOC-GA (the "Merger Agreement"), each outstanding share of Enterprise Common Stock and each right to acquire a share of Enterprise Common Stock will be converted into the right to receive (i) .50 of a share of HBOC Common Stock if the average closing price per share as reported by The Nasdaq Stock Market National Market ("Nasdaq NM") of the HBOC Common Stock during the twenty (20) consecutive trading days ending on the third trading day prior to the date of the Meeting (the "Market Value") is less than $60.00, (ii) a fractional share of HBOC Common Stock which, when multiplied by the Market Value, will equal $30.00 if the Market Value is equal to or greater than $60.00 but not greater than $68.00, (iii) .4412 of a share of HBOC Common Stock if the Market Value is greater than $68.00 but not greater than $72.00, and (iv) a fractional share of HBOC Common Stock which, when multiplied by the Market Value, will equal $31.77 if the Market Value is greater than $72.00 (whichever basis is applicable being referred to as the "Exchange Ratio"), and less the amount of any fractional shares, which will be paid in cash. The Enterprise Board may terminate the Merger Agreement if the Market Value is less than $50.00 per share.

    Outstanding and unexercised options to purchase shares of Enterprise Common Stock will be assumed by HBOC upon consummation of the Merger, provided however, that outstanding options to purchase 296,339 shares (the "1996-1997 Options") will be assumed only in the event that the proposal to approve the amendment of the Enterprise Systems, Inc. Long-Term Incentive Plan (the "Enterprise Stock Plan") is approved. As a result of the assumption of options to purchase Enterprise Common Stock, holders will have the right to purchase that number of shares of HBOC Common Stock into which the shares of Enterprise Common Stock subject to such options would have been converted in the Merger.

    As a result of the Merger, holders of shares of Enterprise Common Stock or rights to acquire shares of Enterprise Common Stock will receive an aggregate of up to 4,716,442 shares of HBOC Common Stock, assuming an Exchange Ratio of .50 (less the aggregate amount of any fractional shares, which will be paid in cash). Shares of HBOC Common Stock and Enterprise Common Stock are currently approved for quotation on the Nasdaq NM under the symbols "HBOC" and "ESIX,"
respectively. On                , 1997, the reported closing sale prices of a
share of HBOC Common Stock and Enterprise Common Stock on the Nasdaq NM were
$       and $       , respectively.

    This Proxy Statement/Prospectus and the related Notice of Special Meeting
and proxy card are first being mailed on or about             , 1997, to
stockholders of record at the close of business on             , 1997 (the
"Record Date"). There were             shares of Enterprise Common Stock
outstanding at the close of business on the Record Date. Only holders of Enterprise Common Stock of record on the Record Date will be entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof.

    The above matters are discussed in detail in this Proxy
Statement/Prospectus. Stockholders of Enterprise are strongly urged to read and consider this Proxy Statement/Prospectus in its entirety.

    SEE "RISK FACTORS," ON PAGE 20 OF THIS PROXY STATEMENT/PROSPECTUS, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY ENTERPRISE STOCKHOLDERS IN DETERMINING HOW TO VOTE ON THE MERGER AGREEMENT.
                             ---------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

       The date of this Proxy Statement/Prospectus is             , 1997.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
AVAILABLE INFORMATION AND SOURCES OF INFORMATION...........................................................          4

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..........................................................          5

SUMMARY....................................................................................................          6
  The Parties..............................................................................................          6
  The Meeting..............................................................................................          7
  The Merger Proposal......................................................................................          7
  Amendment of Enterprise Systems, Inc. Long-Term Incentive Plan...........................................         10
  Summary Financial Data...................................................................................         12
  Pro Forma Financial Information..........................................................................         13
  Comparative Per Share Data...............................................................................         17

RISK FACTORS...............................................................................................         20
  Exchange Ratio...........................................................................................         20
  Interests of Certain Enterprise Officers and Directors in the Merger.....................................         20

CERTAIN MARKET INFORMATION.................................................................................         20
  HBOC.....................................................................................................         20
  Enterprise...............................................................................................         21

THE MEETING................................................................................................         22

THE MERGER PROPOSAL........................................................................................         22
  Background of the Merger.................................................................................         22
  Reasons of Enterprise for Engaging in the Merger; Recommendation of the Enterprise Board.................         25
  Opinion of Financial Advisor of Enterprise...............................................................         27
    Public Company Comparables Analysis....................................................................         28
    Transaction Comparables Analysis.......................................................................         28
    Transaction Premiums Paid Analysis.....................................................................         29
    Stock Performance Analysis.............................................................................         30
    Pro Forma Pooling Model Analysis.......................................................................         30
    Exchange Ratio Analysis................................................................................         30
    Consideration of the Discounted Cash Flow Valuation Methodology........................................         30
  Reasons of HBOC for Engaging in the Merger...............................................................         31
  Terms of the Merger......................................................................................         31
    Effective Time.........................................................................................         31
    General Effects of the Merger..........................................................................         31
    Conversion of Shares...................................................................................         31
    Fractional Shares......................................................................................         31
    Stock Plans............................................................................................         32
    Exchange of Certificates...............................................................................         32
    Payment of Dividends...................................................................................         32
    Limitations on Transferability of HBOC Common Stock....................................................         32
    Conditions; Waiver.....................................................................................         33
    Hart-Scott-Rodino......................................................................................         34
    No Solicitation........................................................................................         34
    Termination............................................................................................         34
  Accounting Treatment.....................................................................................         35
  Certain Federal Income Tax Consequences..................................................................         35
  No Appraisal Rights......................................................................................         36

                                                                                                               PAGE
                                                                                                             ---------
APPROVAL OF AMENDMENT OF ENTERPRISE SYSTEMS, INC. LONG-TERM INCENTIVE PLAN.................................         36
  Discussion of Proposal...................................................................................         36
  Description of the Plan..................................................................................         37
    General................................................................................................         37
    Terms and Conditions of Awards Under the Enterprise Stock Plan.........................................         37
    Federal Income Tax Effects.............................................................................         39
  New Plan Benefits........................................................................................         40
  Vote Required; Recommendation of the Enterprise Board....................................................         40

INTERESTS OF CERTAIN PERSONS IN EACH OF HBOC AND ENTERPRISE................................................         40
  Security Ownership of Certain Beneficial Owners and Management of HBOC...................................         40
  Security Ownership of Certain Beneficial Owners and Management of Enterprise.............................         42
  Interests of Certain Enterprise Persons in Matters to be Acted Upon......................................         43

COMPARISON OF RIGHTS OF HOLDERS OF SHARES OF EACH OF HBOC COMMON STOCK AND ENTERPRISE COMMON STOCK.........         45
  Introduction.............................................................................................         45
  Authorized Capital Stock.................................................................................         45
  Board or Stockholder Approved Preferred Stock............................................................         45
  Voting Rights............................................................................................         45
  Number of Directors......................................................................................         46
  Election of Board of Directors...........................................................................         46
  Vote on Merger, Consolidation or Sale of Substantially All Assets........................................         46
  Special Meetings of Stockholders.........................................................................         46
  Stockholder Action by Written Consent....................................................................         47
  Amendment of Certificate of Incorporation................................................................         47
  Amendment of Bylaws......................................................................................         47
  Liability and Indemnification of Officers and Directors..................................................         47
  Payment of Dividends.....................................................................................         48
  Anti-Takeover Protection.................................................................................         48
  Appraisal Rights.........................................................................................         48

BUSINESS OF HBOC...........................................................................................         49

BUSINESS OF ENTERPRISE.....................................................................................         49

STOCKHOLDER PROPOSALS......................................................................................         50

OTHER MATTERS..............................................................................................         50

CERTAIN LEGAL MATTERS......................................................................................         50

EXPERTS....................................................................................................         50

  APPENDIX A--Agreement of Merger dated March 13, 1997.....................................................        A-1
  APPENDIX B--Opinion of Broadview Associates LLC..........................................................        B-1

                AVAILABLE INFORMATION AND SOURCES OF INFORMATION

    Each of HBOC and Enterprise is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by each of HBOC and Enterprise with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained by mail from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, the Commission maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov.

    HBOC has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), which includes the proxy statement of Enterprise with respect to the Merger and the prospectus of HBOC with respect to the shares of HBOC Common Stock issuable in the Merger. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, reference is made to the exhibit or other filing for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the office of the Commission in Washington, D.C., as indicated above, without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

    All information contained in this Proxy Statement/Prospectus regarding Enterprise has been supplied by Enterprise, information regarding the Merger proposal has been supplied by Enterprise and/or HBOC and all other information has been supplied by HBOC. References to Enterprise and HBOC in this Proxy Statement/Prospectus mean the respective corporations and their respective consolidated subsidiaries except as the context may otherwise indicate.

    NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SHARES OF HBOC COMMON STOCK MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HBOC, ENTERPRISE OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HBOC OR ENTERPRISE SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The information in the following documents filed by HBOC with the Commission (File No. 0-9900) pursuant to the Exchange Act is incorporated by reference in this Proxy Statement/Prospectus:

    1. Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission on March 6, 1997;

    2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, dated
and filed with the Commission on May   , 1997;

    3. Current Reports on Form 8-K: (i) dated and filed with the Commission on February 11, 1997; and (ii) dated and filed with the Commission on March 19, 1997;

    4. Proxy Statement, dated as of April 4, 1997, filed in definitive form on April 4, 1997 with the Commission with respect to the information required to be included herein by Items 401 (management), 402 (executive compensation) and 404 (certain relationships and related transactions) of Regulation S-K promulgated under the Securities Act and the Exchange Act; and

    5. The description of Common Stock and Preferred Share Purchase Rights contained in HBOC's Registration Statements on Form 8-A, filed with the Commission on August 19, 1981, as amended, and February 19, 1991, as amended, respectively.

    The information in the following documents filed by Enterprise with the Commission (File No. 0-26794) pursuant to the Exchange Act is incorporated by reference in this Proxy Statement/ Prospectus:

    1. Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission on March 31, 1997; and

    2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, dated
and filed with the Commission on May   , 1997.

    All documents filed by HBOC and Enterprise pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Meeting, shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a previously filed document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or was deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/ Prospectus.

    The information relating to HBOC and Enterprise contained in this Proxy Statement/Prospectus should be read together with the information in the documents incorporated by reference.

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST. REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED, IN THE CASE OF HBOC DOCUMENTS, TO HBO & COMPANY, 301 PERIMETER CENTER NORTH, ATLANTA, GEORGIA 30346, ATTENTION: MONIKA BROWN, TELEPHONE: (800) 426-2411, AND, IN THE CASE OF ENTERPRISE DOCUMENTS, TO ENTERPRISE SYSTEMS, INC., 1400 SOUTH WOLF ROAD, WHEELING, ILLINOIS 60090-6524, ATTENTION: KATHLEEN SHARO, TELEPHONE: (847) 537-4800, EXTENSION 7367. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS
PRIOR TO THE MEETING, ANY SUCH REQUESTS SHOULD BE MADE BY                , 1997.

                                    SUMMARY

    THE FOLLOWING SUMMARY SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING NOTES THERETO, INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. THE WORDS "ANTICIPATE," "BELIEVE," "INTEND," "ESTIMATE" AND "EXPECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY CERTAIN OF SUCH FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THE RESULTS EXPRESSED IN, OR IMPLIED BY, THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED IN "RISK FACTORS" AND "THE MERGER PROPOSAL--REASONS OF ENTERPRISE FOR ENGAGING IN THE MERGER; RECOMMENDATION OF THE ENTERPRISE BOARD."

                                  THE PARTIES

HBO & COMPANY

    GENERAL. HBOC develops integrated patient care, clinical, financial, managed care and strategic management software solutions for the healthcare industry. These open systems applications facilitate the integration of clinical, financial and administrative data from a wide range of customer systems and software. HBOC's broad product portfolio can be implemented in a variety of combinations from stand-alone to enterprisewide, enabling customers to add incremental capabilities to existing information systems without making prior capital investments obsolete. HBOC also provides a full complement of network communications technologies, including wireless capabilities, as well as outsourcing services that are offered under contract management agreements whereby its staff manages and operates data centers, information systems, organizations and business offices of healthcare institutions of various sizes and structures. In addition, HBOC offers a wide range of electronic commerce services, including electronic medical claims and remittance advice services as well as statement processing.

    HBOC markets its products and services to integrated health delivery networks, hospitals, physicians' offices, home health providers, pharmacies, reference laboratories, managed care providers and payers. HBOC also sells its products and services internationally through subsidiaries and/or distribution agreements in the United Kingdom, Canada, Ireland, Saudi Arabia, Kuwait, Australia, Puerto Rico and New Zealand.

    The address and telephone number of the principal executive offices of HBOC are 301 Perimeter Center North, Atlanta, Georgia 30346, (770) 393-6000.

    RECENT DEVELOPMENTS. HBOC has entered into an Agreement of Merger dated February 10, 1997 among HBOC, HBOC-GA and AMISYS Managed Care Systems, Inc. ("AMISYS"). If such agreement is approved by the stockholders of AMISYS at a special meeting scheduled to occur on June 13, 1997 and all other closing conditions set forth under such agreement are satisfied, up to 3,089,217 shares of HBOC Common Stock will be issued to such stockholders in connection with the merger of AMISYS with and into HBOC-GA. AMISYS develops, markets and supports managed healthcare information systems for payers and providers who offer managed care products and services.

ENTERPRISE SYSTEMS, INC.

    Enterprise is a healthcare information services company that develops, implements and services an integrated suite of resource management software to assist healthcare providers in managing operations and reducing costs. These resource management systems, which are sold primarily to acute care hospitals, focus on materials and financial management, operating room logistics, patient and staff scheduling and decision support systems. These systems enable healthcare providers to improve productivity through the redesign and automation of operational processes and to obtain the information necessary to measure and control costs. Enterprise's healthcare information systems operate on personal computer networks and make extensive use of electronic data interchange, enabling Enterprise's customers to redesign their resource management functions to enhance efficiency and productivity.

    The address and telephone number of the principal executive offices of Enterprise are 1400 South Wolf Road, Wheeling, Illinois 60090-6524, (847) 537-4800.

                                  THE MEETING

    The Meeting will be held on            , 1997 at      .m., local time, at
the corporate offices of Enterprise, 1400 South Wolf Road, Wheeling, Illinois 60090-6524. The purposes of the Meeting are to consider and take action upon a proposal to approve the Merger Agreement and a proposal to amend the Enterprise Stock Plan to increase the number of shares of Enterprise Common Stock issuable
thereunder. The Enterprise Board has fixed the close of business on            ,
1997, as the Record Date for the determination of stockholders entitled to vote at the Meeting. The presence at the Meeting, in person or by proxy, of the holders of at least a majority of the shares of Enterprise Common Stock issued and outstanding and entitled to vote on such date is necessary to constitute a quorum at the Meeting. The Merger Agreement must be approved by holders of a majority of the issued and outstanding shares of Enterprise Common Stock, and the amendment of the Enterprise Stock Plan must be approved by a majority of the shares of Enterprise Common Stock present in person or represented by proxy at the Meeting and entitled to vote. See "The Meeting."

                              THE MERGER PROPOSAL

RECOMMENDATION OF THE ENTERPRISE BOARD; OPINION OF FINANCIAL ADVISOR

    The Enterprise Board has unanimously approved the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, Enterprise and its stockholders. Accordingly, the Enterprise Board unanimously recommends that Enterprise's stockholders vote FOR approval of the Merger Agreement. In approving the Merger Agreement, the Enterprise Board considered, among other things, the opinion of Broadview Associates LLC ("Broadview") regarding the fairness, from a financial point of view, of the consideration to be received in the Merger by the stockholders of Enterprise. A copy of the opinion is attached hereto as Appendix B. See "The Merger Proposal--Reasons of Enterprise for Engaging in the Merger; Recommendation of the Enterprise Board" and "--Opinion of Financial Advisor of Enterprise."

TERMS OF THE MERGER

    The following is a summary of certain of the terms and conditions of the Merger Agreement, a copy of which is attached hereto as Appendix A.

    EFFECTIVE TIME. The Merger will become effective when both (i) the Merger Agreement is adopted and approved by the stockholders of Enterprise in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL") and (ii) a certificate of merger (the "Certificate of Merger") is filed with the Secretary of State of Delaware (the time the Merger becomes effective being referred to as the "Effective Time" and the date on which the Effective Time occurs being referred to as the "Closing Date").

    CONVERSION OF SHARES. Each share of Enterprise Common Stock issued and outstanding immediately prior to the Effective Time, will, at the Effective Time, be converted into the right to receive (i) .50 of a share of HBOC Common Stock if the Market Value is less than $60.00, (ii) a fractional share of HBOC Common Stock which, when multiplied by the Market Value, will equal $30.00 if the Market Value is equal to or greater than $60.00 but not greater than $68.00,
(iii) .4412 of a share of HBOC Common Stock if the Market Value is greater than $68.00 but not greater than $72.00, and (iv) a fractional share of HBOC Common Stock which, when multiplied by the Market Value, will equal $31.77 if the Market Value is greater than $72.00 (whichever basis is applicable being referred to as the "Exchange Ratio"), and less the amount of any fractional share, which will be paid in cash. The shares of HBOC Common Stock and any cash in lieu of fractions thereof receivable by holders of Enterprise Common Stock are hereinafter referred to as the "Merger Consideration."

    FRACTIONAL SHARES. No certificates or scrip representing fractional shares of HBOC Common Stock shall be issued pursuant to the Merger, but in lieu thereof, any holder of Enterprise Common Stock shall be entitled to receive a cash payment therefor, without interest, at a pro rata amount based on the Market Value.

    STOCK PLANS. Options to purchase shares of Enterprise Common Stock outstanding at the Effective Time of the Merger will be assumed by HBOC, provided, however, that the 1996-1997 Options will be assumed only in the event that the proposal to amend the Enterprise Stock Plan is approved. See "Approval of Amendment of Enterprise Systems, Inc. Long-Term Incentive Plan." As a result of the assumption of options to purchase Enterprise Common Stock, the optionee will have the right to purchase that number of shares (rounded down to the nearest whole share) of HBOC Common Stock into which the number of shares of Enterprise Common Stock the optionee was entitled to purchase under the existing option would have been converted pursuant to the terms of the Merger. See "The Merger Proposal--Terms of the Merger--Stock Plans."

    EXCHANGE OF CERTIFICATES. Promptly after the Effective Time, SunTrust Bank, Atlanta (the "Exchange Agent") will mail to each record holder (as of the Effective Time) of an outstanding certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Enterprise Common Stock (the "Certificates") a letter of transmittal and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of the shares of Enterprise Common Stock represented thereby. Until surrendered, each Certificate shall represent for all purposes only the right to receive the Merger Consideration, without any interest on the value thereof. See "The Merger Proposal--Terms of the Merger--Exchange of Certificates."

    LIMITATIONS ON TRANSFERABILITY OF HBOC COMMON STOCK. Shares of HBOC Common Stock received by certain persons deemed to be "affiliates" of Enterprise for purposes of Rule 145 under the Securities Act will be subject to the restrictions imposed by such rule. In accordance with Rule 145, an affiliate of Enterprise receiving HBOC Common Stock issued in the Merger may not sell such shares except pursuant to the volume and manner of sale limitations and other requirements specified therein or pursuant to an effective registration statement under the Securities Act. In addition, Enterprise affiliates are subject to certain restrictions on transfer of both Enterprise Common Stock and HBOC Common Stock prior to and following the Effective Time of the Merger to support pooling of interests accounting treatment of the transaction. See "The Merger Proposal--Terms of the Merger--Limitations on Transferability of HBOC Common Stock."

    CONDITIONS; WAIVER. The obligations of HBOC and HBOC-GA, on the one hand, and of Enterprise, on the other hand, to consummate the Merger are contingent upon and subject to the satisfaction or waiver of certain conditions, including the approval of the Merger Agreement by holders of the requisite number of shares of Enterprise Common Stock. See "The Merger Proposal--Terms of the Merger--Conditions; Waiver."

    HART-SCOTT-RODINO. The Merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which provides that certain transactions (including the Merger) may not be consummated until certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. HBOC and Enterprise filed the required information with the Antitrust Division and the FTC on April 2, 1997, and the waiting period has expired. See "The Merger Proposal--Terms of the Merger--Hart-Scott-Rodino."

    NO SOLICITATION. Enterprise has agreed, subject to certain exceptions, that prior to the Effective Time of the Merger or earlier termination of the Merger Agreement, Enterprise shall not, and shall not permit its subsidiary to, directly or indirectly, solicit, initiate, encourage, endorse or enter into any agreement with respect to, or take any other action to facilitate, any inquiries or the making of any proposal or offer for any tender or exchange offer, proposal for a merger, share exchange or other business combination or similar transactions involving Enterprise or its subsidiary. See "The Merger Proposal--Terms of the Merger--No Solicitation."

    TERMINATION. The Merger may be terminated at any time prior to the Effective Time of the Merger by: (i) mutual consent of the Board of Directors of HBOC (the "HBOC Board") and the Enterprise Board, notwithstanding the prior approval of the Enterprise stockholders; (ii) the HBOC Board, in the event of material condemnation, destruction, loss or damage to the business or assets of Enterprise or its subsidiary; (iii) the Board of Directors of HBOC-GA (the "HBOC-GA Board") or the Enterprise Board, after July 31, 1997 if the other party fails to fulfill any of its conditions to the consummation of the Merger, unless fulfillment has been frustrated or made impossible by the party seeking termination; (iv) the Enterprise Board, if, in the good faith exercise of its fiduciary duties to the stockholders of Enterprise in the context of a proposal to acquire Enterprise by another party, the Enterprise Board decides that such termination is required; and (v) the Enterprise Board, if the Market Value of HBOC Common Stock is less than $50.00 per share.

    If the Merger is terminated by Enterprise in accordance with (iv) above, Enterprise will be obligated to reimburse all reasonable costs and expenses of HBOC and HBOC-GA incurred in connection with the negotiation and performance of the Merger Agreement in an aggregate amount not to exceed $750,000 and to pay to HBOC-GA a fee in the amount of $8,800,000. The Merger Agreement also provides for such reimbursement and fee to be paid to HBOC-GA if the Merger Agreement is terminated by any of the parties because it was not approved by the requisite number of shares of Enterprise Common Stock but only if certain designated stockholders failed to deliver agreements to vote in favor of the Merger Agreement (the "Voting Agreements") to HBOC-GA within 20 days of the date of the Merger Agreement. Because Thomas R. Pirelli, Morgan Stanley Venture Capital Fund II, L.P., Morgan Stanley Venture Capital Fund II, C.V. and Morgan Stanley Venture Capital Fund Investors, L.P. (the "Designated Stockholders"), who hold an aggregate of 2,091,580 shares of Enterprise Common Stock, representing
approximately    % of the outstanding Enterprise Common Stock as of the Record
Date, delivered the Voting Agreements, dated as of April 1, 1997, such fee shall not be payable by Enterprise to HBOC-GA in the event the Merger Agreement is not approved by the requisite number of shares of Enterprise Common Stock. See "The Merger Proposal--Terms of the Merger--Termination."

ACCOUNTING TREATMENT

    It is a condition to the consummation of the Merger that HBOC shall have received letters, dated as of the date hereof and as of the Closing Date, from KPMG Peat Marwick LLP and Arthur Andersen LLP to the effect that each of Enterprise and HBOC, respectively, satisfies the tests applicable to it such that the Merger can be accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16, if the Merger is closed and consummated in accordance with the Merger Agreement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    It is a condition to the closing of the Merger that Enterprise shall have received an opinion of its counsel, subject to the assumptions contained therein, to the effect that the Merger will qualify as a reorganization pursuant to Section 368(a) of the Internal Revenue Code (the "Code"). Accordingly, no gain or loss will be recognized by an Enterprise stockholder upon the exchange of the shares of Enterprise Common Stock for shares of HBOC Common Stock pursuant to the Merger, except on the receipt of cash in lieu of fractional share interests in HBOC Common Stock. See "The Merger Proposal--Certain Federal Income Tax Consequences."

NO APPRAISAL RIGHTS

    Because Enterprise Common Stock is a Nasdaq NM security, the holders of shares of Enterprise Common Stock will not be entitled to appraisal rights pursuant to Section 262 of the DGCL in connection with the Merger. See "The Merger Proposal--No Appraisal Rights."

INTERESTS OF CERTAIN PERSONS

    SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS. As of the Record Date, directors and executive officers of Enterprise and their affiliates were
beneficial owners of       outstanding shares of Enterprise Common Stock
representing approximately    % of the total issued and outstanding Enterprise
Common Stock. Holders of [ALL] of such shares have advised Enterprise that they presently intend to vote or direct the vote of all shares of Enterprise Common Stock over which they have voting control in favor of the Merger Agreement. In addition, an aggregate of 2,091,580 of such shares of Enterprise Common Stock,
representing approximately    % of the total issued and outstanding shares of
Enterprise Common Stock as of the Record Date, are subject to the Voting Agreements, which provide that such shares will be voted in favor of approval of the Merger Agreement. Directors and executive officers of HBOC and their affiliates beneficially owned approximately 3.0% of the outstanding shares (giving effect to the exercise of their presently exercisable stock options) of HBOC Common Stock at April 30, 1997. See "Interests of Certain Persons in Each of HBOC and Enterprise."

    INTERESTS OF CERTAIN ENTERPRISE PERSONS IN MATTERS TO BE ACTED
UPON. Certain officers and the directors of Enterprise have interests in the Merger that differ from those of Enterprise stockholders generally. Such interests include severance payments, vesting of unvested and unexercisable stock options, payment of a fee related to the Merger and continuing indemnification against certain liabilities. As a result, such officers and directors could be more likely to favor consummation of the Merger than stockholders generally. See "Interests of Certain Persons in Each of HBOC and Enterprise--Interests of Certain Enterprise Persons in Matters to be Acted Upon."

COMPARISON OF STOCKHOLDER RIGHTS

    HBOC and Enterprise are each incorporated under Delaware law. For a summary of material differences between the rights of holders of shares of each of Enterprise Common Stock and HBOC Common Stock, see "Comparison of Rights of Holders of Shares of Each of HBOC Common Stock and Enterprise Common Stock."

CERTAIN MARKET INFORMATION

    HBOC Common Stock and Enterprise Common Stock are traded on the Nasdaq NM under the symbols "HBOC" and "ESIX," respectively. The closing sale prices per share of HBOC Common Stock and Enterprise Common Stock on March 13, 1997, the last trading day preceding the announcement of the proposed Merger, were $55.00 and $27.63, respectively. Because the market price of HBOC Common Stock is subject to fluctuation, Enterprise stockholders are urged to obtain current market quotations for HBOC Common Stock. See "Certain Market Information."

RISK FACTORS

    The stockholders of Enterprise should carefully review the matters set forth under "Risk Factors."

         AMENDMENT OF ENTERPRISE SYSTEMS, INC. LONG-TERM INCENTIVE PLAN

    The Enterprise Board has unanimously approved an amendment to the Enterprise Stock Plan to increase the number of shares issuable thereunder, has determined that such amendment is in the best interests of Enterprise and its stockholders and unanimously recommends that stockholders vote FOR approval thereof. See "Approval of Amendment of Enterprise Systems, Inc. Long-Term Incentive Plan."

    As of the Record Date, directors and executive officers of Enterprise and
their affiliates were beneficial owners of       outstanding shares of
Enterprise Common Stock, or approximately    % of the total issued and
outstanding Enterprise Common Stock. Holders of [ALL] of such shares have advised Enterprise that they presently intend to vote or direct the vote of all shares of Enterprise Common Stock over which they have voting control in favor of the amendment to the Enterprise Stock Plan.

                             SUMMARY FINANCIAL DATA

    The following summary historical financial data for each of HBOC and Enterprise should be read in conjunction with the financial statements and notes thereto of HBOC and Enterprise, incorporated by reference in this Proxy Statement/Prospectus.

                                HBO & COMPANY(1)
                          (FROM CONTINUING OPERATIONS)
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                                  AT AND FOR THE THREE
                                                                                                      MONTHS ENDED
                                                  AT AND FOR THE YEAR ENDED DECEMBER 31,               MARCH 31,
                                           -----------------------------------------------------  --------------------
                                             1992       1993       1994      1995(2)    1996(3)     1996       1997
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
INCOME STATEMENT DATA:
  Revenue................................  $ 324,349  $ 364,697  $ 453,979  $ 607,242  $ 796,578  $          $
  Operating Income (Loss)................  $  29,858  $  29,995  $  57,103  $ (32,457) $ 118,250  $          $
  Income (Loss) Before Income Taxes......  $  30,098  $  34,298  $  58,257  $ (31,917) $ 122,352  $          $
  Net Income (Loss)......................  $  20,232  $  17,682  $  36,469  $ (17,569) $  73,954  $          $
  Primary Earnings (Loss) Per Share......  $     .26  $     .22  $     .45  $    (.21) $     .79  $          $
  Fully Diluted Earnings (Loss) Per
    Share................................  $     .26  $     .22  $     .44  $    (.21) $     .79  $          $
  Weighted Average Shares Outstanding
    (Fully Diluted)......................     78,477     80,940     82,064     84,224     93,162
  Cash Dividends Per Share...............  $    .075  $    .075  $     .08  $     .08  $     .08  $          $

BALANCE SHEET DATA:
  Working Capital........................  $  43,842  $  83,193  $  39,905  $  83,626  $ 203,405  $          $
  Total Assets...........................  $ 218,869  $ 266,394  $ 380,410  $ 649,417  $ 848,947  $          $
  Long-Term Debt.........................  $   7,200  $   6,133  $   4,715  $   3,642  $     192  $          $
  Stockholders' Equity...................  $ 125,882  $ 164,836  $ 203,515  $ 408,190  $ 525,343  $          $

------------------------------

(1) All prior period amounts have been restated to reflect the 1996 acquisitions of CyCare Systems, Inc., Management Software, Inc. and GMIS Inc. in pooling transactions. All share and per share amounts have been restated to reflect the 1996 two-for-one stock split effected in the form of a stock dividend.

(2) 1995 Income Statement related items include nonrecurring charges of $136,481 and exclude the dilutive effect of stock options. Net income was $64,320 and fully diluted earnings per share was $.73 excluding nonrecurring charges and including the dilutive effect of stock options.

(3) 1996 Income Statement related items include nonrecurring charges of $61,414. Net income was $110,805 and fully diluted earnings per share was $1.19 excluding nonrecurring charges.

                            ENTERPRISE SYSTEMS, INC.
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                                           AT AND FOR THE THREE
                                                                                                               MONTHS ENDED
                                                          AT AND FOR THE YEAR ENDED DECEMBER 31,                MARCH 31,
                                                  -------------------------------------------------------  --------------------
                                                    1992       1993       1994       1995       1996(1)      1996       1997
                                                  ---------  ---------  ---------  ---------  -----------  ---------  ---------
INCOME STATEMENT DATA:
  Revenue.......................................  $  17,024  $  20,427  $  24,712  $  33,248   $  52,316   $          $
  Net Income (Loss).............................  $     759  $     749  $      28  $     800   $    (939)  $          $
  Net Income (Loss) Per Share...................  $     .16  $     .15  $     .01  $     .13   $    (.12)  $          $
  Weighted Average Shares Outstanding...........      4,711      4,886      5,383      6,279       7,619
  Cash Dividends Per Share......................  $  --      $  --      $  --      $  --       $  --       $          $

BALANCE SHEET DATA:
  Working Capital...............................  $   3,303  $   3,046  $   4,924  $  30,368   $  39,485   $          $
  Total Assets..................................  $   9,963  $  12,842  $  15,752  $  48,926   $  66,231   $          $
  Long-Term Debt, Less Current Portion..........  $   1,057  $     291  $  --      $  --       $  --       $          $
  Stockholders' Equity..........................  $   2,769  $   5,028  $   8,737  $  40,406   $  54,826   $          $

------------------------------

(1) 1996 Income Statement related items include nonrecurring charges of $8,453 related to a 1996 acquisition and exclude the dilutive effect of stock options. Net income was $4,261 and net income per share was $.52 excluding nonrecurring charges and including the dilutive effect of stock options.

                        PRO FORMA FINANCIAL INFORMATION

    The following pro forma combined condensed financial statements give effect to the acquisition of Enterprise by HBOC in the Merger accounted for as a pooling of interests. The pro forma combined condensed financial statements are presented for information purposes only and are not necessarily indicative of the financial position or results of operations which would have occurred had the transaction been consummated on the dates indicated, nor are they necessarily indicative of the future results or financial position of HBOC. The pro forma combined condensed financial statements should be read in conjunction with the historical consolidated financial statements of HBOC and Enterprise incorporated elsewhere herein.

                         HBO & COMPANY AND SUBSIDIARIES

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET

                              AT DECEMBER 31, 1996

                                 (IN THOUSANDS)

                                                                                                           HBOC/
                                                                                                        ENTERPRISE
                                                                                            PRO FORMA    PRO FORMA
                                                                     HBOC     ENTERPRISE   ADJUSTMENTS   COMBINED
                                                                  ----------  -----------  -----------  -----------
ASSETS
Current Assets:
    Cash and Cash Equivalents...................................  $  160,363   $  15,510    $            $ 175,873
    Short-Term Investments......................................      23,250      --                        23,250
    Receivables, Net............................................     291,351      25,318                   316,669
    Current Deferred Income Taxes...............................      25,020       4,598                    29,618
    Inventories.................................................       6,993      --                         6,993
    Prepaids and Other Current Assets...........................      12,786       3,479                    16,265
                                                                  ----------  -----------  -----------  -----------
          Total Current Assets..................................     519,763      48,905       --          568,668
                                                                  ----------  -----------  -----------  -----------
Investment Securities...........................................      --           4,486                     4,486
Capitalized Software, Net.......................................      58,338       4,216                    62,554
Property and Equipment, Net.....................................      49,419       4,108                    53,527
Intangibles, Net................................................     177,911       3,451                   181,362
Deferred Income Taxes...........................................      34,998      --           (1,985)(2)     33,013
Other Noncurrent Assets, Net....................................       8,518       1,065                     9,583
                                                                  ----------  -----------  -----------  -----------
TOTAL ASSETS....................................................  $  848,947   $  66,231    $  (1,985)   $ 913,193
                                                                  ----------  -----------  -----------  -----------
                                                                  ----------  -----------  -----------  -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities.............................................  $  316,358   $   9,420    $            $ 325,778
Deferred Income Taxes...........................................      --           1,985       (1,985)(2)     --
Long-Term Debt..................................................         192      --                           192
Other Long-Term Liabilities.....................................       7,054      --                         7,054
Stockholders' Equity............................................     525,343      54,826                   580,169
                                                                  ----------  -----------  -----------  -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......................  $  848,947   $  66,231    $  (1,985)   $ 913,193
                                                                  ----------  -----------  -----------  -----------
                                                                  ----------  -----------  -----------  -----------

  The accompanying Notes to Pro Forma Combined Condensed Financial Statements
              are an integral part of these financial statements.

                         HBO & COMPANY AND SUBSIDIARIES

                 PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                                             HBOC/
                                                                                                          ENTERPRISE
                                                                                             PRO FORMA     PRO FORMA
                                                                     HBOC     ENTERPRISE    ADJUSTMENTS    COMBINED
                                                                  ----------  -----------  -------------  -----------
Revenue.........................................................  $  796,578   $  52,316     $             $ 848,894
Operating Expense:
    Cost of Operations..........................................     351,139      17,974                     369,113
    Marketing...................................................     115,660      11,650                     127,310
    Research and Development....................................      64,096       9,522                      73,618
    General and Administrative..................................      86,019       6,713                      92,732
    Nonrecurring Charge.........................................      61,414       8,453                      69,867
                                                                  ----------  -----------       ------    -----------
        Total Operating Expense.................................     678,328      54,312        --           732,640
                                                                  ----------  -----------       ------    -----------
Operating Income (Loss).........................................     118,250      (1,996)       --           116,254
Other Income, Net...............................................       4,102         749                       4,851
                                                                  ----------  -----------       ------    -----------
Income (Loss) Before Income Taxes...............................     122,352      (1,247)       --           121,105
Income Taxes....................................................      48,398        (308)                     48,090
                                                                  ----------  -----------       ------    -----------
Net Income (Loss)...............................................  $   73,954   $    (939)    $  --         $  73,015
                                                                  ----------  -----------       ------    -----------
                                                                  ----------  -----------       ------    -----------

Earnings (Loss) Per Share.......................................  $      .79   $    (.12)                  $     .75
                                                                  ----------  -----------                 -----------
                                                                  ----------  -----------                 -----------

Weighted Average Shares Outstanding.............................      93,162       7,619        (3,541)(2)     97,240
                                                                  ----------  -----------       ------    -----------
                                                                  ----------  -----------       ------    -----------

  The accompanying Notes to Pro Forma Combined Condensed Financial Statements
              are an integral part of these financial statements.

                         HBO & COMPANY AND SUBSIDIARIES

                 PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                                       HBOC/
                                                                                                    ENTERPRISE
                                                                                        PRO FORMA    PRO FORMA
                                                                 HBOC     ENTERPRISE   ADJUSTMENTS   COMBINED
                                                              ----------  -----------  -----------  -----------
Revenue.....................................................  $  607,242   $  33,248   $             $ 640,490
Operating Expense:
  Cost of Operations........................................     285,756      11,528                   297,284
  Marketing.................................................      90,852       8,832                    99,684
  Research and Development..................................      53,847       7,536                    61,383
  General and Administrative................................      72,763       3,887                    76,650
  Nonrecurring Charge.......................................     136,481      --                       136,481
                                                              ----------  -----------  -----------  -----------
      Total Operating Expense...............................     639,699      31,783       --          671,482
                                                              ----------  -----------  -----------  -----------
Operating Income (Loss).....................................     (32,457)      1,465       --          (30,992)
Other Income, Net...........................................         540          17                       557
                                                              ----------  -----------  -----------  -----------
Income (Loss) Before Income Taxes...........................     (31,917)      1,482       --          (30,435)
Income Taxes................................................     (14,348)        682                   (13,666)
                                                              ----------  -----------  -----------  -----------
Net Income (Loss)...........................................  $  (17,569)  $     800   $   --        $ (16,769)
                                                              ----------  -----------  -----------  -----------
                                                              ----------  -----------  -----------  -----------

Earnings (Loss) Per Share...................................  $     (.21)  $     .13                 $    (.19)
                                                              ----------  -----------               -----------
                                                              ----------  -----------               -----------

Weighted Average Shares Outstanding.........................      84,224       6,279        (3,470 (2)     87,033
                                                              ----------  -----------  -----------  -----------
                                                              ----------  -----------  -----------  -----------

  The accompanying Notes to Pro Forma Combined Condensed Financial Statements
              are an integral part of these financial statements.

                         HBO & COMPANY AND SUBSIDIARIES

                 PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1994

                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                                       HBOC/
                                                                                                    ENTERPRISE
                                                                                        PRO FORMA    PRO FORMA
                                                                 HBOC     ENTERPRISE   ADJUSTMENTS   COMBINED
                                                              ----------  -----------  -----------  -----------
Revenue.....................................................  $  453,979   $  24,712    $            $ 478,691
Operating Expense:
  Cost of Operations........................................     225,546       9,311                   234,857
  Marketing.................................................      64,127       5,984                    70,111
  Research and Development..................................      42,919       6,377                    49,296
  General and Administrative................................      64,284       2,878                    67,162
  Nonrecurring Charge.......................................      --          --                        --
                                                              ----------  -----------  -----------  -----------
    Total Operating Expense.................................     396,876      24,550       --          421,426
                                                              ----------  -----------  -----------  -----------
Operating Income............................................      57,103         162       --           57,265
Other Income (Expense), Net.................................       1,154        (114)                    1,040
                                                              ----------  -----------  -----------  -----------
Income Before Income Taxes..................................      58,257          48       --           58,305
Provision for Income Taxes..................................      21,788          20                    21,808
                                                              ----------  -----------  -----------  -----------
Net Income..................................................  $   36,469   $      28    $  --        $  36,497
                                                              ----------  -----------  -----------  -----------
                                                              ----------  -----------  -----------  -----------

Earnings Per Share..........................................  $      .44   $     .01                 $     .43
                                                              ----------  -----------               -----------
                                                              ----------  -----------               -----------
Weighted Average Shares Outstanding.........................      82,064       5,383       (2,692)(2)     84,755
                                                              ----------  -----------  -----------  -----------
                                                              ----------  -----------  -----------  -----------

  The accompanying Notes to Pro Forma Combined Condensed Financial Statements
              are an integral part of these financial statements.

           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

(1) Reclassification of Enterprise noncurrent Deferred Income Taxes to conform to HBOC presentation.

(2) Enterprise shares were converted using the maximum exchange ratio of .50. For the 1996 Pro Forma Combined Income Statement, Enterprise weighted average shares are adjusted to include the dilutive effect of stock options due to net income for HBOC/Enterprise Pro Forma Combined. For the 1995 Pro Forma Combined Income Statement, Enterprise weighted average shares are adjusted to exclude the dilutive effect of stock options due to a loss for HBOC/Enterprise Pro Forma Combined.

                           COMPARATIVE PER SHARE DATA

    The following tables set forth certain per share data for HBOC and Enterprise on a historical basis, certain historical equivalent per share data for Enterprise and certain pro forma per share data for HBOC and Enterprise on a combined basis, giving effect to the Merger using the pooling of interests method of accounting. The unaudited pro forma combined per share data provided below is not necessarily indicative of the results of operations or the financial position which would have occurred had the Merger been consummated on the indicated dates or which may be attained in the future. The pro forma combined per share data should be read in conjunction with the historical consolidated financial statements of HBOC and Enterprise, which are incorporated by reference in this Proxy Statement/Prospectus.

                                   HISTORICAL
                                HBO & COMPANY(1)

                                                                                                                  AT AND
                                                                                                                 FOR THE
                                                                                                                  THREE
                                                                                                                  MONTHS
                                                                                                                  ENDED
                                                                          AT AND FOR THE YEAR ENDED DECEMBER      MARCH
                                                                                         31,                       31,
                                                                          ----------------------------------     --------
                                                                            1994         1995         1996         1996
                                                                          --------     --------     --------     --------
Per Share Data:
  Book Value..........................................................    $   2.58     $   4.59     $   5.80     $
  Cash Dividends Declared.............................................    $    .08     $    .08     $    .08     $
  Fully Diluted Earnings (Loss).......................................    $    .44     $   (.21)(2) $    .79(3)  $


                                                                          1997
                                                                        --------
Per Share Data:
  Book Value..........................................................  $
  Cash Dividends Declared.............................................  $
  Fully Diluted Earnings (Loss).......................................  $

------------------------

(1) Gives effect to the 1996 acquisitions of CyCare Systems, Inc., Management Software, Inc. and GMIS Inc. in pooling transactions. All amounts have been restated to reflect the HBOC 1996 two-for-one stock split effected in the form of a stock dividend.

(2) Including the effect of the $136 million nonrecurring charges related to 1995 acquisitions and excluding the dilutive effect of stock options.

(3) Including the effect of the $61 million nonrecurring charges related to 1996 acquisitions.

                            ENTERPRISE SYSTEMS, INC.

                                                                                                                  AT AND
                                                                                                                 FOR THE
                                                                                                                  THREE
                                                                                                                  MONTHS
                                                                                                                  ENDED
                                                                          AT AND FOR THE YEAR ENDED DECEMBER      MARCH
                                                                                         31,                       31,
                                                                          ----------------------------------     --------
                                                                            1994         1995         1996         1996
                                                                          --------     --------     --------     --------
Per Share Data:
  Book Value..........................................................    $   1.67     $   5.49     $   6.74     $
  Cash Dividends Declared.............................................    $  --        $  --        $  --        $
  Net Income (Loss)...................................................    $    .01     $    .13     $   (.12)(1) $


                                                                          1997
                                                                        --------
Per Share Data:
  Book Value..........................................................  $
  Cash Dividends Declared.............................................  $
  Net Income (Loss)...................................................  $

------------------------

(1) Including the effect of $8.453 million of nonrecurring charges related to a 1996 acquisition and excluding the dilutive effect of stock options.

                            ENTERPRISE SYSTEMS, INC.
                           HISTORICAL EQUIVALENT DATA
          USING AN ASSUMED MARKET VALUE PER SHARE OF HBOC COMMON STOCK
             OF $60.00 OR LESS AND AN ASSUMED EXCHANGE RATIO OF .50

                                                                                                                  AT AND
                                                                                                                 FOR THE
                                                                                                                  THREE
                                                                                                                  MONTHS
                                                                                                                  ENDED
                                                                          AT AND FOR THE YEAR ENDED DECEMBER      MARCH
                                                                                         31,                       31,
                                                                          ----------------------------------     --------
                                                                            1994         1995         1996         1996
                                                                          --------     --------     --------     --------
Per Share Data:
  Book Value..........................................................    $   3.34     $  10.98     $  13.49     $
  Cash Dividends Declared.............................................    $  --        $  --        $  --        $
  Net Income (Loss)...................................................    $    .01     $    .25     $   (.25)(1) $


                                                                          1997
                                                                        --------
Per Share Data:
  Book Value..........................................................  $
  Cash Dividends Declared.............................................  $
  Net Income (Loss)...................................................  $

          USING AN ASSUMED MARKET VALUE PER SHARE OF HBOC COMMON STOCK OF $64.00 PER SHARE AND AN ASSUMED EXCHANGE RATIO OF .46875

                                                                                                                  AT AND
                                                                                                                 FOR THE
                                                                                                                  THREE
                                                                                                                  MONTHS
                                                                                                                  ENDED
                                                                          AT AND FOR THE YEAR ENDED DECEMBER      MARCH
                                                                                         31,                       31,
                                                                          ----------------------------------     --------
                                                                            1994         1995         1996         1996
                                                                          --------     --------     --------     --------
Per Share Data:
  Book Value..........................................................    $   3.56     $  11.72     $  14.38     $
  Cash Dividends Declared.............................................    $  --        $  --        $  --        $
  Net Income (Loss)...................................................    $    .01     $    .27     $   (.26)(1) $


                                                                          1997
                                                                        --------
Per Share Data:
  Book Value..........................................................  $
  Cash Dividends Declared.............................................  $
  Net Income (Loss)...................................................  $

          USING AN ASSUMED MARKET VALUE PER SHARE OF HBOC COMMON STOCK
                OF $70.00 AND AN ASSUMED EXCHANGE RATIO OF .4412

                                                                                                                  AT AND
                                                                                                                 FOR THE
                                                                                                                  THREE
                                                                                                                  MONTHS
                                                                                                                  ENDED
                                                                          AT AND FOR THE YEAR ENDED DECEMBER      MARCH
                                                                                         31,                       31,
                                                                          ----------------------------------     --------
                                                                            1994         1995         1996         1996
                                                                          --------     --------     --------     --------
Per Share Data:
  Book Value..........................................................    $   3.79     $  12.45     $  15.28     $
  Cash Dividends Declared.............................................    $  --        $  --        $  --        $
  Net Income (Loss)...................................................    $    .01     $    .29     $   (.28)(1) $


                                                                          1997
                                                                        --------
Per Share Data:
  Book Value..........................................................  $
  Cash Dividends Declared.............................................  $
  Net Income (Loss)...................................................  $

          USING AN ASSUMED MARKET VALUE PER SHARE OF HBOC COMMON STOCK
                OF $75.00 AND AN ASSUMED EXCHANGE RATIO OF .4236

                                                                                                                  AT AND
                                                                                                                 FOR THE
                                                                                                                  THREE
                                                                                                                  MONTHS
                                                                                                                  ENDED
                                                                          AT AND FOR THE YEAR ENDED DECEMBER      MARCH
                                                                                         31,                       31,
                                                                          ----------------------------------     --------
                                                                            1994         1995         1996         1996
                                                                          --------     --------     --------     --------
Per Share Data:
  Book Value..........................................................    $   3.94     $  12.97     $  15.92     $
  Cash Dividends Declared.............................................    $  --        $  --        $  --        $
  Net Income (Loss)...................................................    $    .01     $    .30     $   (.29)(1) $


                                                                          1997
                                                                        --------
Per Share Data:
  Book Value..........................................................  $
  Cash Dividends Declared.............................................  $
  Net Income (Loss)...................................................  $

------------------------

(1) Including the effect of $8.453 million of nonrecurring charges related to a 1996 acquisition and excluding the dilutive effect of stock options.

         PRO FORMA COMBINED HBO & COMPANY AND ENTERPRISE SYSTEMS, INC.
          USING AN ASSUMED MARKET VALUE PER SHARE OF HBOC COMMON STOCK
             OF $60.00 OR LESS AND AN ASSUMED EXCHANGE RATIO OF .50

                                                                                                                  AT AND
                                                                                                                 FOR THE
                                                                                                                  THREE
                                                                                                                  MONTHS
                                                                                                                  ENDED
                                                                          AT AND FOR THE YEAR ENDED DECEMBER      MARCH
                                                                                         31,                       31,
                                                                          ----------------------------------     --------
                                                                            1994         1995         1996         1996
                                                                          --------     --------     --------     --------
Per Share Data:
  Book Value..........................................................    $   2.61     $   4.84     $   6.13     $
  Cash Dividends Declared.............................................    $    .08     $    .08     $    .08     $
  Fully Diluted Earnings (Loss).......................................    $    .43     $   (.19)(1) $    .75(2)  $


                                                                          1997
                                                                        --------
Per Share Data:
  Book Value..........................................................  $
  Cash Dividends Declared.............................................  $
  Fully Diluted Earnings (Loss).......................................  $

          USING AN ASSUMED MARKET VALUE PER SHARE OF HBOC COMMON STOCK OF $64.00 PER SHARE AND AN ASSUMED EXCHANGE RATIO OF .46875

                                                                                                                  AT AND
                                                                                                                 FOR THE
                                                                                                                  THREE
                                                                                                                  MONTHS
                                                                                                                  ENDED
                                                                          AT AND FOR THE YEAR ENDED DECEMBER      MARCH
                                                                                         31,                       31,
                                                                          ----------------------------------     --------
                                                                            1994         1995         1996         1996
                                                                          --------     --------     --------     --------
Per Share Data:
  Book Value..........................................................    $   2.61     $   4.86     $   6.15     $
  Cash Dividends Declared.............................................    $    .08     $    .08     $    .08     $
  Fully Diluted Earnings (Loss).......................................    $    .43     $   (.19)(1) $    .75(2)  $


                                                                          1997
                                                                        --------
Per Share Data:
  Book Value..........................................................  $
  Cash Dividends Declared.............................................  $
  Fully Diluted Earnings (Loss).......................................  $

          USING AN ASSUMED MARKET VALUE PER SHARE OF HBOC COMMON STOCK
                OF $70.00 AND AN ASSUMED EXCHANGE RATIO OF .4412

                                                                                                                  AT AND
                                                                                                                 FOR THE
                                                                                                                  THREE
                                                                                                                  MONTHS
                                                                                                                  ENDED
                                                                          AT AND FOR THE YEAR ENDED DECEMBER      MARCH
                                                                                         31,                       31,
                                                                          ----------------------------------     --------
                                                                            1994         1995         1996         1996
                                                                          --------     --------     --------     --------
Per Share Data:
  Book Value..........................................................    $   2.62     $   4.87     $   6.16     $
  Cash Dividends Declared.............................................    $    .08     $    .08     $    .08     $
  Fully Diluted Earnings (Loss).......................................    $    .43     $   (.19)(1) $    .76(2)  $


                                                                          1997
                                                                        --------
Per Share Data:
  Book Value..........................................................  $
  Cash Dividends Declared.............................................  $
  Fully Diluted Earnings (Loss).......................................  $

          USING AN ASSUMED MARKET VALUE PER SHARE OF HBOC COMMON STOCK
                OF $75.00 AND AN ASSUMED EXCHANGE RATIO OF .4236

                                                                                                                  AT AND
                                                                                                                 FOR THE
                                                                                                                  THREE
                                                                                                                  MONTHS
                                                                                                                  ENDED
                                                                          AT AND FOR THE YEAR ENDED DECEMBER      MARCH
                                                                                         31,                       31,
                                                                          ----------------------------------     --------
                                                                            1994         1995         1996         1996
                                                                          --------     --------     --------     --------
Per Share Data:
  Book Value..........................................................    $   2.62     $   4.87     $   6.17     $
  Cash Dividends Declared.............................................    $    .08     $    .08     $    .08     $
  Fully Diluted Earnings (Loss).......................................    $    .43     $   (.19)(1) $    .76(2)  $


                                                                          1997
                                                                        --------
Per Share Data:
  Book Value..........................................................  $
  Cash Dividends Declared.............................................  $
  Fully Diluted Earnings (Loss).......................................  $

------------------------

(1) Including the effect of the HBOC $136 million nonrecurring charges related to 1995 acquisitions and excluding the dilutive effect of stock options.

(2) Including the effect of the HBOC $61 million nonrecurring charges related to 1996 acquisitions and including the effect of the Enterprise $8 million nonrecurring charges related to a 1996 acquisition.

                                  RISK FACTORS

EXCHANGE RATIO

    Stockholders should consider that the fractional share of HBOC Common Stock to be issued in respect of each share of Enterprise Common Stock is dependent on the Market Value of HBOC Common Stock. In the event the Market Value of HBOC Common Stock is equal to or less than $60.00 per share, the Exchange Ratio will be .50 and will not be adjusted if the Market Value per share of the HBOC Common Stock is below $60.00. Although the Enterprise Board has the right to terminate the Merger Agreement if the Market Value of HBOC Common Stock is less than $50.00 per share, it is not obligated to do so. Additionally, if the Market Value of HBOC Common Stock is greater than $72.00 per share, each share of Enterprise Common Stock will be converted into a fraction of a share of HBOC Common Stock which, when multiplied by the Market Value will equal $31.77, which will not be adjusted if the Market Value of HBOC Common Stock exceeds $72.00 per share. See "Certain Market Information" below for historical stock price information concerning HBOC Common Stock and Enterprise Common Stock, and see "The Merger Proposal--Terms of the Merger."

INTERESTS OF CERTAIN ENTERPRISE OFFICERS AND DIRECTORS IN THE MERGER

    Certain officers and the directors of Enterprise have interests in the Merger that differ from those of Enterprise stockholders generally. Such interests include severence payments, vesting of unvested and unexercisable stock options, payment of a fee related to the Merger and continuing indemnification against certain liabilities. As a result, such officers and directors could be more likely to favor consummation of the Merger than stockholders generally. See "Interests of Certain Persons in Each of HBOC and Enterprise-- Interests of Certain Enterprise Persons in Matters to be Acted Upon."

                           CERTAIN MARKET INFORMATION

HBOC

    HBOC Common Stock is traded on the Nasdaq NM under the symbol "HBOC." The table below presents the quarterly high and low closing sales prices and dividend information for HBOC Common Stock as furnished by Nasdaq for the periods indicated after restating for the 1996 two-for-one stock split effected in the form of a stock dividend.

                                                                                                   DIVIDENDS
                                                                                                   DECLARED
YEAR ENDED DECEMBER 31:                                                      HIGH        LOW       PER SHARE
-------------------------------------------------------------------------  ---------  ---------  -------------
1995
  First Quarter..........................................................  $   21.88  $   16.75    $     .02
  Second Quarter.........................................................  $   27.25  $   20.25    $     .02
  Third Quarter..........................................................  $   32.00  $   26.41    $     .02
  Fourth Quarter.........................................................  $   42.88  $   31.13    $     .02
1996
  First Quarter..........................................................  $   50.97  $   32.75    $     .02
  Second Quarter.........................................................  $   68.75  $   49.38    $     .02
  Third Quarter..........................................................  $   68.63  $   50.50    $     .02
  Fourth Quarter.........................................................  $   71.88  $   52.25    $     .02
1997
  First Quarter..........................................................  $   70.13  $   47.50    $     .02
  Second Quarter (through       , 1997)..................................  $          $            $     .02

    As of April 30, 1997, there were approximately 3,286 holders of record of shares of HBOC Common Stock.

ENTERPRISE

    Enterprise Common Stock has traded on the Nasdaq NM under the symbol "ESIX" since its initial public offering on October 20, 1995. The following table sets forth the quarterly high and low sales prices for Enterprise Common Stock as furnished by Nasdaq for the periods indicated. Enterprise has never declared a dividend on the Enterprise Common Stock.

YEAR ENDED DECEMBER 31:                                                                  HIGH        LOW
-------------------------------------------------------------------------------------  ---------  ---------
1995
  Fourth Quarter (from October 20, 1995
    through December 31, 1995).......................................................  $   37.75  $   17.75
1996
  First Quarter......................................................................  $   30.50  $   23.00
  Second Quarter.....................................................................  $   39.63  $   27.25
  Third Quarter......................................................................  $   28.25  $   18.88
  Fourth Quarter.....................................................................  $   25.50  $   13.50
1997
  First Quarter......................................................................  $   28.25  $   19.00
  Second Quarter (through          , 1997)...........................................  $          $

    As of        , there were approximately    holders of record of shares of
Enterprise Common Stock.

    The following table sets forth the closing sales price for a share of each of the indicated stocks, on March 13, 1997, the last trading day preceding the announcement of the proposed Merger, and the Enterprise equivalent share values, assuming the indicated Exchange Ratios.

                                                                                           CLOSING SALES
                                                                                             PRICE ON
                                                                                          MARCH 13, 1997
                                                                                          ---------------
HBOC....................................................................................     $   55.00
Enterprise--Historical..................................................................     $   27.63
Enterprise--Equivalent at an Assumed Exchange Ratio of .50000...........................     $   27.50
Enterprise--Equivalent at an Assumed Exchange Ratio of .46875...........................     $   25.78
Enterprise--Equivalent at an Assumed Exchange Ratio of .44120...........................     $   24.27
Enterprise--Equivalent at an Assumed Exchange Ratio of .42360...........................     $   23.30

                                  THE MEETING

    This Proxy Statement/Prospectus and the accompanying Notice of Special Meeting and proxy card are being furnished to the stockholders of Enterprise in connection with the solicitation of proxies by the Enterprise Board for the
Meeting to be held on          , 1997 at the time and place and for the purposes
set forth in the accompanying Notice of Special Meeting.

    Any Enterprise stockholder who has previously delivered a properly executed proxy may revoke such proxy at any time before its exercise. A proxy may be revoked either by (i) delivering to the Secretary of Enterprise prior to the Meeting either a written revocation of such proxy or a duly executed proxy bearing a later date or (ii) attending the Meeting and voting in person, regardless of whether a proxy has previously been given. All valid, unrevoked proxies will be voted as directed. In the absence of any contrary directions, proxies will be voted in favor of the proposals set forth in the Notice of Special Meeting and, with respect to such other matters as may properly come before the Meeting, in the discretion of the appointed proxies.

    Only holders of record of Enterprise Common Stock as of the close of
business on          , 1997, the Record Date, will be entitled to vote at the
Meeting. At that date, there were       shares of Enterprise Common Stock
outstanding and entitled to vote,       of which, or    %, were beneficially
owned by directors and executive officers of Enterprise and their affiliates. An aggregate of 2,091,580 of such shares of Enterprise Common Stock, representing
approximately   % of the total issued and outstanding shares of Enterprise
Common Stock on the Record Date, are subject to the Voting Agreements, which provide that such shares will be voted in favor of approval of the Merger Agreement. Stockholders of record on the Record Date are entitled to one vote for each share of Enterprise Common Stock held on all matters to be voted upon at the Meeting. The presence at the Meeting, in person or by proxy, of the holders of at least a majority of the shares of Enterprise Common Stock issued and outstanding and entitled to vote on the Record Date is necessary to constitute a quorum at the Meeting. The Merger Agreement must be approved by holders of a majority of the issued and outstanding shares of Enterprise Common Stock. The amendment of the Enterprise Stock Plan must be approved by a majority of the shares of Enterprise Common Stock present in person or represented by proxy at the Meeting and entitled to vote. Abstentions will be counted in determining whether a quorum is present, will be considered present and entitled to vote and will thus have the effect of a negative vote. If a proxy is returned by a broker or other stockholder who does not have authority to vote, does not give authority to a proxy to vote, or withholds authority to vote as to any shares, such shares will be considered present at the Meeting for purposes of determining a quorum, but will not be considered for purposes of calculating the vote with respect to such matters.

    The cost of soliciting proxies in the form enclosed herewith will be borne entirely by Enterprise. In addition to the solicitation of proxies by mail, proxies may be solicited by directors, officers and employees of Enterprise, without extra remuneration, by personal interviews, telephone, facsimile or otherwise. Enterprise will request persons, firms and corporations holding shares in their name or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in doing so. Enterprise has retained D.F. King & Co., Inc. to solicit proxies by mail, in person or by telephone at an estimated cost of $6,500 plus reimbursement of reasonable out-of-pocket expenses.

                              THE MERGER PROPOSAL

BACKGROUND OF THE MERGER

    Enterprise has utilized Broadview for investment banking and financial advisory services since 1992. Following conversations regarding HBOC's strategic direction and acquisition interests between Alec Ellison, a Managing Director of Broadview, and Russell G. Overton, Senior Vice President--Business Development of HBOC, in late December 1996, HBOC executed a non-disclosure agreement with

Enterprise on January 3, 1997. On January 9, 1997, Enterprise and Broadview entered into an engagement letter. Also on January 9, 1997, Glen Tullman, Chief Executive Officer of Enterprise, David Mullen, Chief Financial Officer of Enterprise, Mr. Ellison, and Eric Schoenberg, a Principal of Broadview, met with Jay P. Gilbertson, Chief Financial Officer of HBOC, and Mr. Overton in Chicago to discuss the possibility of HBOC entering into a strategic business combination with Enterprise. At this meeting, the parties exchanged information and presented general overviews of their respective businesses, strategic direction, products, services, market presence and management personnel.

    On January 14, 1997, Mr. Gilbertson called Mr. Ellison and proposed a merger of Enterprise with HBOC in which the stockholders of Enterprise would receive shares of HBOC, on a tax-free basis. Mr. Gilbertson proposed that Enterprise stockholders receive (i) HBOC Common Stock with a value of $28.00 for each share of Enterprise Common Stock if HBOC's average share price for a period preceding the transaction were between $62.22 and $68.50, (ii) .409 of a share of HBOC for each share of Enterprise Common Stock if the value of the HBOC Common Stock were between $68.50 and $74.00, (iii) HBOC Common Stock with a value of $30.25 for each share of Enterprise Common Stock if the value of the HBOC Common Stock were above $74.00, and (iv) .45 of a share of HBOC Common Stock for each share of Enterprise Common Stock if the value of the HBOC Common Stock were below $62.22.

    On January 16, 1997, a special meeting of the Enterprise Board was held via conference call. All members of the Enterprise Board and representatives of Broadview and Sachnoff & Weaver, Ltd., counsel to Enterprise ("Sachnoff & Weaver"), were present. During that meeting, Mr. Tullman apprised the Enterprise Board of the recent discussions with HBOC, including the proposed offer regarding a merger. Mr. Tullman presented the Enterprise Board with information on HBOC and the strategic rationale for a merger. Messrs. Ellison and Schoenberg were then asked to present an analysis of the proposed transaction. In connection with this analysis, a report had been distributed previously for the Enterprise Board's consideration. This report included the following detailed information: (i) a description of the transaction; (ii) an analysis of the implied offer premium over Enterprise's share price; (iii) an analysis of the historic share price performance of HBOC; (iv) a review of equity analysts' recommendations and earnings estimates for HBOC; (v) an analysis of the historic relative share prices of HBOC and Enterprise; (vi) a review of HBOC's prior acquisitions, including prices paid in terms of multiples of revenue and earnings; (vii) an analysis of premiums paid for public software companies in merger and acquisition transactions; and (viii) a sensitivity analysis of the accretion (dilution) from the proposed transaction. Messrs. Ellison and Schoenberg reviewed in detail the foregoing information with the Enterprise Board and responded to extensive questions and comments from members of the Enterprise Board during the course of their presentation. The Enterprise Board determined that the offer, in light of the then-current market conditions, was unacceptable, but instructed Enterprise management, in conjunction with Broadview, to determine if HBOC would be willing to enhance the terms of its offer. Later that day, Mr. Ellison spoke with Mr. Gilbertson and indicated that a higher exchange ratio would be necessary to gain Enterprise Board approval. Mr. Gilbertson responded that he thought it unlikely HBOC would be prepared to increase its offer.

    On January 24, 1997, Mr. Tullman spoke with Mr. Overton and on January 26, 1997, Mr. Ellison spoke with Mr. Gilbertson. In both conversations HBOC was informed that without some enhancement of the offer by HBOC further discussions were effectively put on hold.

    On February 18, 1997, while attending an industry conference, Messrs. Tullman, Mullen and Ellison met with representatives of another possible strategic partner for Enterprise ("Company No. 1"). That same day, Mr. Gilbertson met with Mr. Ellison and indicated that HBOC was prepared to discuss changing the terms of its offer.

    On February 20, 1997, Mr. Gilbertson called Messrs. Ellison and Schoenberg and proposed a merger of Enterprise with HBOC in which the stockholders of Enterprise would receive, on a tax-free basis, (i) .4839 of a share of HBOC Common Stock for each share of Enterprise Common Stock if the value of the HBOC Common Stock for a period preceding the transaction were below $62.00,
(ii) HBOC Common Stock with a value of $30.00 for each share of Enterprise Common Stock if HBOC's average share price for such period were between $62.00 and $68.00, (iii) .4412 of a share of HBOC Common Stock for each share of Enterprise Common Stock if the value of the HBOC Common Stock for such period were between $68.00 and $75.00, and (iv) HBOC Common Stock with a value of $33.09 for each share of Enterprise Common Stock if the value of the HBOC Common Stock were above $75.00. Further, Enterprise would have the right to terminate the transaction if the average share price of HBOC Common Stock for such period dropped below $50.00 per share.

    On February 21, 1997, a special meeting of the Enterprise Board was held via conference call. All members of the Enterprise Board and representatives of Broadview participated. During that meeting, Mr. Tullman updated the Enterprise Board on the conversations held with both HBOC and Company No. 1 since the January 16th meeting of the Enterprise Board. Messrs. Ellison and Schoenberg were then asked to present an analysis of the proposed transaction. In connection with this analysis, an updated report previously had been distributed for the Enterprise Board's consideration. This report included the same information as had been presented at the January 16th meeting of the Enterprise Board updated as necessary to reflect the revised proposed terms. Messrs. Ellison and Schoenberg reviewed such information in detail with the Enterprise Board and responded to extensive questions and comments from members of the Enterprise Board during the course of their presentation. Following these discussions, the Enterprise Board concluded that it would be in the best interests of Enterprise and its stockholders to explore further the possibility of a business combination with HBOC and authorized management, in conjunction with Broadview, to negotiate further with HBOC.

    On February 24, 1997, Mr. Ellison informed Mr. Gilbertson that Enterprise would be willing to proceed on the basis of the February 20th offer, subject to an increase in the maximum potential value of the offer.

    On February 25, 1997, Mr. Gilbertson called Mr. Ellison and indicated that HBOC would be willing to increase the maximum value per share of Enterprise Common Stock to $34.41 if the market price of HBOC Common Stock were $78.00 per share or greater. They then agreed to initiate the due diligence process and simultaneously proceed with negotiation of a definitive agreement.

    On February 27, 1997, Messrs. Tullman and Mullen met with a third possible strategic partner for Enterprise which had approached Enterprise independently ("Company No. 2"). Following that meeting, in consultation with Mr. Ellison, Enterprise determined that Company No. 2 did not have sufficient interest in a merger with Enterprise to warrant further discussions.

    On February 28, 1997, Mr. Ellison spoke with a representative of Company No. 1, who indicated that it would not be feasible to consider an acquisition of Enterprise in the near future, although a business relationship should be explored.

    On March 11, 1997, Mr. Gilbertson met with Messrs. Tullman, Mullen and Schoenberg. As part of this discussion, Mr. Tullman expressed concern that a recent decline in the price of HBOC Common Stock had caused the HBOC share price to fall below the bottom of the proposed collar and asked whether HBOC would be willing to consider a revision in the collar structure. Mr. Gilbertson stated that HBOC might accept a reduction from $62.00 to $60.00 in the minimum HBOC average share price at which Enterprise stockholders would receive a fractional share of HBOC Common Stock valued at $30.00 for each share of Enterprise Common Stock, if, in return, the maximum HBOC share price at which Enterprise stockholders would receive .4412 of a share of HBOC Common Stock for each share of Enterprise Common Stock were reduced from $78.00 to $72.00.

    Also on March 11, 1997, a special meeting of the Enterprise Board was held in Chicago. All members of the Enterprise Board, as well as representatives of Broadview, Sachnoff & Weaver, and KPMG Peat Marwick LLP, Enterprise's independent public accountants, were present. Messrs. Tullman and Mullen updated the Enterprise Board as to the status of discussions, including HBOC's willingness to consider the revisions in the collar structure that Mr. Gilbertson had proposed earlier that day. The representatives of Sachnoff & Weaver described to the Enterprise Board the fiduciary duties applicable to directors in considering a strategic business combination and alternative proposals. Messrs. Ellison and Schoenberg then presented a revised and expanded version of their presentation of February 21. This report included the following detailed information: (i) a description of the transaction; (ii) a chronology of events since January 3, 1997; (iii) a valuation analysis of Enterprise based on comparable public healthcare application software companies, comparable merger and acquisition transactions, involving both public and private healthcare application software companies, and premiums paid for public software companies in merger and acquisition transactions; (iv) an analysis of historic share prices of both HBOC and Enterprise; (v) an analysis of the historic relative share prices of HBOC and Enterprise; (vi) an analysis of the implied offer premium over Enterprise's share price; and (vii) a pooling analysis and pro forma projection for the combined entity. After extensive discussion, the Enterprise Board authorized management to continue negotiating a definitive agreement under the terms of the revised collars. Later that day, Messrs. Mullen, Ellison, and Schoenberg spoke with Mr. Gilbertson who confirmed HBOC's willingness to change the collar structure as described above.

    On March 12, 1997, a special meeting of the Enterprise Board was held via conference call. All members of the Enterprise Board participated. A representative of Sachnoff & Weaver reported on the status of negotiations with respect to the Merger Agreement, and Messrs. Tullman and Mullen updated the Enterprise Board as to the status of discussions.

    On March 13, 1997, a special meeting of the Enterprise Board was held via conference call in which all members of the Enterprise Board and representatives of Sachnoff & Weaver and Broadview participated. Messrs. Tullman and Mullen informed the Board that the merger agreement, a draft of which had been distributed previously to the Enterprise Board, had been finalized. Representatives of Broadview presented an oral opinion to the Enterprise Board that the consideration to be received by Enterprise stockholders in the Merger was fair, from a financial point of view, which opinion was subsequently confirmed in writing. After further deliberation, the Enterprise Board unanimously approved the Merger and the Merger Agreement with HBOC, authorized management to execute the Merger Agreement, and recommended its adoption by the holders of Enterprise Common Stock. Subsequent to this meeting, each company executed and delivered the Merger Agreement. The execution of the Merger Agreement was announced on March 14, 1997 by issuance of a press release.

REASONS OF ENTERPRISE FOR ENGAGING IN THE MERGER; RECOMMENDATION OF THE
  ENTERPRISE BOARD

    The Enterprise Board has unanimously approved the proposed Merger and the Merger Agreement and recommends approval of the Merger Agreement by stockholders of Enterprise based on its belief that the Merger is in the best interests of Enterprise and its stockholders. In reaching its decision, the Enterprise Board considered the following material factors:

        (i) The Merger offers Enterprise stockholders an opportunity to receive shares in a significantly larger company with strong historical performance, capital resources significantly greater than Enterprise's and demonstrated ability to successfully implement its growth strategy that has resulted in historical increases in revenue and earnings, while affording them the opportunity to continue to participate in the long-term growth and appreciation of Enterprise's business through an ownership interest in HBOC;

        (ii) The presentations, financial analyses and advice of its financial advisor, Broadview, and the opinion of Broadview that, as of March 13, 1997, the consideration to be received in the Merger was fair, from a financial point of view, to the Enterprise stockholders;

       (iii) The strategic fit between Enterprise and HBOC and the complementary nature of their respective businesses, particularly in light of the fact that Enterprise's materials management and other resource management systems will provide a significant enhancement to the overall product line of HBOC;

        (iv) Potential operating synergies and cost savings of the combined enterprises, including possible synergies and cost savings with respect to
    (a) the consolidation of administrative and support functions, (b) the leverage from a joint sales force and research and development activity and
    (c) the elimination of public reporting obligations and attendant costs of Enterprise;

        (v) The capital structure, customer profile, product portfolio and integration strategy of HBOC, as well as other information on the management, business operations and prospects of HBOC and Enterprise and the likelihood of achieving those prospects on both a combined and separate basis;

        (vi) The likelihood that the Merger would be consummated, including the experience, reputation and financial capability of HBOC;

       (vii) Publicly available information concerning the financial performance, condition, prospects and operations of each of Enterprise and HBOC;

      (viii) The proposed terms, timing and structure of the Merger and the Merger Agreement, including the fact that the Merger is expected to be a tax-free exchange and accounted for as a "pooling of interests"; and

        (ix) The possible increase in competition which Enterprise might experience if the Merger was not consummated and HBOC sought a business combination with another company offering a materials management solution.

    The Enterprise Board also considered the following potentially negative factors in its deliberations concerning the Merger:

        (i) The possibility that certain of the operating synergies and cost savings sought to be achieved as a result of the Merger might not be achieved; and

        (ii) The high price to earnings ratio of HBOC Common Stock and the possibility of a decrease in the price of the HBOC Common Stock after the Merger.

    The foregoing discussion of information and factors considered by the Enterprise Board is not intended to be exhaustive but is intended to include the material factors considered. In light of the wide variety of factors considered, the Enterprise directors did not find it practical to, and did not, quantify or otherwise assign relative weight to the specific factors considered, and individual directors may have given differing weights to different factors.

    After taking into consideration all of the factors set forth above, together with an analysis of the presentations of management, Broadview and legal counsel, the Enterprise Board unanimously approved the Merger and determined that the Merger is fair to, and in the best interests of, Enterprise and its stockholders and that Enterprise should proceed with the Merger at this time. ACCORDINGLY, THE ENTERPRISE BOARD UNANIMOUSLY RECOMMENDS THAT THE ENTERPRISE STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR OF ENTERPRISE

    At the meeting of the Enterprise Board on March 13, 1997, Broadview rendered its written opinion (the "Broadview Opinion") that, as of such date, based upon the various considerations set forth in the Broadview Opinion, the consideration to be received in the Merger was fair from a financial point of view to the Enterprise stockholders.

    The full text of the Broadview Opinion, which sets forth assumptions made, matters considered, and limitations on the review undertaken, is attached as Appendix B to this Proxy Statement/Prospectus. Enterprise stockholders are urged to read the Broadview Opinion carefully in its entirety. The Broadview Opinion addresses only the fairness of the consideration to be received by Enterprise stockholders in the Merger from a financial point of view and does not constitute a recommendation to any stockholder of Enterprise as to how such stockholder should vote at the Meeting. In addition, Broadview will receive a fee from Enterprise contingent upon the successful conclusion of the Merger. The summary of the Broadview Opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

    In rendering its opinion, Broadview, among other actions: (i) reviewed the terms of the Merger Agreement and the associated exhibits thereto; (ii) reviewed the audited financial statements of Enterprise for its fiscal years ended December 31, 1994 and 1995, the unaudited financial statements of Enterprise for the nine months ended September 30, 1996 included within Enterprise's Form 10-Q for such period and the unaudited financial information of Enterprise for its fiscal year ended December 31, 1996 included in an Enterprise press release dated February 10, 1997; (iii) reviewed financial projections for Enterprise prepared and provided to Broadview by Enterprise management; (iv) participated in discussions with Enterprise management concerning the operations, business strategy, financial performance and prospects for Enterprise; (v) discussed with Enterprise management its view of the strategic rationale for the Merger; (vi) reviewed the reported closing prices and trading activity for Enterprise Common Stock; (vii) compared certain aspects of the financial performance of Enterprise with public companies deemed comparable; (viii) analyzed available information, both public and private, concerning other mergers and acquisitions believed to be comparable in whole or in part to the Merger; (ix) reviewed HBOC's annual report and Form 10-K for the fiscal years ended December 31, 1994 and 1995 and HBOC's Form 10-K for the fiscal year ended December 31, 1996, including the financial statements included therein; (x) participated in discussions with HBOC management concerning the operations, business strategy, financial performance and prospects for HBOC; (xi) discussed with HBOC management its view of the strategic rationale for the Merger; (xii) reviewed the reported closing prices and trading activity for HBOC Common Stock; (xiii) considered the total number of shares of HBOC Common Stock outstanding, the average weekly trading volume of HBOC Common Stock, and the maximum time period for Enterprise stockholders to liquidate their HBOC Common Stock given Commission regulations; (xiv) reviewed recent equity analysts' reports covering HBOC; (xv) analyzed the anticipated effect of the Merger on the future financial performance of the consolidated entity; (xvi) participated in negotiations and discussions related to the Merger among Enterprise, HBOC and their financial and legal advisors; and (xvii) conducted other financial studies, analyses and investigations as deemed appropriate for purposes of its opinion.

    In rendering the Broadview Opinion, Broadview relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Merger Agreement) that was publicly available or furnished by Enterprise or HBOC. All analyses relying on future projections of Enterprise utilized forecasts developed by Enterprise management, which Broadview assumed were reasonably prepared and reflected the best available estimates and good faith judgments of the management of Enterprise as to the future performance of Enterprise. Broadview neither made nor obtained an independent appraisal or valuation of any of Enterprise's assets. Broadview did not review any internal financial projections prepared by HBOC management.

    The following is a summary explanation of the various sources of information and valuation methodologies employed by Broadview in conjunction with rendering the Broadview Opinion regarding the proposed transaction:

    PUBLIC COMPANY COMPARABLES ANALYSIS. Broadview employed a Total Market Capitalization/Revenue ("TMC/R") ratio in this analysis because it enables two critical balance sheet items, cash and debt, to be factored directly into the valuation. The formula for the TMC/R ratio is as follows: ((market value of equity) + (short term debt + long term debt) - (cash and equivalents))/revenue.

    To determine value using this approach, the first step is to calculate the appropriate TMC/R ratio. Next, the revenue of the company is multiplied by the appropriate TMC/R ratio determined in the first step. This provides a total "entity" value which represents the company's value based on its operating performance, I.E., excluding the effects of capitalization. The final step is to subtract all short term and long term debt from the total entity value and then add back cash and equivalents. The result is one measure of the fair market value of a company's equity.

    TMC/R and Price/Earnings ("P/E") multiples indicate the value public markets place on companies in a particular market segment. Although there are a limited number of public company "pure plays" (companies directly competitive with and comparable to Enterprise) in the markets in which Enterprise competes, several companies are comparable to Enterprise based on revenue size, products offered, business model, management structure and market position. Broadview reviewed nine public company comparables in the healthcare information systems ("HCIS") market from a financial point of view including each company's: Trailing Twelve Month ("TTM") Revenue; TTM Revenue Growth; TTM Operating Margin; 5-year EPS Compound Annual Growth Rate ("CAGR"); Equity Market Capitalization; TTM P/E ratio; Price/Forward 1997 Calendar EPS ratio ("Forward P/E"); Growth Adjusted Forward P/E ratio; and TMC/R ratio. The public company comparables were selected from the Broadview Barometer, a proprietary database of publicly-traded information technology ("IT") companies maintained by Broadview and broken down by industry segment. In order of descending TMC/R, the public company comparables consist of: (i) HBOC; (ii) Transition Systems, Inc.; (iii) IMNET Systems, Inc.; (iv) Medic Computer Systems, Inc.; (v) IDX Systems Corp.; (vi) Cerner Corp.; (vii) Sunquest Information Systems, Inc.; (viii) PHAMIS Inc.; and
(ix) Shared Medical Systems Corp.

    These comparables have a TTM P/E ratio range of 22.9 to 59.6 with a median of 39.0; Forward P/E ratio range of 18.8 to 39.5 with a median of 28.4; Growth Adjusted Forward P/E ratio range of 21.2 to 61.7 with a median of 38.5; and TMC/R ratio range of 1.7 to 6.0 with a median of 3.6.

    The per share valuation of the Enterprise Common Stock implied by the median TTM P/E multiple is $20.34. The per share valuation of Enterprise Common Stock implied by the median Forward P/E multiple is $21.56. The per share valuation of Enterprise Common Stock implied by the median Growth-Adjusted Forward P/E multiple is $29.24. The per share valuation of Enterprise Common Stock implied by the median TMC/R multiple is $22.96.

    TRANSACTION COMPARABLES ANALYSIS. Valuation statistics from transaction comparables indicate the Price/Revenue ("P/R") and Price/Pretax ("P/Pretax") multiples acquirers have paid for comparable companies in a particular market segment. Broadview reviewed sixteen comparable merger and acquisition ("M&A") transactions from 1994 through March 12, 1997 with consideration over $20 million which involve sellers sharing many characteristics with Enterprise, including revenue size, products offered, business model and management structure. Transactions were selected from Broadview's proprietary database of published and confidential M&A transactions in the IT industry. These transactions represent six public sellers and ten private sellers or divestitures in the HCIS segment of the software market. In order of descending price, the public seller transactions used are the acquisition of: (i) CyCare Systems, Inc. by HBOC; (ii) GMIS Inc. by HBOC; (iii) CliniCom Incorporated by HBOC; (iv) AMISYS by HBOC (pending); (v) C.I.S. Technologies, Inc. by National Data Corp.; and (vi) Serving Software, Inc. by HBOC. In order of descending price, the private seller or divestiture transactions used are the acquisition of: (i) Health Data Sciences Corp. by Medaphis Corporation; (ii) Confidential;
(iii) Confidential; (iv) Versyss, Inc. by Physicians Computer Network, Inc.; (v) Confidential; (vi) Confidential; (vii) Management Software, Inc. by HBOC; (viii) IBAX Healthcare Systems by HBOC; (ix) Compusystems, Inc. by Medic Computer Systems, Inc.; and (x) Confidential. A "Confidential" transaction is a transaction for which Broadview has received relevant information in confidence and cannot reveal the names of the involved parties.

    The P/R multiples of the six public seller transactions range from 2.6 to
5.9 with a median of 3.7. The P/Pretax multiples of the six public seller transactions range from 26.8 to 41.6 with a median of 32.1. The P/ R multiples of the ten private seller transactions range from 0.7 to 10.9 with a median of
3.1. The P/Pretax multiples of the ten private seller transactions range from
6.2 to 22.3 with a median of 12.8. The median P/ R ratio for all sixteen transactions was 3.3 and the median P/Pretax multiple for all sixteen transactions was 24.6.

    The per share valuation of Enterprise Common Stock implied by the median P/R multiple using public comparables is $23.75. The per share valuation of Enterprise Common Stock implied by the median P/Pretax multiple using public comparables is $26.31. The per share valuation of Enterprise Common Stock implied by the median P/R multiple using all comparables, public and private, is $21.18. The per share valuation of Enterprise Common Stock implied by the median P/Pretax multiple using all comparables is $20.10.

    TRANSACTION PREMIUMS PAID ANALYSIS. Premiums paid in comparable public seller transactions indicate the amount of consideration acquirers are willing to pay above the sellers' equity market capitalizations. In this analysis, the value of consideration paid in transactions involving stock is computed using the buyers' stock prices immediately prior to announcement, while the sellers' equity market capitalizations are measured one day prior and thirty days prior to announcement. Broadview reviewed 41 comparable M&A transactions from January 1, 1994 to March 12, 1997 with total consideration greater than $50 million. All transactions involved public sellers in the software sector of the IT market. Transactions were selected from Broadview's proprietary database of published and confidential M&A transactions in the IT industry. In order of descending premium paid 30 days prior to the date the transaction was announced, the transactions used were the acquisition of: (i) Sierra On-Line, Inc. by CUC International, Inc.; (ii) High Level Design Systems Inc. by Cadence Design Systems Inc.; (iii) GMIS Inc. by HBOC; (iv) Lotus Development Corp. by IBM Corp.; (v) Softdesk Inc. by Autodesk Inc. (pending); (vi) Triad Systems Corp. by Cooperative Computing, Inc.; (vii) Aldus Corp. by Adobe Systems, Inc.; (viii) Intuit, Inc. by Microsoft Corp. (transaction not completed); (ix) Legent Corp. by Computer Associates International; (x) Landmark Graphics Corp. by Halliburton Co.; (xi) Knowledgeware, Inc. by Sterling Software, Inc.; (xii) TGV Software, Inc. by Cisco Systems, Inc.; (xiii) Open Environment Corp. by Borland International, Inc.; (xiv) Cheyenne Software, Inc. by Computer Associates International; (xv) Davidson & Associates, Inc. by CUC International, Inc.;
(xvi) Alias Research, Inc. by Silicon Graphics, Inc.; (xvii) CyCare Systems, Inc. by HBOC; (xviii) ASK Group, Inc. by Computer Associates International;
(xix) Software Toolworks, Inc. by Pearson Plc; (xx) Datalogix International, Inc. by Oracle Corp.; (xxi) PDA Engineering by Macneal-Schwendler Corp.; (xxii) SQA Inc. by Rational Software Corp.; (xxiii) OpenVision Technologies, Inc. by VERITAS Software Corp. (pending); (xxiv) Continuum Co., Inc. by Computer Sciences Corp.; (xxv) Trinzic Corp. by Platinum Technology, Inc.; (xxvi) Delrina Corp. by Symantec Corp.; (xxvii) AMISYS by HBOC (pending); (xxviii) Frame Technology Corp. by Adobe Systems, Inc.; (xxix) CliniCom Incorporated by HBOC;
(xxx) Tivoli Systems, Inc. by IBM Corp.; (xxxi) Hogan Systems, Inc. by Continuum Co., Inc.; (xxxii) C.I.S. Technologies, Inc. by National Data Corp.; (xxxiii) Wavefront Technologies, Inc. by Silicon Graphics, Inc.; (xxxiv) Microtec Research, Inc. by Mentor Graphics Corp.; (xxxv) Powersoft Corp. by Sybase, Inc.; (xxxvi) Cooper & Chyan Technology, Inc. by Cadence Design Systems Inc. (pending); (xxxvii) Epic Design Technology Inc. by Synopsys Inc. (pending); (xxxviii) Softimage, Inc. by Microsoft Corp.; (xxxix) Atria Software Inc. by Pure Software Inc.; (xxxx) Fractal Design Corp. by MetaTools Inc. (pending); and (xxxxi) Integrated Silicon Systems, Inc. by Arcsys, Inc.

    Based upon Broadview's analysis of premiums paid in comparable transactions, Broadview found that premiums (discounts) paid to sellers' equity market capitalizations (using the buyers' share price on the day prior to the date of announcement of the transaction to calculate consideration in stock transactions) 30 days prior to the date the transaction was announced ranged from (21.6%) to 137.1% with a median of 52.2%. The premiums (discounts) paid to sellers' equity market capitalizations one day prior to the date the transaction was announced ranged from (25.0%) to 138.3% with a median of 36.3%.

    The per share valuation of Enterprise Common Stock implied by the median premium paid 30 days prior to the date the Merger was announced is $34.82. The per share valuation implied by the median premium paid one day prior to the date the Merger was announced is $37.66. The difference in these values is a function of an increase in the price of Enterprise Common Stock during the 30 days prior to announcement.

    STOCK PERFORMANCE ANALYSIS. For comparative purposes, Broadview examined the historical volume and trading prices for both Enterprise Common Stock and HBOC Common Stock. Broadview examined the following: (i) HBOC and Enterprise actual share prices and trading volumes from October 20, 1995 (the date of Enterprise's initial public offering) to March 13, 1997; (ii) HBOC and Enterprise relative share price performance from October 20, 1995 to March 13, 1997; and (iii) HBOC, Enterprise and the set of public company comparables indexed share prices from October 20, 1995 to March 13, 1997.

    PRO FORMA POOLING MODEL ANALYSIS. A pro forma merger analysis calculates the EPS accretion/ dilution of the pro forma combined entity taking into consideration various financial effects which will result from a consummation of the Merger. This analysis relies upon certain financial and operating assumptions provided by equity research analysts and on publicly available data about Enterprise and HBOC. Based on the analysts' forecasts and Broadview's assumption of $1 million of pretax contribution derived from revenue enhancement and cost savings, the pro forma pooling analysis indicates EPS accretion without acquisition expenses for the fiscal years ending December 31, 1997 and 1998 of 0.2% and 0.3%, respectively.

    EXCHANGE RATIO ANALYSIS. An analysis of a range of HBOC Common Stock share prices and the implied exchange ratio calculates the implied purchase price of Enterprise Common Stock. An HBOC 20 day average share price range of $50.00 to $68.00 implies a premium over Enterprise's actual price one day before announcement of the transaction that ranges from (9.5%) to 8.6%. An HBOC 20 day average share price range of $50.00 to $68.00 implies a premium over Enterprise's actual price 30 days before announcement that ranges from 9.3% to 31.1%. The difference in these values is a function of an increase in the price of Enterprise Common Stock during the 30 days prior to announcement. The premium also assumes that the 20 day average share price equals the closing share price on the day before the consummation of the transaction.

    CONSIDERATION OF THE DISCOUNTED CASH FLOW VALUATION METHODOLOGY. While discounted cash flow is a commonly used valuation methodology, Broadview did not employ such an analysis for the purposes of this opinion. Discounted cash flow analysis is most appropriate for companies which exhibit relatively steady or somewhat predictable streams of future cash flow. For a rapidly growing company such as Enterprise, a preponderance of the value in a valuation based on discounted cash flow will be in the terminal value of the entity, which is extremely sensitive to assumptions about the sustainable long-term growth rate of the company. Given the uncertainty in estimating a sustainable long-term growth rate for Enterprise, Broadview considered a discounted cash flow analysis inappropriate for valuing Enterprise.

    The Enterprise Board selected Broadview as its financial advisor on the basis of Broadview's reputation and experience in the information technology sector and the computer software industry in particular, as well as Broadview's historical relationship with Enterprise. Pursuant to the terms of an engagement letter between Enterprise and Broadview, the fees payable by Enterprise to Broadview upon completion of the Merger are calculated as 1% of the first $100 million of consideration received by

Enterprise's stockholders, and 0.4% of any additional consideration received, including contingent consideration. Broadview will be reimbursed by Enterprise for certain of its expenses incurred in connection with its engagement. The terms of the fee arrangement with Broadview, which Enterprise and Broadview believe are customary in transactions of this nature, were negotiated at arms' length between Enterprise and Broadview, and the Enterprise Board of Directors was aware of the nature of the fee arrangement, including the fact that a significant portion of the fees payable to Broadview is contingent upon completion of the Merger. Mr. Bernard Goldstein, a member of the Enterprise Board, is a Director of Broadview. See "Interest of Certain Persons in Each of HBOC and Enterprise -- Interests of Certain Enterprise Persons in Matters to be Acted Upon."

    The above summary of the presentations by Broadview to the Enterprise Board does not purport to be a complete description of such presentations or of all the advice rendered by Broadview. Broadview believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, could create an incomplete view of the process underlying the analyses set forth in Broadview's presentations to the Enterprise Board and in the Broadview Opinion. In performing its analyses, Broadview made numerous assumptions with respect to software industry performance and general economic conditions, many of which are beyond the control of Enterprise. The analyses performed by Broadview are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

REASONS OF HBOC FOR ENGAGING IN THE MERGER

    The HBOC Board believes that the acquisition of Enterprise will expand HBOC's enterprisewide suite of information systems by adding Enterprise's materials management solutions.

TERMS OF THE MERGER

    The following summary of the terms and conditions of the Merger Agreement is qualified in its entirety by reference to the full terms of the Merger Agreement, which is attached hereto as Appendix A and is hereby incorporated by reference herein.

    EFFECTIVE TIME. The Merger will become effective when both (i) the Merger Agreement is adopted and approved by the stockholders of Enterprise in accordance with the applicable provisions of the DGCL and (ii) the Certificate of Merger is filed with the Secretary of State of Delaware.

    GENERAL EFFECTS OF THE MERGER. At the Effective Time, Enterprise will be merged with and into HBOC-GA, which will be the surviving corporation.

    CONVERSION OF SHARES. Each outstanding share of Enterprise Common Stock issued and outstanding immediately prior to the Effective Time, will, at the Effective Time, be converted into the right to receive (i) .50 of a share of HBOC Common Stock if the Market Value is less than $60.00, (ii) a fractional share of HBOC Common Stock which, when multiplied by the Market Value, will equal $30.00 if the Market Value is equal to or greater than $60.00 but not greater than $68.00, (iii) .4412 of a share of HBOC Common Stock if the Market Value is greater than $68.00 but not greater than $72.00, and (iv) a fractional share of HBOC Common Stock which, when multiplied by the Market Value, will equal $31.77 if the Market Value is greater than $72.00 (whichever basis is applicable being referred to as the "Exchange Ratio"), and less the amount of any fractional share, which will be paid in cash. The shares of HBOC Common Stock and any cash in lieu of fractions thereof receivable by each Enterprise stockholder in the Merger are referred to herein as the "Merger Consideration."

    FRACTIONAL SHARES. No certificates or scrip representing fractional shares of HBOC Common Stock shall be issued pursuant to the Merger, but in lieu thereof, any holder of Enterprise Common Stock shall be entitled to receive a cash payment therefor, without interest, at a pro rata amount based on the Market Value.

    STOCK PLANS. Options to purchase shares of Enterprise Common Stock outstanding at the Effective Time of the Merger will be assumed by HBOC, provided, however, that the 1996-1997 Options to purchase 296,339 shares will be assumed only in the event that the proposal to amend the Enterprise Stock Plan is approved. See "Approval of Amendment of Enterprise Systems, Inc. Long-Term Incentive Plan." As a result of the assumption of options to purchase Enterprise Common Stock, the optionee will have the right to purchase the number of shares (rounded down to the nearest whole share) of HBOC Common Stock into which the number of shares of Enterprise Common Stock the optionee was entitled to purchase under the existing option would have been converted pursuant to the terms of the Merger. The aggregate price for the total number of shares of HBOC Common Stock issuable pursuant to an option will be the aggregate price at which the option was exercisable for the total number of shares of Enterprise Common Stock issuable thereunder reduced (as necessary for rounding down) to that price that will buy the number of whole shares of HBOC Common Stock issuable thereunder and the purchase price per share of HBOC Common Stock shall be such aggregate price divided by the total number of shares of HBOC Common Stock issuable thereunder. No other terms of the options will be modified.

    EXCHANGE OF CERTIFICATES. HBOC has designated SunTrust Bank, Atlanta as Exchange Agent in connection with the Merger. At the Effective Time, HBOC shall provide the Exchange Agent with a sufficient number of shares of HBOC Common Stock and cash to deliver the Merger Consideration to each holder of shares of Enterprise Common Stock converted by reason of the Merger. Promptly after the Effective Time, the Exchange Agent will mail to each record holder (as of the Effective Time) of an outstanding certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Enterprise Common Stock (the "Certificates"), a letter of transmittal and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of the shares of Enterprise Common Stock represented thereby.

    Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal properly completed and duly executed, together with any other required documents, the holder of such Certificate shall be entitled to receive the Merger Consideration, and such Certificate shall forthwith be cancelled. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of HBOC-GA that such tax has been paid or is not applicable. Until surrendered, each Certificate shall represent for all purposes only the right to receive the Merger Consideration, without any interest on the value thereof.

    Notwithstanding the foregoing, neither HBOC nor HBOC-GA shall be liable to any holder of Certificates formerly representing shares of Enterprise Common Stock for any property properly delivered or amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    PAYMENT OF DIVIDENDS. No cash or stock dividend payable, no certificate representing split shares deliverable and no other distribution payable or deliverable to holders of record of HBOC Common Stock at any time subsequent to the Effective Time shall be paid or delivered to the holder of any Certificate unless and until such Certificate is surrendered to the Exchange Agent. However, subject to any applicable escheat laws, upon such surrender, there shall be paid or delivered to the holder of record of the certificate or certificates for HBOC Common Stock issued and exchanged therefor, the certificates for shares and/or other property resulting from any such dividends, splits, or other distributions, as the case may be, that shall have theretofore become payable or deliverable with respect to HBOC Common Stock subsequent to the Effective Time, without interest thereon.

    LIMITATIONS ON TRANSFERABILITY OF HBOC COMMON STOCK. Shares of HBOC Common Stock received by certain persons deemed to be "affiliates" of Enterprise for purposes of Rule 145 under the Securities Act will be subject to the restrictions imposed by such rule. In accordance with Rule 145, an affiliate of

Enterprise receiving HBOC Common Stock issued in the Merger may not sell such shares except pursuant to the volume and manner of sale limitations and other requirements specified therein or pursuant to an effective registration statement under the Securities Act. It is a condition to the obligation of HBOC to consummate the Merger that HBOC shall have received from each affiliate of Enterprise a letter agreement confirming that such person will not sell or otherwise dispose of the shares of HBOC Common Stock received by such person as a result of the Merger other than in compliance with Rule 145 or pursuant to an effective registration statement or pursuant to any other available exemptions from the registration requirements of the Securities Act. In general, directors, officers and substantial beneficial owners of a corporation's securities may be deemed to be "affiliates" of a corporation. In addition, Enterprise affiliates are subject to certain restrictions on transfer of both Enterprise Common Stock and HBOC Common Stock during certain periods prior to and following the Effective Time of the Merger to support pooling of interests accounting treatment of the transaction.

    CONDITIONS; WAIVER. The obligations of HBOC and HBOC-GA, on the one hand, and of Enterprise, on the other hand, to consummate the Merger are contingent upon and subject to the satisfaction or waiver of the following conditions: (i) the absence of certain legal or regulatory proceedings with respect to the Merger; (ii) the expiration or termination of the waiting period under the HSR Act; (iii) the approval of the Merger and the Merger Agreement and any related matters by holders of the requisite number of shares of Enterprise Common Stock;
(iv) the Registration Statement shall have been declared effective and no stop order shall have been issued with respect hereto and shares of HBOC Common Stock being issued in the Merger shall have been registered or shall be exempt from registration under all applicable blue sky laws; (v) the HBOC Common Stock issuable in the Merger shall have been listed or approved for listing upon notice of issuance by the Nasdaq NM; and (vi) receipt by the Enterprise Board of a fairness opinion of Broadview.

    The obligations of HBOC and HBOC-GA to consummate the Merger are contingent upon and subject to the satisfaction or waiver of the following additional conditions: (i) the representations and warranties of Enterprise shall remain true and correct at and as of the Closing Date, other than breaches of such representations which do not individually or in the aggregate constitute a material adverse effect on the businesses, properties, rights, financial condition or results of operations (a "Material Adverse Effect") of Enterprise and its subsidiary, taken as a whole; (ii) the performance of all covenants, agreements and conditions by Enterprise as provided in the Merger Agreement;
(iii) there shall have been no change in the business, properties, rights or operations of Enterprise or its subsidiary which, individually or in the aggregate, constitutes a Material Adverse Effect; (iv) receipt of a certificate of the Chief Executive Officer of Enterprise regarding certain matters, including those listed in (i) through (iii) above; (v) receipt of certain legal opinions, including an opinion of Jones, Day, Reavis & Pogue, counsel to HBOC, to the effect that the Merger will qualify as a reorganization pursuant to
Section 368(a) of the Code; (vi) receipt of letters from affiliates of Enterprise regarding compliance with Rule 145 and certain pooling of interests requirements; (vii) delivery of certain additional certificates and documents by Enterprise, including consents of third parties; (viii) receipt of letters from KPMG Peat Marwick LLP and Arthur Andersen LLP advising HBOC that each of Enterprise and HBOC, respectively, satisfies the tests applicable to it such that the Merger can be accounted for as a pooling of interests; (ix) receipt of letters from KPMG Peat Marwick LLP regarding information about Enterprise included in the Registration Statement; (x) receipt of non-competition agreements from certain key employees of Enterprise; (xi) the absence of any fees or expenses payable to any investment banking firm or similar entity that will be incurred by Enterprise in connection with the Merger, except fees and expenses of Broadview not to exceed $1,900,000 in the aggregate; (xii) termination of certain agreements granting special rights to certain stockholders of Enterprise; and (xiii) Enterprise shall have remedied any default or item of noncompliance with respect to certain software licensed from third parties and shall have obtained the assignments of intellectual property rights from certain persons and entities.

    The obligation of Enterprise to consummate the Merger is contingent upon, and subject to the satisfaction or waiver of, the following additional conditions: (i) the representations and warranties of HBOC and HBOC-GA shall remain true and correct in all material respects at and as of the Closing Date;
(ii) the performance of all covenants, agreements and conditions by HBOC and HBOC-GA as provided in the Merger Agreement; (iii) receipt of a certificate of the President of each of HBOC and HBOC-GA regarding the matters in (i) and (ii) above; and (iv) receipt of certain legal opinions, including an opinion from Sachnoff & Weaver, to the effect that the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code.

    HART-SCOTT-RODINO. The Merger is subject to the requirements of the HSR Act, which provides that certain transactions (including the Merger) may not be consummated until certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. HBOC and Enterprise filed the required information with the Antitrust Division and the FTC on April 2, 1997, and the waiting period has expired. Satisfaction of the waiting period requirement does not preclude the Antitrust Division, the FTC or any other party from challenging or seeking to delay or enjoin the Merger on antitrust or other grounds.

    NO SOLICITATION. Enterprise has agreed that prior to the Effective Time of the Merger or earlier termination of the Merger Agreement, Enterprise shall not, and shall not permit its subsidiary to, directly or indirectly, solicit, initiate, encourage (including by way of furnishing information), endorse or enter into any agreement with respect to, or take any other action to facilitate, any inquiries or the making of any proposal or offer for any tender or exchange offer, proposal for a merger, share exchange or other business combination involving Enterprise or its subsidiary or any proposal or offer to acquire in any manner a substantial equity interest in Enterprise or its subsidiary or a substantial portion of the assets of Enterprise or its subsidiary with any person or entity; provided, however, that the Enterprise Board may furnish information to or enter into discussions or negotiations with any unsolicited person or entity if, and only to the extent that, the Enterprise Board determines in good faith, after receiving written advice of its counsel, that such action would be required under applicable law in the exercise of its fiduciary duties. Enterprise has agreed to notify HBOC-GA immediately of any such proposals or any such inquiries or discussions with respect thereto.

    TERMINATION. The Merger may be terminated at any time prior to the Effective Time of the Merger by: (i) mutual consent of the HBOC Board and the Enterprise Board, notwithstanding the prior approval of the Enterprise stockholders; (ii) the HBOC Board, in the event of material condemnation, destruction, loss or damage to the business or assets of Enterprise and its subsidiary, taken as a whole; (iii) the HBOC-GA Board or the Enterprise Board, after July 31, 1997 if the other party fails to fulfill any of its conditions, unless fulfillment has been frustrated or made impossible by the party seeking termination; (iv) the Enterprise Board, if, in the good faith exercise of its fiduciary duties to the stockholders of Enterprise in the context of a proposal to acquire Enterprise by another party, the Enterprise Board decides that such termination is required; and (v) the Enterprise Board, if the Market Value of HBOC Common Stock is less than $50.00 per share.

    If the Merger is terminated by Enterprise in accordance with (iv) above, Enterprise will be obligated to pay (i) all reasonable costs and expenses of HBOC and HBOC-GA incurred in connection with the negotiation and performance of the Merger Agreement including, without limitation, fees and expenses of counsel, fees and expenses of independent public accountants, printing expenses and registration fees in an aggregate amount not to exceed $750,000 and (ii) to HBOC-GA, a fee in the amount of $8,800,000. The Merger Agreement also provides for such reimbursement and fee to be paid to HBOC-GA if the Merger Agreement is terminated by any of the parties because it was not approved by the requisite number of shares of Enterprise Common Stock but only if the Designated Stockholders failed to deliver the Voting Agreements to HBOC-GA within 20 days of the date of the Merger Agreement. Because the Designated Stockholders delivered the Voting Agreements dated as of April 1, 1997, such fee shall not be payable by

Enterprise to HBOC-GA in the event the Merger Agreement is not approved by the requisite number of shares of Enterprise Common Stock. Pursuant to the Voting Agreements, each of the Designated Stockholders has irrevocably appointed HBOC-GA as its proxy to vote all of the shares of Enterprise Common Stock held by such Designated Holder in favor of any proposal to approve and adopt the Merger Agreement and the Merger and any transactions contemplated thereby, other than the proposal to approve the amendment of the Enterprise Stock Plan, and to vote against (but not in favor of) any merger of Enterprise with, or sale of the assets of Enterprise to, a company other than HBOC-GA.

ACCOUNTING TREATMENT

    It is a condition to the consummation of the Merger that HBOC shall have received letters, dated as of the date hereof and as of the Closing Date, from KPMG Peat Marwick LLP and Arthur Andersen LLP to the effect that each of Enterprise and HBOC, respectively, satisfies the tests applicable to it such that the Merger can be accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16, if the Merger is closed and consummated in accordance with the Merger Agreement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following summary, based upon current law, is a general discussion of the principal federal income tax consequences of the Merger, assuming the Merger is consummated as contemplated herein. This summary is based upon the Code, applicable regulations promulgated under the Code by the Treasury Department ("Treasury Regulations") and administrative rulings and judicial authority as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this summary. This summary applies to holders of Enterprise Common Stock who hold their shares of Enterprise Common Stock as capital assets. This summary does not discuss all aspects of income taxation that may be relevant to a particular holder of Enterprise Common Stock in light of such holder's specific circumstances or to certain types of holders subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks and other financial institutions, insurance companies, tax-exempt organizations, and holders who acquired Enterprise Common Stock pursuant to the exercise of options or otherwise as compensation), and it does not discuss any aspect of state, local, foreign or other tax laws. Consequently, each holder of Enterprise Common Stock should consult its own tax advisor as to the specific tax consequences of the Merger to that stockholder.

    As of the date of this Proxy Statement/Prospectus, Sachnoff & Weaver has advised Enterprise that in its opinion (i) the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code, (ii) no gain or loss will be recognized by Enterprise as a result of the consummation of the Merger, and
(iii) no gain or loss will be recognized by an Enterprise stockholder upon the exchange of the shares of Enterprise Common Stock for shares of HBOC Common Stock pursuant to the Merger, except on the receipt of cash in lieu of a fractional share interest in HBOC Common Stock.

    As of the date of this Proxy Statement/Prospectus, Jones, Day, Reavis & Pogue has advised HBOC and HBOC-GA that in its opinion (i) the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code and (ii) no gain or loss will be recognized by either HBOC, HBOC-GA or Enterprise as the result of the consummation of the Merger.

    The opinions of Sachnoff & Weaver and Jones, Day, Reavis & Pogue referred to herein are based upon certain representations and warranties of HBOC, HBOC-GA and Enterprise that are customarily made in connection with such opinions. In addition, consummation of the Merger is conditioned upon the receipt by Enterprise, HBOC and HBOC-GA of the opinions described above dated as of the Closing Date. No ruling, however, has been requested from the Internal Revenue Service in connection with the Merger, and the opinions referred to above would neither be binding upon the Internal Revenue Service nor preclude it from adopting a contrary position.

    Provided that the Merger constitutes a tax-free reorganization, the aggregate adjusted tax basis of the HBOC Common Stock received (including any fractional share interests deemed received) by a stockholder of Enterprise as a result of the Merger will be the same as the aggregate adjusted tax basis of the shares of Enterprise Common Stock surrendered in exchange therefor. The holding period of the HBOC Common Stock received (including any fractional share interests deemed received) by a stockholder of Enterprise as a result of the Merger will include the holding period of the shares of Enterprise Common Stock surrendered in exchange therefor. Any cash that a stockholder of Enterprise receives in lieu of a fractional interest in HBOC Common Stock will be treated as if the fractional share were distributed in the Merger and then redeemed, resulting in gain or loss upon receipt of such cash taxed as provided in Section 302 of the Code.

    To prevent "backup withholding" of federal income tax on any payments of cash to an Enterprise stockholder in the Merger, an Enterprise stockholder must, unless an exception applies under the applicable law and regulations, provide the payor of such cash with such holder's correct taxpayer identification number ("TIN") on a substitute Form W-9 and certify under penalties of perjury that such number is correct and that such holder is not subject to backup withholding. The exceptions provide that certain holders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed statement (I.E., Certificate of Foreign Status on Form W-8) attesting to his or her exempt status. A Substitute Form W-9 will be provided to each Enterprise stockholder in the letter of transmittal to be mailed to each holder after the Effective Time. If the correct TIN and certifications are not provided, a $50 penalty may be imposed on an Enterprise stockholder by the Internal Revenue Service, and any cash received by such stockholder may be subject to backup withholding at a rate of 31%.

    THE DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON EXISTING LAW AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS OF ENTERPRISE ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER (INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS).

NO APPRAISAL RIGHTS

    Because Enterprise Common Stock is a Nasdaq NM security, the holders of shares of Enterprise Common Stock will not be entitled to appraisal rights pursuant to Section 262 of the DGCL in connection with the Merger.

   APPROVAL OF AMENDMENT OF ENTERPRISE SYSTEMS, INC. LONG-TERM INCENTIVE PLAN

DISCUSSION OF PROPOSAL

    The Enterprise Board has adopted, subject to stockholder approval, an amendment to the Enterprise Stock Plan. The purpose for amending the Enterprise Stock Plan is to increase the number of shares available for grant thereunder. Under the Enterprise Stock Plan, a total of 1,114,846 shares of Enterprise Common Stock has been reserved for issuance. Because of Enterprise's decision to make the Enterprise Stock Plan available to greater numbers of employees (and broader classes of employees) and Enterprise's need for flexibility in compensating its key employees, the Enterprise Board has adopted, subject to stockholder approval, an amendment to increase by 300,000 the aggregate number of shares reserved for issuance under the Enterprise Stock Plan, 296,339 of which (the "1996-1997 Options") have been the subject of option grants. The amendment and the grant of options are subject to stockholder approval. As of
            , 1997, the market value of the 300,000 additional shares reserved
for issuance under the Enterprise Stock Plan was $         . Upon stockholder
approval, Enterprise will be required to record compensation expense for the difference between the fair market value of the Enterprise Common Stock on the date of the stockholder approval and the exercise price of $15.50 applicable to the 1996-1997 Options.

DESCRIPTION OF THE PLAN

    GENERAL. The purpose of the Enterprise Stock Plan, which was originally adopted by the Enterprise Board on September 28, 1995 and subsequently approved by the stockholders on October 4, 1995, is to assist Enterprise in attracting and retaining key employees, as well as independent contractors, non-employee directors and consultants, and to give such persons a greater proprietary interest in, and closer identity with, Enterprise and its financial success. The Enterprise Stock Plan authorizes Enterprise to make grants ("Awards") of Incentive Stock Options (within the meaning of Section 422 of the Code), Non-Qualified (or non-statutory) Stock Options (the Incentive and Non-Qualified Stock Options issued under the Enterprise Stock Plan are referred to collectively as "Options"), Restricted Stock, Stock Appreciation Rights ("SARs") and cash awards.

    The Enterprise Stock Plan is administered by a committee of the Enterprise Board consisting of two or more Enterprise Board members (the "Committee"). Currently, the Committee consists of three members. The Committee has complete discretion to determine which employees and non-employees will be recipients of Awards under the Enterprise Stock Plan (the "Participants") and to establish the terms, conditions and limitations of each Award (subject to the terms of the Enterprise Stock Plan and the applicable provisions of the Code), including the type and amount of the Award, the number of shares of Enterprise Common Stock to be subject to Options or issued as Restricted Stock, or the amount of cash to be included in any Award, the exercise price of any Options and the date or dates upon which the Options become exercisable or upon which any restrictions applicable to any Enterprise Common Stock included in the Award lapse. The Committee also has full power to construe and interpret the Enterprise Stock Plan and the Awards granted thereunder, and to establish rules and regulations necessary or advisable for its administration. Cash payments received pursuant to stock options by Enterprise under the Enterprise Stock Plan will be used for general corporate purposes. No more than 200,000 shares may be granted under the Enterprise Stock Plan in any one calendar year to any one employee.

    Awards under the Enterprise Stock Plan may be granted only to key employees and key non-employees (non-employee directors, consultants, or independent contractors) of Enterprise and its subsidiaries. The Committee determines whether a particular employee or non-employee qualifies as a "Key Employee" or "Key Non-Employee." Awards may be granted to a prospective employee, conditioned upon such person becoming an employee.

    TERMS AND CONDITIONS OF AWARDS UNDER THE ENTERPRISE STOCK PLAN. Awards under the Enterprise Stock Plan may consist of any combination of one or more Options, Restricted Stock, SARs, or cash awards, on a stand alone, combination or tandem basis. The Committee may specify that Awards other than Options will be paid in cash, shares of Enterprise Common Stock, or a combination of cash and Enterprise Common Stock.

    The Committee is permitted to cancel any unexpired, unpaid, unexercised or deferred Awards at any time if a Participant (a) provides services for a competitor, (b) discloses confidential information of Enterprise, or (c) fails to disclose and convey to Enterprise any invention or idea developed by the Participant during employment by Enterprise and relating to the business of Enterprise. Unless otherwise described below for Options, or as may be provided in the Award, all unexpired, unpaid, unexercised or deferred Awards will be canceled immediately if a Participant ceases his or her employment with Enterprise and its subsidiary, except for (a) retirement under an Enterprise retirement plan, (b) retirement in the best interests of Enterprise (as determined by Enterprise's chief executive or other designated senior officer) or (c) termination of the Participant's employment upon his or her death or disability. Upon retirement under an Enterprise retirement plan or termination in the best interests of Enterprise, the

Committee may permit Awards to continue and may accelerate exercisability and vesting. Upon the death or disability of a Participant, his or her estate or beneficiaries (or the Participant in the case of disability) may exercise or receive benefits under the Award until the original expiration date as provided in the Award (or within one year in the case of Options) and the Committee may, in its discretion, accelerate the vesting or terminate the restrictions to which the Award is subject.

    Upon any change in the nature or number of outstanding shares of Enterprise Common Stock due to stock split, stock dividend, merger, reorganization or similar event, adjustments will be made to the numbers of shares and the applicable exercise and base prices under outstanding Awards to prevent dilution or enlargement of the Awards previously granted.

    Both Incentive and Non-Qualified Options may be granted pursuant to the Enterprise Stock Plan. Incentive Options must have an exercise price per share equal to at least the fair market value of a share at the time the Award is granted. As required by the Code, if an Incentive Option is granted to a Participant who owns more than ten percent of the voting power of Enterprise (a "Significant Stockholder"), then the exercise price per share will be not less than one hundred ten percent (110%) of fair market value on the date of grant. Fair market value equals the closing sales price of the Enterprise Common Stock on the date of grant. The exercise price for Non-Qualified Options is determined by the Committee in its sole discretion on the date of grant, and, except as may be determined to be appropriate by the Committee pursuant to Section 162(m) of the Code, may be less than fair market value. The maximum term of all Incentive Options granted under the Enterprise Stock Plan is ten years; provided that Incentive Options granted to a Significant Stockholder have a maximum term of five years. The term of Non-Qualified Options may be set by the Committee in its discretion. No Options may be granted more than ten years from the date the Enterprise Stock Plan was adopted. All Options are non-transferable and may be exercised during a Participant's lifetime only by the Participant.

    At the time an Option is awarded, the Committee specifies the date or dates upon which the Option, or portions of the Option, becomes exercisable. The permissible manner of payment for the purchase price upon exercise of the Option (such as cash, check, or the transfer of previously owned, fully paid shares of Enterprise Common Stock) is set by the Committee in the particular Award agreement or by general rules.

    A Participant who ceases to be an employee or "Key Non-Employee" of Enterprise or its subsidiary is permitted to exercise any Option, to the extent it is exercisable on the date of such cessation, but only within one month of such cessation, provided that if a Participant voluntarily ceases employment after reaching age 60, he or she is allowed three months in which to exercise the Option, to the extent to which it is exercisable upon termination of employment. A Participant who is terminated for "cause," as defined in the Enterprise Stock Plan, will immediately lose all rights to exercise any Options. If a Participant dies, his or her estate or personal representative may exercise the Option, to the extent it is exercisable on the date of death. If a Participant becomes permanently disabled, he or she may exercise an Option to the extent it is exercisable at the time of the onset of the disability or, if the Option vests periodically, to the extent it would have been exercisable as of the next vesting date. In the case of either death or disability, the Option must be exercised within three months after the date of death or onset of disability, and prior to the original expiration date of the Option.

    The Committee may award shares of Enterprise Common Stock (or grant an Award denominated in units consisting of shares of Enterprise Common Stock) on a restricted basis. The terms of a Restricted Stock Award, including the consideration, if any, to be paid by the Participant to acquire the stock and the restrictions placed upon such shares and the time or times or event or events upon which such restrictions will lapse, are determined by the Committee at the time the Award is made and are described in the Award agreement. After the Restricted Stock is awarded, the Participant is a stockholder with respect to such stock, and has rights to vote and receive dividends with respect to such stock. Shares of Restricted Stock may not be transferred, assigned or pledged prior to the lapse of the applicable restrictions. The Committee, in its discretion, may accelerate the date on which the restrictions lapse.

    The Committee may award SARs either alone, in tandem or in combination with an Option or other Award. A SAR will permit the Participant to receive, upon exercise, cash or shares of Enterprise Common Stock equal in value to the excess of the fair market value of a share of Enterprise Common Stock as of the exercise date over the base price set by the Committee at the time the SAR is granted, multiplied by the number of shares of Enterprise Common Stock then being exercised under the SAR. The base price will be at least the fair market value of a share of Enterprise Common Stock on the date of grant, unless a lower base price is approved by the Enterprise Board. SARs become exercisable upon the date or dates, or the occurrence of the events, set by the Committee at the time of grant. A SAR may only be exercised by the Participant or, if applicable, by the Participant's personal representative.

    Under the provisions of the Enterprise Stock Plan, all members of the Enterprise Board who are not employees of Enterprise will receive an option to purchase 5,000 shares of Enterprise Common Stock. The Option is granted on the date such person is first appointed or elected to the Enterprise Board. Each Option issued to a non-employee member of the Enterprise Board becomes exercisable in equal annual installments on the first through third anniversaries of the date of grant; provided, however, each such Option becomes immediately exercisable if the non-employee director ceases to be a director because of death or disability.

    The Committee may award cash payments under the Enterprise Stock Plan, subject to restrictions and conditions and other terms as determined by the Committee at the time of the Award. A cash Award will be subject to cancellation or forfeiture upon the terms set forth above.

    FEDERAL INCOME TAX EFFECTS. Under the Code, as presently in effect, the grant of an Option or SAR or the award of Restricted Stock under the Enterprise Stock Plan will not generate federal income to a Participant or a deduction to Enterprise.

    Upon exercise of a Non-Qualified Option or a SAR, the Participant is normally deemed to have received ordinary income in an amount equal to the difference between the exercise price for the Option and the fair market value of Enterprise's Common Stock on the exercise date or, in the case of a SAR, equal to the amount of payment received from Enterprise (less any exercise price, if applicable). Enterprise is generally entitled to a tax deduction in the same amount as is recognized by the Participant and at the same time. Upon a disposition of shares acquired upon exercise of a Non-Qualified Option, any amount received in excess of the market value of the shares at the time of exercise of the Option generally is treated as long-term or short-term capital gain, depending on the holding period of the shares. Enterprise is not entitled to any tax deduction upon such subsequent disposition.

    In the case of Incentive Options, the Participant recognizes no ordinary income on the date of grant or exercise. If the Participant holds the stock acquired through exercise of an Incentive Option for one year from the date of exercise and two years from the date of grant, the Participant thereafter recognizes long-term capital gain or loss upon a subsequent sale of the stock, based on the difference between the Incentive Option's exercise price and the sale price. If the stock is sold before the requisite holding period, the Participant recognizes ordinary income based upon the difference between the exercise price and the lesser of the sales price or the fair market value upon the date of exercise. Enterprise generally is allowed a business expense deduction only if, and to the extent, the Participant recognizes ordinary income.

    For Awards of Restricted Stock, the fair market value of the stock is not taxable to the Participant as ordinary income until the year the Participant's interest is freely transferable or no longer subject to a substantial risk of forfeiture. Section 83 of the Code, however, permits a Participant to elect to have the fair market value of the stock taxed as ordinary income in the year the Award is received. Dividends on Restricted Stock are treated as ordinary income at the time paid. Enterprise generally is entitled to a deduction equal to the amount of ordinary income recognized by the Participant.

    Upon the grant of a cash award, the Participant recognizes ordinary income equal to the amount of the Award, which amount will be includable in the Participant's taxable income in the year such cash award is paid. Enterprise is entitled to a deduction in the same year equal to the amount of the Award.

NEW PLAN BENEFITS

    Subject to the approval of the amendment of the Enterprise Stock Plan by Enterprise's stockholders, options to purchase an aggregate of 296,339 shares of Enterprise Common Stock will be received by or allocated to each of the following:

                                                                                        OPTION AWARDS(1)
NAME OF PERSON OR IDENTITY OF GROUP                                                     (NO. OF SHARES)
--------------------------------------------------------------------------------------  ----------------
Glen E. Tullman.......................................................................         20,000
  Chief Executive Officer

Joseph E. Carey.......................................................................         20,000
  President

David B. Mullen.......................................................................         20,000
  Chief Financial Officer

Steven M. Katz........................................................................         20,000
  Chief Operating Officer

David A. Carlson......................................................................          5,000
  Executive Vice President

Executive Group.......................................................................        135,800

Non-Executive Director Group..........................................................         86,667

Non-Executive Officer Employee Group..................................................         73,872

------------------------

(1) The stock options have a term of ten years, but are subject to earlier cancellation under certain circumstances. The exercise price is $15.50, the closing price of Enterprise Common Stock on the date of grant.

VOTE REQUIRED; RECOMMENDATION OF THE ENTERPRISE BOARD

    The amendment to the Enterprise Stock Plan became effective on December 5, 1996 by resolution of the Enterprise Board, subject to its approval by Enterprise stockholders. Accordingly, approval of the Enterprise Stock Plan requires the affirmative vote of the holders of a majority of the shares of Enterprise Common Stock outstanding as of the Record Date and present in person or by proxy at the Meeting. If the amendment and the Merger are both approved by the holders of Enterprise Common Stock, the 1996-1997 Options will vest and, pursuant to the terms of the Merger Agreement, will be assumed by HBOC. Regardless of whether the Merger is approved, if the amendment is not approved, the 1996-1997 Options will be cancelled. Approval of the amendment will not affect the Exchange Ratio or the number of shares of HBOC Common Stock issuable to holders of Enterprise Common Stock. THE ENTERPRISE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT OF THE ENTERPRISE STOCK PLAN. THE PROXIES SOLICITED BY AND ON BEHALF OF THE ENTERPRISE BOARD WILL BE VOTED FOR APPROVAL OF THE AMENDMENT OF THE ENTERPRISE STOCK PLAN, UNLESS A CONTRARY CHOICE IS SPECIFIED IN THE PROXY.

          INTERESTS OF CERTAIN PERSONS IN EACH OF HBOC AND ENTERPRISE

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF HBOC

    The following table sets forth, as of April 30, 1997, unless otherwise indicated, certain information with respect to all stockholders known to HBOC to beneficially own more than five percent of the HBOC

Common Stock and information with respect to HBOC Common Stock beneficially owned by each director of HBOC, the Chief Executive Officer of HBOC and HBOC's other executive officers who were the most highly compensated for the year ended December 31, 1996, and all directors and executive officers of HBOC as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to HBOC Common Stock owned by them and beneficial ownership is determined in accordance with the rules of the Commission.

                                                                             AMOUNT AND NATURE
                                                                               OF BENEFICIAL
NAME AND ADDRESS OF BENEFICIAL OWNER                                             OWNERSHIP          PERCENT OF CLASS
-------------------------------------------------------------------------  ----------------------  -------------------
FMR Corp. ...............................................................          4,898,890(1)              5.3%
  82 Devonshire Street
  Boston, Massachusetts 02109
Putnam Investments, Inc. ................................................          6,319,053(2)              6.9%
  One Post Office Square
  Boston, Massachusetts 02109
Alfred C. Eckert III ....................................................             35,000(3)             *
Holcombe T. Green, Jr. ..................................................          1,238,860(4)              1.4%
Philip A. Incarnati .....................................................             35,000(5)             *
Alton F. Irby III .......................................................             33,000(3)             *
Gerald E. Mayo ..........................................................             72,000(5)             *
Charles W. McCall .......................................................          1,121,738(6)              1.3%
James V. Napier .........................................................             65,488(7)             *
Donald C. Wegmiller .....................................................             15,000(5)             *
Jay P. Gilbertson .......................................................             79,549(8)             *
Albert J. Bergonzi ......................................................             31,806(3)             *
Jay M. Lapine ...........................................................                191                *
Russell G. Overton ......................................................             27,889(9)             *
All Directors and Executive Officers as a Group (12 persons) ............          2,747,371(10)             3.0%

------------------------

 * Less than 1%.

 (1) According to the joint Schedule 13G as of December 31, 1996, of FMR Corp. ("FMR"), FMR has sole dispositive power with respect to all of such shares and sole voting power with respect to 138,080 shares.

 (2) According to the joint Schedule 13G as of December 31, 1996, of Putnam Investments, Inc. ("PI"), its parent, Marsh & McLennan Companies, Inc. and PI's subsidiaries, Putnam Investment Management, Inc. ("PIM") and The Putnam Advisory Company, Inc. ("PAC"), PAC has shared voting and shared dispositive power with respect to 776,300 and 1,213,065 of such shares, PIM has shared dispositive power with respect to 5,105,988 of such shares and PI has shared voting and shared dispositive power with respect to 776,300 and 6,319,053 of such shares.

 (3) Includes 30,000 shares that may be acquired though the exercise of presently exercisable stock options.

 (4) Includes 440,000 shares that Mr. Green may acquire through the exercise of presently exercisable stock options; 11,460 shares held in an IRA for the benefit of Mr. Green; 663,300 shares held by a limited partnership of which Mr. Green's wife is a general partner and with respect to which beneficial ownership is disclaimed, except to the extent of his pecuniary interest therein; and 124,100 shares held by HTG Corp., which is wholly owned by Mr. Green.

 (5) Represents shares that may be acquired through the exercise of presently exercisable stock options.

 (6) Includes 173,332 shares that may be acquired through the exercise of presently exercisable stock options.

 (7) Includes 700 shares owned by Mr. Napier's daughter and 40,000 shares that may be acquired through the exercise of presently exercisable stock options.

 (8) Includes 70,000 shares that may be acquired through the exercise of presently exercisable stock options.

 (9) Includes 8,464 shares that may be acquired through the exercise of presently exercisable stock options.

(10) Includes 943,796 shares that may be acquired through the exercise of presently exercisable stock options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ENTERPRISE

    The following table sets forth, as of May 12, 1997, unless otherwise indicated, certain information with respect to all stockholders known to Enterprise to beneficially own more than five percent of the Enterprise Common Stock, and information with respect to Enterprise Common Stock beneficially owned by each director of Enterprise, the Chief Executive Officer of Enterprise and Enterprise's four other most highly compensated executive officers for the year ended December 31, 1996, and all directors and executive officers of Enterprise as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to Enterprise Common Stock owned by them, subject to community property laws where applicable, and beneficial ownership is determined in accordance with the rules of the Commission.

                                                                                AMOUNT AND NATURE OF     PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                            BENEFICIAL OWNERSHIP      SHARES(1)
-----------------------------------------------------------------------------  ----------------------  ---------------
Enterprise 401(k) Retirement Plan............................................            747,604(2)            9.0%
Glen E. Tullman..............................................................            170,599(3)            2.1%
Joseph E. Carey..............................................................             74,536(4)           *
David B. Mullen..............................................................             50,450(5)           *
Steven M. Katz...............................................................             33,109(6)           *
David A. Carlson.............................................................            142,200(7)            1.7%
Thomas R. Hutchison..........................................................            121,667(8)            1.5%
Robert A. Compton............................................................             13,723(9)           *
M. Fazle Husain..............................................................            --     (10)         --
Bernard Goldstein............................................................            104,228(11)           1.3%
Thomas R. Pirelli............................................................          1,448,723(12)          17.5%
Putnam Investments, Inc......................................................            568,200(13)           6.9%
Morgan Stanley Venture Capital Fund II, L.P..................................            657,857(14)           7.9%
All Directors and Executive Officers as a Group (11 persons).................            728,846(15)           8.5%

------------------------

 * Less than 1%.

 (1) Applicable percentage of ownership as of May 12, 1997 is based upon 8,270,922 shares of Common Stock outstanding. Shares of Enterprise Common Stock subject to options currently exercisable or exercisable prior to June 30, 1997 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

 (2) Includes 20,802, 21,984 and 29,496 shares held in the Enterprise 401(k) Retirement Plan (the "401(k) Plan") beneficially owned by Messrs. Carey, Carlson and Pirelli, respectively. The trustee of the 401(k) Plan is Emjay Corporation, 725 West Glendale Avenue, Glendale, Wisconsin 53209.

 (3) Includes options to purchase 44,907 shares of Enterprise Common Stock.

 (4) Includes options to purchase 53,334 shares of Enterprise Common Stock and 20,802 shares of Enterprise Common Stock held in the 401(k) Plan.

 (5) Includes options to purchase 46,250 shares of Enterprise Common Stock.

 (6) Includes options to purchase 32,709 shares of Enterprise Common Stock.

 (7) Includes options to purchase 56,667 shares of Enterprise Common Stock, 21,984 shares of Enterprise Common Stock held in the 401(k) Plan, and 63,549 shares of Enterprise Common Stock held in the David A. Carlson Trust dated October 12, 1992.

 (8) Includes options to purchase 6,667 shares of Enterprise Common Stock. Mr. Hutchison serves as the trustee of an irrevocable trust for each of Mr. Pirelli's two daughters and has beneficial ownership of 100,000 shares of Enterprise Common Stock held in such trusts (the "Trusts"). Mr. Pirelli is a principal stockholder of Enterprise.

 (9) Includes options to purchase 6,667 shares of Enterprise Common Stock.

(10) Mr. Husain disclaims beneficial ownership of the shares held by Morgan Stanley Venture Capital Fund II, C.V. ("MSCV") and affiliated entities. See note 14 below.

(11) Includes options to purchase 21,667 shares of Enterprise Common Stock.

(12) Includes 29,496 shares of Enterprise Common Stock held in the 401(k) Plan, 1,356,119 shares of Enterprise Common Stock held in the Thomas R. Pirelli Trust U/A/D January 26, 1990 and 43,445 shares held by the Thomas R. Pirelli Foundation. Mr. Pirelli is a trustee of the foundation. Mr. Pirelli disclaims beneficial ownership in the 100,000 shares of Enterprise Common Stock held in the Trusts. Mr. Pirelli's address is 909 East Oakhurst, Riverwoods, Illinois 60015.

(13) The address of Putnam Investments, Inc. is One Post Office Square, Boston, Massachusetts 02109.

(14) Includes options to purchase 15,000 shares of Enterprise Common Stock and 161,266 shares of Enterprise Common Stock held by Morgan Stanley Venture Investors, L.P. ("MSVI") and 78,713 shares of Enterprise Common Stock held by MSCV. The general partner of Morgan Stanley Venture Capital Fund II, L.P., MSVI and MSCV is Morgan Stanley Venture Capital II, Inc., a wholly owned subsidiary of Morgan Stanley Group, Inc. Mr. Husain serves as a director of Enterprise as a nominee of Morgan Stanley Venture Capital Fund II, L.P., MSVI and MSCV. The address of each of Morgan Stanley Venture Capital Fund II, L.P., MSVI and MSCV is 1221 Avenue of the Americas, New York, New York 10020.

(15) Includes options to purchase 287,202 shares of Enterprise Common Stock and 42,786 shares of Enterprise Common Stock held in the 401(k) Plan.

INTERESTS OF CERTAIN ENTERPRISE PERSONS IN MATTERS TO BE ACTED UPON

    In considering the Merger, holders of Enterprise Common Stock should be aware that the directors and executive officers of Enterprise have interests in the Merger in addition to their interests as stockholders of Enterprise generally, as described below.

    Pursuant to certain agreements, certain persons who have served as executive officers of Enterprise at any time since January 1, 1996 are entitled to receive severance payments if their employment is terminated under certain circumstances. If Enterprise elects not to renew the employment of Joseph E. Carey, David A. Carlson, Stanley A. Crane, Steven M. Katz, David B. Mullen, Robert W. Rook, Jr. or Glen E. Tullman at the end of the term of his respective employment agreement or if Enterprise terminates any such executive officer's employment without cause, as defined in the agreements, such executive officer would be entitled to (i) his salary through his final date of active employment plus any accrued but unused vacation pay, (ii) an amount equal to his then current salary, payable over a twelve month period, and (iii) any benefits mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") or required under any death, insurance or retirement plan, program or agreement provided by Enterprise or to which such executive officer is a party or participant. If within twelve months of a change in control, such as the Merger, any such executive officer's employment is terminated without cause or if the executive officer elects to terminate his employment within 30 days of either a material modification, without his consent, of his principal duties or a request that he relocate, without his consent, his residence greater than 50 miles from his then current residence, then such executive officer shall receive the following additional benefits: (1) any unvested options to purchase Enterprise Common Stock granted to such executive officer shall immediately vest; (2) 100% of the bonus to which such executive officer would have been entitled had he remained employed until the last day of the then current calendar year (and then been terminated); and (3) payment of health insurance premiums for the duration of the COBRA continuation period for such executive officer and any dependents. Each agreement has an initial term of one year, is renewable for successive periods of one year after expiration of each term and is terminable by either party by written notice at least 30 days prior to the expiration of such term. Currently the base salary of each of these executive officers is as follows: Mr. Carey: $205,000; Mr. Carlson: $135,000; Mr. Crane: $170,000; Mr. Katz: $220,000; Mr. Mullen: $230,000; Mr. Rook:
$130,000; and Mr. Tullman: $275,000.

    Enterprise has granted a number of the 1996-1997 Options to certain persons who have served as executive officers and directors of Enterprise at any time since January 1, 1996. Such grants are contingent upon the approval of the proposal to amend the Enterprise Stock Plan to increase the number of shares issuable thereunder. See "Approval of Amendment of Enterprise Systems, Inc. Long-Term Incentive Plan." If the amendment of the Enterprise Stock Plan is approved by the Enterprise stockholders, the 1996-1997 Options will vest as to the following number of shares of Enterprise Common Stock: Mr. Carey: 20,000 shares; Mr. Carlson: 5,000 shares; Mr. Compton: 20,000 shares; Mr. Crane: 20,000 shares; Mr. Goldstein: 20,000 shares; MSVI: 20,000 shares; Mr. Hutchison: 26,667 shares; Mr. Katz: 20,000 shares; Mr. Mullen: 20,000 shares; Mr. Rook: 30,800 shares; and Mr. Tullman: 20,000 shares.

    Pursuant to the provisions of the Enterprise Stock Plan, as a result of the Merger, all unvested and unexercisable option grants will vest and become exercisable. Accordingly, as a result of the Merger, options held by the following directors and executive officers will vest as to the following number of shares of Enterprise Common Stock, including the 1996-1997 Options: Mr.
Carey: 39,166 shares; Mr. Carlson: 10,833 shares; Mr. Compton: 13,333 shares; Mr. Crane: 41,666 shares; Mr. Goldstein: 13,333 shares; MSVI: 20,000 shares; Mr.
Hutchison: 20,000 shares; Mr. Katz: 52,916 shares; Mr. Mullen: 56,250 shares; Mr. Rook: 30,800 shares; and Mr. Tullman: 77,939 shares.

    Bernard Goldstein, a director of Enterprise, is a Director of Broadview. Pursuant to an agreement between Enterprise and Broadview, Broadview will receive a fee of approximately $1.4 million upon consummation of the Merger and will be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith. See "The Merger Proposal -- Opinion of Financial Advisor of Enterprise."

    HBOC-GA has agreed that subsequent to the Closing Date, it will provide to the directors and officers of Enterprise indemnification in accordance with the current provisions of the Certificate of Incorporation and By-laws of Enterprise with respect to matters occurring prior to the Effective Time, including, without limitation, the Merger Agreement and the transactions contemplated thereby, for a period of six years from the Effective Time or until any known matters are resolved. See "Comparison of Rights of Holders of Shares of Each of HBOC Common Stock and Enterprise Common Stock--Liability and Indemnification of Officers and Directors." Additionally, HBOC has agreed to maintain in effect for twelve months following the Closing Date the policies of directors' and officers' liability insurance currently maintained by Enterprise, provided that the premiums therefor are no greater than 100% of the annual premiums for such coverage as of the date of the Merger Agreement.

              COMPARISON OF RIGHTS OF HOLDERS OF SHARES OF EACH OF
                 HBOC COMMON STOCK AND ENTERPRISE COMMON STOCK

INTRODUCTION

    HBOC and Enterprise are each incorporated under the laws of the State of Delaware. The holders of shares of Enterprise Common Stock, whose rights as stockholders are currently governed by Delaware law, the Amended and Restated Certificate of Incorporation of Enterprise (the "Enterprise Charter") and the Amended and Restated By-laws of Enterprise (the "Enterprise Bylaws"), will, upon the exchange of their shares pursuant to the Merger, become holders of shares of HBOC Common Stock, and their rights as such will be governed by Delaware law, the HBOC Certificate of Incorporation, as amended (the "HBOC Charter"), and the Amended and Restated Bylaws of HBOC (the "HBOC Bylaws"). The material differences between the rights of holders of shares of Enterprise Common Stock and the rights of holders of shares of HBOC Common Stock result from differences in their governing corporate documents and are summarized below.

    The following summary does not purport to be a complete statement of the rights of holders of shares of HBOC Common Stock under applicable Delaware law, the HBOC Charter and HBOC Bylaws or a comprehensive comparison with the rights of the holders of shares of Enterprise Common Stock under applicable Delaware law, the Enterprise Charter and Enterprise Bylaws or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the DGCL and the governing corporate documents of HBOC and Enterprise, to which holders of shares of Enterprise Common Stock are referred. See "Incorporation of Certain Information by Reference."

AUTHORIZED CAPITAL STOCK

    The DGCL requires that a corporation's certificate of incorporation set forth the total number of shares of all classes of stock which the corporation has authority to issue and a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof. The HBOC Charter provides that HBOC has authority to issue (i) 250,000,000 shares of HBOC Common Stock and (ii) 1,000,000 shares of preferred stock, no par value. The Enterprise Charter provides that Enterprise has the authority to issue (i) 30,000,000 shares of Enterprise Common Stock and (ii) 1,000,000 shares of preferred stock, par value $.01 per share.

BOARD OR STOCKHOLDER APPROVED PREFERRED STOCK

    The DGCL permits a corporation's certificate of incorporation to allow its board of directors to issue, without stockholder approval, one or more series of preferred or preference stock and to designate their rights, preferences, privileges and restrictions. The HBOC Charter grants such power to the HBOC Board. The HBOC Board has designated one series of preferred stock, the Series A Junior Participating Preferred Stock. See "Incorporation of Certain Information by Reference." The Enterprise Charter also grants such power to the Enterprise Board. The Enterprise Board has not designated any series of preferred stock.

VOTING RIGHTS

    The DGCL states that, unless a corporation's certificate of incorporation or, with respect to clauses (ii) and (iii), the bylaws, specify otherwise, (i) each share of its capital stock is entitled to one vote, (ii) a majority of voting power of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a stockholders' meeting and (iii) in all matters other than the election of directors, the affirmative vote of a majority of the voting power of shares, present in person or represented by proxy at the meeting and entitled to vote on the subject matter, shall be the action of the stockholders. The holders of shares of HBOC Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders of HBOC. The holders of shares of Enterprise Common Stock are entitled to one vote per share on all matters to be submitted to a vote of the stockholders of Enterprise.

NUMBER OF DIRECTORS

    Under the DGCL, unless a corporation's certificate of incorporation specifies the number of directors, such number shall be fixed by, or in the manner provided in, its bylaws. If a corporation's certificate of incorporation expressly authorizes its board of directors to amend its bylaws, its board of directors may change the authorized number of directors by an amendment to the corporation's bylaws, if fixed therein, or in such manner as is provided therein. If such certificate of incorporation specifies the number of directors, the number of directors can only be changed by amending the certificate of incorporation. The HBOC Bylaws provide that the number of members of the HBOC Board shall be not less than three nor more than fifteen, such number to be established by the HBOC Board or stockholders. The number of directors on the HBOC Board is currently eight. The Enterprise Charter specifies that the number of directors shall be not less than six nor more than nine, such number to be established by the Enterprise Board. The Enterprise Charter further provides that the Enterprise Board shall be divided into three classes, as nearly equal in number as possible. The number of directors constituting the Enterprise Board is currently five.

ELECTION OF BOARD OF DIRECTORS

    The DGCL provides that a corporation's directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Under the DGCL, a corporation's certificate of incorporation may provide that stockholders of a corporation can elect directors by cumulative voting. Neither the HBOC Charter nor the Enterprise Charter provides for cumulative voting.

VOTE ON MERGER, CONSOLIDATION OR SALE OF SUBSTANTIALLY ALL ASSETS

    The DGCL generally requires approval of any merger, consolidation or sale of substantially all the assets of a corporation at a meeting of stockholders by vote of the holders of a majority of all outstanding shares of the corporation entitled to vote thereon. The certificate of incorporation of a Delaware corporation may provide for a greater vote. The HBOC Charter generally requires the affirmative vote of four-fifths of the outstanding shares of HBOC Common Stock to approve certain business combinations, except under certain circumstances. The Enterprise Charter does not contain any provision requiring a greater vote with respect to business combinations. See "-- Anti-Takeover Protection."

SPECIAL MEETINGS OF STOCKHOLDERS

    Under the DGCL, special stockholder meetings of a corporation may be called by its board of directors and by any person or persons authorized to do so by its certificate of incorporation or bylaws. Under the HBOC Charter and Bylaws, special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Chairman of the Board or the President or by holders of four-fifths of the outstanding shares of HBOC Common Stock and shall be called by the Chairman of the Board or President at the request in writing of three-fourths of the directors of HBOC. Such requests shall state the purpose or purposes of the proposed meeting. The Enterprise Charter and the Enterprise Bylaws provide that special meetings of stockholders may be called by a majority of the Enterprise Board or upon the written request of stockholders owning at least 50% of the entire capital stock of Enterprise issued, outstanding and entitled to vote. The written notice of a special meeting shall state the purpose or purposes for which the meeting is called.

STOCKHOLDER ACTION BY WRITTEN CONSENT

    Under the DGCL, any action by a corporation's stockholders must be taken at a meeting of such stockholders, unless a consent in writing setting forth the action so taken is signed by the stockholders having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Actions by written consent, however, may not be taken if otherwise provided for in the certificate of incorporation. Both the HBOC Charter and the Enterprise Charter expressly prohibit written consents by stockholders.

AMENDMENT OF CERTIFICATE OF INCORPORATION

    The DGCL allows amendment of a corporation's certificate of incorporation if its board of directors adopts a resolution setting forth the amendment proposed and declaring its advisability and the stockholders thereafter approve such proposed amendment, either at a special meeting called by the board for the purpose of approval of such amendment by the stockholders or, if so directed by the board, at the next annual stockholders' meeting. At any such meeting, the proposed amendment generally must be approved by a majority of the outstanding shares entitled to vote. The holders of the outstanding shares of a class are entitled to vote as a separate class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but not affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class for the purposes of a vote on the amendment. Under the DGCL, a corporation's certificate of incorporation also may require, for action by the board or by the holders of any class or series of voting securities, the vote of a greater number or proportion than is required by the DGCL and the provision of the certificate of incorporation requiring such greater vote may also provide that such provision cannot be altered, amended or repealed except by such greater vote.

    The HBOC Charter contains no provisions requiring a vote greater than that specified in the DGCL to amend the HBOC Charter, except for those provisions relating to business combinations. The Enterprise Charter contains no provisions requiring a vote greater than that specified in the DGCL to amend the Enterprise Charter, except for those provisions relating to its board of directors and actions of stockholders.

AMENDMENT OF BYLAWS

    Under the DGCL, the power to adopt, amend or repeal a corporation's bylaws resides with the stockholders entitled to vote thereon, and with the directors of such corporation if such power is conferred upon the board of directors by the certificate of incorporation. The HBOC Charter authorizes the HBOC Board to make, alter or repeal the HBOC Bylaws. The Enterprise Charter provides that the Enterprise Bylaws may be adopted, amended or repealed either by the Enterprise Board or by holders of at least two-thirds of the voting power of the shares of Enterprise entitled to vote generally in the election of directors.

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The DGCL provides that a corporation may limit or eliminate a director's personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Both the HBOC Charter and the Enterprise Charter provide for elimination of personal liability, subject to the statutory exceptions.

    Under the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. The HBOC Bylaws and the Enterprise Charter provide to directors and officers of HBOC and Enterprise, respectively, indemnification to the fullest extent provided by law. Additionally, the HBOC Bylaws and the Enterprise Charter provide that expenses incurred by a person in defending a civil or criminal action, suit or proceeding by reason of the fact that he or she is a director, officer, employee or agent may be paid in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he or she is entitled to be indemnified by HBOC or Enterprise, as the case may be, as authorized by relevant Delaware law.

PAYMENT OF DIVIDENDS

    The DGCL permits the payment of dividends and the redemption of shares out of a corporation's surplus. Under the DGCL, if a dividend is paid out of capital surplus, stockholders need not be so notified, and the dividends may, in certain cases, also be paid out of net profits for the fiscal year in which declared or out of net profits for the preceding fiscal year. Neither the HBOC Charter nor the Enterprise Charter has provisions limiting the payment of dividends.

ANTI-TAKEOVER PROTECTION

    Under the DGCL, a merger or consolidation generally must be approved by the affirmative vote of the holders of a majority of all of the outstanding shares of stock entitled to vote thereon. However, no stockholder approval is required if the acquiring corporation owns 90% or more of the outstanding shares of the acquired corporation.

    In addition to the DGCL's general requirements, Section 203 of the DGCL, "Business Combinations with Interested Stockholders," prohibits a corporation that does not opt out of its provisions from entering into certain business combination transactions with "interested stockholders" (generally defined to include persons beneficially owning 15% or more of the corporation's outstanding capital stock) unless certain super-majority votes are obtained. HBOC has opted out of Section 203 in its Bylaws. However, the HBOC Charter places certain restrictions on "Business Combinations" (such as a merger) with "Controlling Persons" (generally a person holding more than 10% of the HBOC Common Stock) unless, generally speaking, the Business Combination has been approved by the affirmative vote of the holders of four-fifths of the outstanding HBOC Common Stock not held by the Controlling Person or its related entities or by a majority of directors who were directors prior to the time the Controlling Person became a Controlling Person and who are not affiliated with the Controlling Person. Such provisions do not apply to the Merger. Enterprise has not opted out of Section 203 in the Enterprise Charter or Bylaws.

APPRAISAL RIGHTS

    Generally, no appraisal rights are available under the DGCL for shares of any class of stock which are (i) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders. Further, under the DGCL, stockholders of corporations being acquired pursuant to a merger have the right to serve upon the corporation a written demand for appraisal of their shares when the stockholders receive any form of consideration for their shares other than (a) shares of the surviving corporation, (b) shares of any other corporation (i) listed on a national securities exchange, (ii) designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or (iii) held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares or (d) any combination thereof. Stockholders entitled to appraisal rights subsequently receive cash from the corporation equal to the value of their shares as established by judicial appraisal. Corporations may enlarge these statutory rights by including in their certificate of incorporation a provision allowing appraisal rights in any merger in which the corporation is a constituent corporation. Neither the HBOC Charter nor the Enterprise Charter contains such a provision on appraisal rights.

    The holders of shares of Enterprise Common Stock are not entitled to appraisal rights in connection with the Merger pursuant to Section 262 of the DGCL because Enterprise Common Stock is designated as a national market system security on the Nasdaq NM.

                                BUSINESS OF HBOC

GENERAL

    HBOC develops integrated patient care, clinical, financial, managed care and strategic management software solutions for the healthcare industry. These open systems applications facilitate the integration of clinical, financial and administrative data from a wide range of customer systems and software. HBOC's broad product portfolio can be implemented in a variety of combinations from stand-alone to enterprisewide, enabling customers to add incremental capabilities to existing information systems without making prior capital investments obsolete. HBOC also provides a full complement of network communications technologies, including wireless capabilities, as well as outsourcing services that are offered under contract management agreements whereby its staff manages and operates data centers, information systems, organizations and business offices of healthcare institutions of various sizes and structures. In addition, HBOC offers a wide range of electronic commerce services, including electronic medical claims and remittance advice services as well as statement processing.

    HBOC markets its products and services to integrated health delivery networks, hospitals, physicians' offices, home health providers, pharmacies, reference laboratories, managed care providers and payers. HBOC also sells its products and services internationally through subsidiaries and/or distribution agreements in the United Kingdom, Canada, Ireland, Saudi Arabia, Kuwait, Australia, Puerto Rico and New Zealand.

    As of December 31, 1996, HBOC had 4,404 employees worldwide.

RECENT DEVELOPMENTS

    HBOC has entered into an Agreement of Merger dated February 10, 1997 among HBOC, HBOC-GA and AMISYS. If such agreement is approved by the stockholders of AMISYS at a special meeting scheduled to occur on June 13, 1997 and all other conditions to closing are satisfied, up to 3,089,217 shares of HBOC Common Stock will be issued to such stockholders in connection with the merger of AMISYS with and into HBOC-GA. AMISYS develops, markets and supports managed healthcare information systems for payers and providers who offer managed care products and services.

                             BUSINESS OF ENTERPRISE

    Enterprise is a healthcare information services company that develops, implements and services an integrated suite of resource management software to assist healthcare providers in managing operations and reducing costs. These resource management systems, which are sold primarily to acute care hospitals, focus on materials and financial management, operating room logistics, patient and staff scheduling and decision support systems. These systems enable healthcare providers to improve productivity through the redesign and automation of operational processes and to obtain the information necessary to measure and control costs. Enterprise's healthcare information systems operate on personal computer networks and make extensive use of electronic data interchange, enabling Enterprise's customers to redesign their resource management functions to enhance efficiency and productivity.

    As of February 28, 1997, Enterprise had 436 full-time employees.

                             STOCKHOLDER PROPOSALS

    If the Merger is not consummated, proposals of stockholders intended to be presented at Enterprise's 1997 annual meeting of stockholders were required to be received by Enterprise by December 20, 1996 for inclusion in Enterprise's proxy materials relating to such meeting. In the event the Merger is consummated, there will not be a 1997 annual meeting of stockholders of Enterprise.

                                 OTHER MATTERS

    The management of Enterprise knows of no other matters that may come before the Meeting. However, if matters other than those referred to above should properly come before the Meeting, it is the intention of the persons named on the enclosed form of proxy to vote such proxy in accordance with their best judgment.

                             CERTAIN LEGAL MATTERS

    The validity of the shares of HBOC Common Stock offered hereby have been passed upon for HBOC by Jones, Day, Reavis & Pogue, Atlanta, Georgia. Certain tax matters in connection with the Merger have been passed upon for Enterprise by Sachnoff & Weaver, Ltd., Chicago, Illinois.

                                    EXPERTS

    The audited financial statements and schedule of HBOC incorporated by reference in this Proxy Statement/Prospectus and elsewhere in the Registration Statement of which this Proxy Statement/Prospectus is a part, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    The consolidated financial statements of Enterprise incorporated by reference in Enterprise's Annual Report (Form 10-K) for the year ended December 31, 1996, which is referred to and made a part of this Proxy Statement/Prospectus and the Registration Statement, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                                                      APPENDIX A

                              AGREEMENT OF MERGER

    THIS AGREEMENT OF MERGER, made this 13th day of March, 1997, by and among HBO & Company, a Delaware corporation ("Parent"); HBO & Company of Georgia, a Delaware corporation (hereinafter referred to as "Purchaser"); and Enterprise Systems, Inc., a Delaware corporation (hereinafter referred to as the "Acquired Company");

                              W I T N E S S E T H:

    WHEREAS, the Boards of Directors of the Acquired Company, Parent and Purchaser deem it advisable and in the best interests of their respective stockholders that Purchaser acquire the Acquired Company, and, on or prior to the date hereof, such Boards of Directors have approved the acquisition of the Acquired Company upon the terms and subject to the conditions set forth herein;

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the receipt, sufficiency and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

I. DEFINITIONS.

    As used herein, the following terms shall have the following meanings unless the context otherwise requires:

        1.1 "Acquired Company" shall mean Enterprise Systems, Inc., a Delaware corporation.

        1.2 "Acquired Company Information" shall have the meaning set forth in
    Section 2.3.1.

        1.3 "Acquired Company Reports" shall have the meaning set forth in
    Section 3.21.

        1.4 "Acquired Company Software" shall have the meaning set forth in
    Section 3.14.2(iii).

        1.5 "Acquired Company Stock" shall mean the common stock, $.01 par value per share, of the Acquired Company.

        1.6 "Agreement" shall mean this Agreement of Merger.

        1.7 "Assumed Option" shall have the meaning set forth in Section 2.1.7.

        1.8 "Benefit Plans" shall have the meaning set forth in Section 3.16.

        1.9 "Certificate of Merger" shall have the meaning set forth in Section 2.1.2.

        1.10 "Certificates" shall have the meaning set forth in Section 2.2.2 hereof.

        1.11 "Closing" shall have the meaning set forth in Section 2.1.9 hereof.

        1.12 "Closing Date" shall mean the date on which the Closing occurs pursuant to Section 8.1 hereof.

        1.13 "Covenants Not to Compete" shall mean the Covenants Not to Compete referred to in Section 6.11.

        1.14 "Customer Contracts" shall mean all contracts, agreements, commitments or other instruments in effect with any customer of the Acquired Company or any Subsidiary other than the Specified Customer Contracts.

        1.15 "Delaware Code" shall mean the Delaware General Corporation Law.

        1.16 "DOL" shall mean the United States Department of Labor.

        1.17 "Effective Time" shall mean the time the Merger becomes effective, as set forth in Section 2.1.2.

        1.18 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        1.19 "ERISA Affiliate" shall mean, with respect to the Acquired Company, any Person that is required to be aggregated with the Acquired Company under Tax Code Section 414(b), (c), (m) and/or (o) at any time prior to the Closing Date.

        1.20 "ERISA Plan" shall have the meaning set forth in Section 3.16.

        1.21 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        1.22 "Exchange Agent" shall mean the person designated by Purchaser as the Exchange Agent pursuant to Section 2.2.1 hereof.

        1.23 "Exchange Ratio" shall mean the ratio of exchange pursuant to the Merger in respect of each share of Acquired Company Stock constituting a fraction of a share of Parent Stock as determined pursuant to the provisions of Section 2.1.6.

        1.24 "Existing Option" shall have the meaning set forth in Section
    2.1.7.

        1.25 "401(k) Plan" shall mean the Enterprise Systems, Inc. 401(k) Retirement Plan.

        1.26 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust and Improvements Act of 1976, as amended.

        1.27 "Hazardous Substance" shall have the meaning set forth in Section 3.18.

        1.28 "1996 Financial Statements" shall have the meaning set forth in
    Section 3.5.1.

        1.29 "IRS" shall mean the United States Internal Revenue Service.

        1.30 "Licensed Software" shall have the meaning set forth in Section 3.14.2(ii).

        1.31 "Material Adverse Effect" shall mean a material adverse effect on the businesses, properties, rights, financial condition or results of operations of the corporation in question and its subsidiaries, taken as a whole.

        1.32 "Material Contract" shall have the meaning set forth in Section
    3.12.

        1.33 "Merger" shall mean the merger of the Acquired Company with and into Purchaser, as set forth in Section 2.1.1.

        1.34 "Merger Consideration" shall have the meaning set forth in Section 2.1.6(a).

        1.35 "Nasdaq" shall mean the Nasdaq National Market of the Nasdaq Stock Market, Inc.

        1.36 "1994, 1995 and 1996 Financial Statements" shall have the meaning set forth in Section 3.5.1.

        1.37 "1933 Act" shall mean the Securities Act of 1933, as amended.

        1.38 "Owned Software" shall have the meaning set forth in the first paragraph of Section 3.13.

        1.39 "Parent" shall mean HBO & Company, a Delaware corporation, which is the sole stockholder of Purchaser.

        1.40 "Parent Reports" shall have the meaning set forth in Section 4.5.

        1.41 "Parent Stock" shall mean the common stock, $0.05 par value per share, of Parent.

        1.42 "Parent Subsidiaries" shall mean the current subsidiaries of Parent, as the same are identified in the Parent Reports.

        1.43 "PBGC" shall mean the Pension Benefit Guaranty Corporation established under Title IV of ERISA.

        1.44 "Person" shall include, but is not limited to, an individual, a trust, an estate, a partnership, an association, a company, a corporation, a sole proprietorship, a professional corporation or a professional association.

        1.45 "Pooling Letter" shall have the meaning set forth in Section
    2.4(b).

        1.46 "Purchaser" shall mean HBO & Company of Georgia, a Delaware corporation.

        1.47 "Real Property" shall have the meaning set forth in Section 3.18.

        1.48 "Registration Statement" shall have the meaning set forth in
    Section 2.3.1.

        1.49 "Rule 145 Letters" shall have the meaning set forth in Section 2.4(a).

        1.50 "SEC" shall mean the Securities and Exchange Commission.

        1.51 "Specified Customer Contracts" shall mean all contracts, agreements, commitments and other instruments (whether oral or written) in effect with any customer of the Acquired Company or any Subsidiary that involve (i) software or other products not fully installed and with remaining payments thereunder in excess of $100,000 as of the date hereof, or (ii) maintenance, support or other services, which require payments or provide for receipts in excess of $4,000 per month.

        1.52 "Stock Plan" shall mean the Enterprise Systems, Inc. Long-Term Incentive Plan which amended and restated the Enterprise Systems, Inc. 1993 Stock Option Plan, as supplemented.

        1.53 "Subsidiaries" shall mean the subsidiaries of the Acquired Company which are listed on EXHIBIT 3.1 hereto.

        1.54 "Surviving Corporation" shall have the meaning set forth in Section
    2.1.1 hereof.

        1.55 "Takeover Proposal" shall have the meaning set forth in Section
    2.11 hereof.

        1.56 "Tax Code" shall mean the Internal Revenue Code of 1986, as amended.

II. COVENANTS AND UNDERTAKINGS.

    2.1  TERMS AND APPROVAL OF MERGER.

        2.1.1. TERMS OF THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Code, the Acquired Company shall be merged with and into Purchaser (the "Merger"), as soon as practicable following the satisfaction or waiver of the conditions set forth in Articles V, VI and VII hereof. Following the Merger, Purchaser shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of the Acquired Company shall cease.

        2.1.2. EFFECTIVE TIME; EFFECTS OF THE MERGER. The Merger shall become effective when both (i) this Agreement shall be adopted and approved by the stockholders of the Acquired Company in accordance with the applicable provisions of the Delaware Code and (ii) a Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the Delaware Code is filed with the Secretary of State of Delaware (the time the Merger becomes effective being referred to as the "Effective Time"). The Merger shall have the effects set forth in the Delaware Code.

        2.1.3. CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation of Purchaser as in effect immediately preceding the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation. The Bylaws of Purchaser as in effect immediately preceding the Effective Time shall be the Bylaws of the Surviving Corporation.

        2.1.4. DIRECTORS. The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

        2.1.5. OFFICERS. The officers of Purchaser immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

        2.1.6. CONVERSION OF SHARES. (a) Subject to Section 2.1.6(g) below, each outstanding share of Acquired Company Stock issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive five tenths (.50) of a share of Parent Stock, deliverable to the holder thereof without interest on the value thereof, upon the surrender of the certificate(s) formerly representing such outstanding share, provided, however, that:

               (i) If the average closing price per share as reported by Nasdaq (or if there is no sale on such date then the average between the closing bid and ask prices on any such day) for shares of Parent Stock during the twenty (20) consecutive trading days ending on the third trading day prior to the date of the Special Meeting of stockholders of the Acquired Company held to approve the Merger (the "Market Value"), is equal to or greater than $60 per share but not greater than $68 per share, then each share of Acquired Company Stock shall be converted into that fraction of a share of Parent Stock which, when multiplied by the Market Value, will equal to $30;

               (ii) If the Market Value is less than $60 per share, then each share of Acquired Company Stock shall be converted, as stated above, into five tenths (.50) of a share of Parent Stock; provided, however, that in the event that the Market Value is less than $50 per share, then the Acquired Company shall have the right to terminate the Merger prior to Closing pursuant to Section 10.1.6;

               (iii) If the Market Value is greater than $68 per share, but is $72 per share or less, then each share of Acquired Company Stock shall be converted into four thousand four hundred twelve ten thousandths(.4412) of a share of Parent Stock; and

               (iv) If the Market Value is greater than $72 per share, then each share of Acquired Company Stock shall be converted into a fraction of a share of Parent Stock which, when multiplied by the Market Value, will equal $31.77.

           (b) Each share of Acquired Company Stock held in the treasury of the Acquired Company shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and cease to exist.

           (c) Subject to any applicable escheat laws, until surrendered and exchanged pursuant hereto, each certificate that immediately prior to the Effective Time represented outstanding shares of Acquired Company Stock shall be deemed for all corporate purposes of Parent, subject, however, to the other provisions of this Section 2.1.6, to evidence the ownership of the number of whole shares of Parent Stock into which the shares of Acquired Company Stock represented thereby shall have been converted, together with the right to receive the amount of cash in lieu of fractional shares, if any, pursuant to subsections (a) and (d) of this
       Section 2.1.6. (The shares of Parent Stock, and any cash in lieu of fractions thereof, receivable by each Acquired Company stockholder as described in Section 2.1.6(a) above and 2.1.6(d) below, are referred to hereinafter as the "Merger Consideration.") No cash or stock dividend payable, no certificate representing split shares deliverable, and no other distribution payable or deliverable to holders of record of Parent Stock at any time subsequent to the Effective Time shall be paid or delivered to the holder of any certificate that at the Effective Time represented Acquired Company Stock unless and until such certificate is surrendered to the Exchange Agent. However, subject to any applicable escheat laws, upon such surrender, there shall be paid or delivered to the holder of record of the certificate or certificates for Parent Stock issued and exchanged therefor, the certificates for shares and/or other property resulting from any such dividends, splits, or other distributions, as the case may be, that shall have theretofore become payable or deliverable with respect to Parent Stock subsequent to the Effective Time. No interest shall be payable with respect to such payment or delivery of any dividends or other distributions upon the surrender of certificates that represented Acquired Company Stock at the Effective Time.

           (d) No certificates or scrip representing fractional shares of Parent Stock shall be issued upon surrender of certificates representing Acquired Company Stock converted pursuant hereto, and no dividend, stock split, or other distribution of Parent shall relate to any such fractional share interest, and no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any such fractional share, any holder of Acquired Company Stock shall be entitled, upon surrender in accordance herewith of such holder's certificate or certificates representing Acquired Company Stock, to receive a cash payment therefor, without interest, at a PRO RATA amount based on the Market Value. No interest shall accrue with respect to any cash held for the benefit of holders of unsurrendered certificates theretofore representing shares of Acquired Company Stock at the Effective Time.

           (e) All shares of Parent Stock into which shares of the Acquired Company Stock have been converted pursuant to this Section 2.1.6 shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares and shall, when issued pursuant to the provisions hereof, be fully paid and nonassessable.

           (f) The stock transfer books of Acquired Company Stock shall be closed at the Effective Time, and thereafter no transfer of any such shares of Acquired Company Stock shall be recorded thereon. In the event a transfer of ownership of shares of Acquired Company Stock is not recorded on the stock transfer books of the Acquired Company, a certificate or certificates representing the number of whole shares of Parent Stock into which such shares of Acquired Company Stock shall have been converted in connection with the Merger may be issued to the transferee of such shares of Acquired Company Stock if the certificate or certificates representing such shares of Acquired Company Stock is or are surrendered to the Exchange Agent accompanied by all documents deemed necessary by the Exchange Agent to evidence and effect such transfer of ownership of shares of Acquired Company Stock and by the payment of any applicable stock transfer tax with respect to such transfer, subject to compliance with any restrictions or conditions contained herein with respect to the transfer of shares of Acquired Company Stock.

           (g) In the event that Parent at any time or from time to time after the date of this Agreement but prior to the Effective Time effects a subdivision or combination of the outstanding Parent Stock into a greater or lesser number of shares, then and in each such event the Exchange Ratio and the Market Value shall be increased or decreased proportionately and the other provisions of this Section 2.1.6 shall be construed to give effect thereto. In the event that Parent at any time or from time to time shall fix a record date, which record date is after the date of this Agreement but prior to the Effective Time, for the determination of holders of Parent Stock entitled to receive a dividend or other distribution payable in additional shares of Parent Stock, cash (except Parent's regular quarterly dividend), or any other property, then and in each such event, regardless of whether such dividend is to be paid prior to or after the Effective Time, the Merger Consideration payable hereunder per share of Acquired Company Stock shall be increased to reflect such dividend or distribution as though each stockholder of the Acquired Company were, as of such issuance or record date, a holder of record of that number of shares of Parent Stock comprising the Merger Consideration otherwise payable to such stockholder pursuant to Section 2.1.6(a).

        2.1.7. STOCK PLAN. At the Effective Time, Parent shall assume the Acquired Company's rights and obligations under each of the outstanding options previously granted under the Stock Plan (each such option existing immediately prior to the Effective Time being called an "Existing Option," and each such option so assumed by Parent being called an "Assumed Option"), by which assumption the optionee shall have the right to purchase that number of shares of Parent Stock (rounded down to the nearest whole) into which the number of shares of Acquired Company Stock the optionee was entitled to purchase under the Existing Option would have been converted pursuant to the terms of the Merger as described in Section 2.1.6 hereof. Each Assumed Option shall constitute a continuation of the Existing Option, substituting Parent for Acquired Company as issuer and employment by Parent, Purchaser or one of their respective subsidiaries for employment by the Acquired Company. The aggregate price for the total number of shares of Parent Stock at which the Assumed Option may be exercised shall be the aggregate price at which the Existing Option was exercisable for the total number of shares of Acquired Company Stock, reduced (as necessary for purposes of rounding down) to the price that will buy the number of whole shares for which the Assumed Option will be exercisable in accordance with this Section 2.1.7, and the purchase price per share of Parent Stock thereunder shall be such aggregate price divided by the total number of shares of Parent Stock covered thereby. The assumption of the Assumed Options by Parent as provided in this Section 2.1.7 shall not, except as provided herein, provide the holders thereof additional benefits which they did not have immediately prior to the Effective Time or relieve the holders thereof of any obligations or restrictions applicable to the Assumed Options or the shares of Parent Stock obtainable upon exercise of the Assumed Options. Parent shall take all corporate action necessary to reserve and make available for issuance a sufficient number of shares of Parent Stock for delivery under the Assumed Options.

        2.1.8. STOCKHOLDERS' MEETING. The Acquired Company, acting through its Board of Directors, shall:

           (a) promptly furnish a copy of the proxy statement/prospectus included in the Registration Statement to each of its stockholders after the Registration Statement has become effective with the SEC;

           (b) duly call, give notice of, convene and hold a special meeting of its stockholders and submit this Agreement and the Merger and any related matters, as appropriate, to a vote of the Acquired Company's stockholders as soon as practicable for the purpose of considering and taking action upon this Agreement and any such related matters; and

           (c) use its reasonable best efforts, subject to the provisions of
       Section 2.11, to obtain the necessary approval of the Merger by its stockholders.

        2.1.9. CLOSING; FILING OF CERTIFICATE OF MERGER. Upon the terms and subject to the conditions hereof, as soon as practicable following the satisfaction or waiver of the conditions set forth in Articles V, VI and VII hereof, the Acquired Company and Purchaser shall execute and file the Certificate of Merger referred to in Section 2.1.2 in the manner required by the Delaware Code, and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section 2.1.9, a closing (the "Closing") will be held as set forth in Section 8.1 hereof, for the purpose of confirming all of the foregoing.

        2.1.10. TERMINATION OF 401(K) PLAN. Prior to the Closing Date, the Acquired Company shall adopt appropriate resolutions and take any and all further actions necessary to terminate the 401(k) Plan effective immediately preceding the Closing Date. In addition, participants in the 401(k) Plan shall make no further deferrals with respect to compensation for services performed after such termination date and the Acquired Company shall make no further employer contributions to the 401(k) Plan after such date, other than (i) employee compensation deferrals and (ii) matching contributions with respect to employee deferrals of compensation for services through the termination date. Parent and Purchaser shall take such action that will permit current participants in the 401(k) Plan who are employed by Purchaser to (x) participate in the HBO & Company Profit Sharing and Savings Plan within ten (10) business days after the Closing Date and (y) credit each such participant's years of service under the 401(k) Plan toward vesting in contributions under the HBO & Company Profit Sharing and Savings Plan, up to a maximum of five (5) years.

    2.2  DELIVERY OF MERGER CONSIDERATION.

        2.2.1. EXCHANGE AGENT. Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as exchange agent in connection with the Merger (the "Exchange Agent"). At the Effective Time, Purchaser or Parent shall take all steps necessary to enable and cause Parent or the Surviving Corporation to provide the Exchange Agent with the shares of Parent Stock and cash in respect of fractional shares necessary to deliver the Merger Consideration to each holder of Acquired Company Stock as contemplated by Section 2.1.6 hereof prior to the time that such deliveries are required to be made by the Exchange Agent as provided in this Section 2.2.

        2.2.2.  SURRENDER OF CERTIFICATES AND DELIVERY OF MERGER
    CONSIDERATION. Promptly after the Effective Time, the Exchange Agent shall mail to each record holder (as of the Effective Time) of an outstanding certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Acquired Company Stock (the "Certificates"), a letter of transmittal in customary form (which specifies that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of the shares of Acquired Company Stock formerly represented by such Certificate. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal properly completed and duly executed, together with any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the shares of Acquired Company Stock formerly represented by such Certificate, and such Certificate shall forthwith be cancelled. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of Parent or the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.2.2, each Certificate shall represent for all purposes only the right to receive the Merger Consideration, without any interest on the value thereof.

        2.2.3. ESCHEAT LAWS. Notwithstanding any provision of this Article II to the contrary, neither Parent nor the Surviving Corporation shall be liable to any holder of Certificates formerly representing shares of Acquired Company Stock for any property properly delivered or amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    2.3  SEC REGISTRATION.

        2.3.1. The Acquired Company shall furnish to Parent such information, including information about the Acquired Company and the Subsidiaries (including the respective affiliates of any of them), as may be necessary to enable Parent to prepare and file with the SEC a Registration Statement on Form S-4 under the 1933 Act, and the rules and regulations promulgated thereunder, in respect of the Parent Stock to be issued by reason of the Merger (such registration statement, including the prospectus and included therein the proxy statement to be furnished to the holders of the Acquired Company Stock, in each case together with any amendments or supplements thereto, being referred to in this Agreement as the "Registration Statement"). The Acquired Company covenants that the Acquired Company Information (as defined below) included in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the proxy statement/ prospectus contained therein is first mailed to the Acquired Company's stockholders, or at the time of the meeting of the Acquired Company's stockholders held to approve the Merger Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance should come to the attention of the Acquired Company with respect to the Acquired Company Information that is required to be set forth in an amendment or supplement to the Registration Statement, the Acquired Company shall immediately notify Parent and shall assist Parent in appropriately amending or supplementing the Registration Statement in the manner contemplated in Section 2.3.4 below. An amendment or supplement may be accomplished, to the extent permitted by law, rule or regulation, by including such information in a filing under the Exchange Act that is incorporated by reference into the Registration Statement. The Registration Statement insofar as it relates to information concerning the Acquired Company, the Subsidiaries or any of their respective businesses, assets, directors, officers, or stockholders or any other affiliates or other matters pertaining to the Acquired Company or any of the Subsidiaries that is supplied by the Acquired Company for inclusion in the Registration Statement, including by incorporation by reference to SEC filings (the "Acquired Company Information") shall comply as to form and substance in all material respects with the applicable requirements of the 1933 Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder; except that the Acquired Company shall have no liability or obligation for any information other than the Acquired Company Information.

        2.3.2. The Acquired Company shall instruct its accountants, KPMG Peat Marwick LLP, to deliver and shall use its reasonable best efforts to cause such accountants to deliver to Parent letters dated at the time the Registration Statement becomes effective and as of the Closing Date, addressed to Parent, each containing both (i) its opinion to the effect that the Acquired Company satisfies the tests applicable to it such that the Merger can be accounted for as a "pooling of interests", which opinion letters shall be substantially in the form of the opinion letter attached as
    EXHIBIT 2.3.2(A) hereto; and (ii) such matters as are customarily contained in auditors' letters regarding information about the Acquired Company included in the Registration Statement, which auditors' letters shall be in form and substance reasonably satisfactory to Parent. Parent shall use its reasonable best efforts to cause its accountants, Arthur Andersen LLP, to deliver to the Acquired Company letters at such times to the effect that the Parent satisfies the tests applicable to it such that the Merger can be accounted for as a "pooling of interests," which letters shall be substantially in the form of the letter attached as EXHIBIT 2.3.2(B) hereto.

        2.3.3. Parent shall file the Registration Statement and use its reasonable best efforts to have it declared effective by the SEC as promptly as practicable, and shall use its reasonable best efforts to take any action required to be taken to comply in all material respects with any applicable federal or state securities laws in connection with the issuance of Parent Stock in the Merger; except that such covenant of Parent is made, as to those portions of the Registration Statement containing or required to contain Acquired Company Information, assuming and relying solely on timely and full compliance with Sections 2.3.1 and 2.3.2.

        2.3.4. Parent covenants that the Registration Statement, including Parent Reports and other Parent SEC filings incorporated by reference therein, shall not, at the time the Registration Statement is declared effective, at the time the proxy statement/prospectus contained therein is first mailed to the Acquired Company's stockholders, or at the time of the meeting of the Acquired Company's stockholders held to approve the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; except such covenant of Parent is made as to those portions of the Registration Statement containing or required to contain Acquired Company Information, assuming and relying solely on timely and full compliance with Sections 2.3.1 and 2.3.2. If at any time prior to the Effective Time any event or circumstance should come to the attention of Parent that is required to be set forth in an amendment or supplement to the Registration Statement, Parent shall immediately notify the Acquired Company and use its reasonable efforts to amend or supplement appropriately the Registration Statement. An amendment or supplement may be accomplished, to the extent permitted by law, rule or regulation, by including such information in a filing under the Exchange Act that is incorporated by reference into the Registration Statement.

        2.3.5. Parent covenants that the Registration Statement and all other documents required to be filed by Parent with the SEC in connection with the transactions contemplated herein shall comply as to form and substance in all material respects with the applicable requirements of the 1933 Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder; except that Parent shall have no liability or obligation for any failure to comply with such requirements arising out of the Acquired Company Information.

        2.3.6. Parent and the Acquired Company shall use all their reasonable best efforts to file all reports to be filed by each of them on a timely basis under the 1933 Act or the Exchange Act and the rules and regulations adopted by the SEC thereunder. Parent and the Acquired Company shall use their reasonable best efforts to take such further action as may be necessary to ensure that the requirements of Rule 144(c) under the 1933 Act are satisfied so as to enable any "affiliates" of the Acquired Company (as that term is used in Rule 145 under the 1933 Act) to offer or sell the Parent Stock received by them in the Merger pursuant to paragraph (d) of Rule 145 (subject to compliance with the provisions of paragraphs (e), (f) and (g) of Rule 144).

        2.3.7. Parent shall use its reasonable best efforts to obtain prior to the effective date of the Registration Statement all necessary "Blue Sky" permits and approvals, if any, required to consummate the Merger.

        2.3.8. Within five (5) days following the Closing Date, Parent shall file a registration statement covering shares of Parent Stock issuable pursuant to the Stock Plan; although such obligation is subject to and conditional on the Acquired Company timely providing Parent with all information requested by Parent in connection therewith.

    2.4  AFFILIATES.

           (a) The Acquired Company shall use its reasonable best efforts to cause each person that is an "affiliate" of the Acquired Company under the 1933 Act on the date of the Acquired Company's stockholder meeting held to approve the Merger to deliver to Parent at the Closing a written agreement substantially in the form attached hereto as EXHIBIT 2.4(A) ("Rule 145 Letters").

           (b) The Acquired Company shall use its reasonable best efforts to cause each person that is an "affiliate" of the Acquired Company under the 1933 Act 31 days prior to the date of the Acquired Company's stockholder meeting to deliver to the Parent on such date a written agreement substantially in the form attached hereto as EXHIBIT 2.4(B) ("Pooling Letters").

    2.5 TRADING PROHIBITIONS. Each of Parent, Purchaser and the Acquired Company hereby acknowledges that as a result of disclosures by Parent, Purchaser and the Acquired Company contemplated under this Agreement, Parent, Purchaser, the Acquired Company, the Subsidiaries and their respective affiliates may, from time to time, have material, non-public information concerning each other. Each of Parent, Purchaser, and the Acquired Company confirms that it and its respective directors, officers, employees and affiliates are aware, and that it has advised such persons that, (i) the United States securities laws may prohibit a person who has material, non-public information from purchasing or selling securities of any company to which such information relates, and (ii) material non-public information shall not be communicated to any other person except as permitted herein.

    2.6 CONDUCT OF THE BUSINESS OF THE ACQUIRED COMPANY AND ITS SUBSIDIARIES PRIOR TO CLOSING.

        2.6.1. Except (i) with the prior consent in writing of Purchaser, (ii) as may be required to effect the transactions contemplated by this Agreement, or (iii) as provided otherwise in this Agreement, the Acquired Company covenants that, between the date of this Agreement and the Effective Time, the Acquired Company and the Subsidiaries will conduct their respective business in the ordinary course, and that they will:

           (a) preserve the organization of the Acquired Company and the Subsidiaries intact and use its reasonable best efforts to preserve the goodwill of customers and others having business relations with the Acquired Company or the Subsidiaries;

           (b) use its reasonable best efforts to maintain the properties of the Acquired Company and the Subsidiaries in substantially the same working order and condition as such properties are in as of the date of this Agreement, reasonable wear and tear excepted;

           (c) not effect any sale, assignment or transfer of any of their respective assets except in the ordinary course of business;

           (d) use its reasonable best efforts to keep in force at no less than their present limits all existing policies of insurance or comparable replacements thereof insuring the Acquired Company, the Subsidiaries and their respective properties;

           (e) not enter into any Material Contract or Specified Customer Contract, or suffer, permit or incur any of the transactions or events described in Section 3.9 hereof to the extent such events or transactions are within the control of the Acquired Company or any of the Subsidiaries (except that the Acquired Company and the Subsidiaries may enter into new license agreements and support and maintenance agreements and other agreements with customers in the ordinary course of business on terms and prices generally consistent with historical practices giving due consideration to the scope of any such agreement);

           (f) not make or permit any change in the Acquired Company's or any of the Subsidiaries' Articles or Certificates of Incorporation or Bylaws, or in their authorized, issued or outstanding securities (except for the issuance of Acquired Company Stock pursuant to exercise of stock options pursuant to the Stock Plan);

           (g) except as otherwise set forth in EXHIBIT 2.6.1(G), not grant any stock option or right to purchase any security of the Acquired Company or any of the Subsidiaries, issue any security convertible into such securities, purchase, redeem, retire or otherwise acquire any of such securities, or agree to do any of the foregoing or declare, set aside or pay any dividend, make any other distribution or declare any split in respect of such securities;

           (h) except as otherwise set forth in EXHIBIT 2.6.1(H), not adopt any new Benefit Plan or amend, supplement, or accelerate the timing of payments or vesting under any existing Benefit Plan, and not make any contribution to or distribution from any employee benefit plan, pension plan, stock bonus plan, 401(k) plan or profit sharing plan (except for the payment of any health, disability and life insurance premiums that may become due and except for contributions, vesting or distributions required (and not discretionary) pursuant to the terms of any Benefit Plans);

           (i) not change the amortization or capitalization policies for Owned Software or otherwise make any changes in the accounting policies of the Acquired Company and the Subsidiaries;

           (j) not issue any notes, bonds or other debt security, or create, incur, assume or guarantee any indebtedness for borrowed money other than in the ordinary course of business under the Acquired Company's revolving credit facility;

           (k) not issue any shares of Acquired Company Stock or of any Subsidiary other than shares of Acquired Company Stock issuable upon exercise of presently exercisable options;

           (l) not alter in any manner the terms, conditions or dates of vesting or exercise of any of the options to purchase Acquired Company Stock except as may occur automatically as a result of the operation of the Stock Plan without amendment in connection with the Merger;

           (m) except as otherwise set forth in EXHIBIT 2.6.1(M), not effect any acquisition, by purchase of stock, assets or otherwise, of any business or portion thereof or of any Person; and

           (n) promptly advise Purchaser in writing of any matters arising or of which the Acquired Company becomes aware after the date of this Agreement that, if existing or known at the date hereof, would be required to be set forth or described in this Agreement or the Exhibits hereto.

        2.6.2. Except after prior notification to, and with the prior written consent of, Purchaser, which consent shall not be unreasonably withheld, the Acquired Company shall not make or permit any Subsidiary to make, between the date of this Agreement and the Effective Time, any change in its banking or safe deposit arrangements or grant any powers of attorney.

    2.7 FILING OF TAX RETURNS. The Acquired Company shall cause all of the Acquired Company's and the Subsidiaries' federal, state and local tax returns required to be timely filed before the Effective Time to be timely and accurately filed with the appropriate taxing authorities. For purposes of this
Section 2.7, such returns shall be deemed timely filed if the Acquired Company or the applicable Subsidiary has obtained an extension from the appropriate taxing authority as to the time in which it may file such tax returns. The Acquired Company shall submit all such tax returns to Purchaser at least fifteen
(15) days prior to the date they must be filed, and Purchaser shall have the opportunity to comment on and approve such returns, which approval shall not unreasonably be withheld.

    2.8  EXAMINATION OF PROPERTY AND RECORDS; CONFIDENTIALITY OF INFORMATION.

        2.8.1. Between the date of this Agreement and the Effective Time, the Acquired Company shall allow Purchaser, its counsel and other representatives full access to all the books, records, files, documents, assets, properties, contracts and agreements of the Acquired Company and the Subsidiaries that may be reasonably requested, and the Acquired Company shall furnish Purchaser, its officers and representatives during such period with all information concerning the affairs of the Acquired Company and the Subsidiaries that may be reasonably requested. Between the date of this Agreement and the Effective Time Parent shall allow any executive officer of the Acquired Company access to the Chief Financial Officer of Parent to make inquiries and request and receive information in respect of Parent or Purchaser deemed by such Chief Financial Officer in the exercise of his judgment as reasonably requested by the Acquired Company in the context of the transactions provided for herein. Each party shall conduct any investigation in a manner that will not unreasonably interfere with the businesses of the other party.

        2.8.2 All non-public information acquired by any party hereto pursuant to this Section 2.8 or otherwise under this Agreement, whether or not in writing, concerning the business, operations and affairs of any other party to this Agreement, will be kept confidential and will not be disclosed to any Person other than the parties hereto or their authorized representatives (who shall be subject to the same obligations) and will not be used for any purpose other than the consummation of the Merger and the related transactions described herein, subject to any legal disclosure obligation of any party upon advice from counsel and prior notice to the other party. Promptly upon termination of this Agreement, and at the request of any party hereto, all written materials thus obtained by any other party or any of its representatives and all copies and extracts of such materials will be delivered to the disclosing party. In addition, the Parent and the Acquired Company are parties to that certain Confidentiality Agreement dated January 2, 1997, which the parties hereto acknowledge and affirm shall remain in full force and effect until the Closing Date.

    2.9 CONSENTS AND APPROVALS. The Acquired Company shall use its, and shall cause the Subsidiaries to use their, reasonable best efforts (without requiring the payment of money) to obtain the waiver, consent and approval of all persons (other than parties to Customer Contracts or Specified Customer Contracts except to the extent identified on EXHIBIT 3.13(D)) whose waiver, consent or approval
(i) is required in order to consummate the transactions contemplated by this Agreement, including without limitation, the Merger and the merger or dissolution of the Subsidiaries pursuant to Section 2.15, or (ii) is required by any agreement, lease, instrument, arrangement, judgment, decree, order or license to which the Acquired Company or any Subsidiary is a party or subject on the Effective Time and (a) that would prohibit or require the waiver, consent or approval of any person to such transactions or (b) under which, without such waiver, consent or approval, such transactions would constitute an occurrence of default under, or otherwise conflict with or be in contravention of, the provisions thereof, result in the acceleration of any obligation thereunder or give rise to a right of any party thereto to terminate its obligations thereunder. The failure of the Acquired Company to obtain such waiver, consent or approval (after using its reasonable best efforts to do so) shall not constitute a breach of, or a default under this Agreement.

    2.10 SUPPLYING OF FINANCIAL STATEMENTS. The Acquired Company shall deliver to Purchaser all regularly prepared audited and unaudited consolidated and consolidating financial statements of the Acquired Company and the Subsidiaries prepared after the date of this Agreement, in format historically published or utilized internally (as applicable), and any financial statements prepared for filing with the SEC, as soon as each is available.

    2.11 NO SOLICITATION. The Acquired Company shall not, and shall not permit any of the Subsidiaries to, and the Acquired Company and the Subsidiaries shall not authorize or permit any officer, director or employee of, or any financial advisor, attorney, accountant or other advisor or representative retained by, the Acquired Company or any of the Subsidiaries to, solicit, initiate, encourage (including by way of furnishing information), endorse or enter into any agreement with respect to, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as hereafter defined). The Acquired Company shall immediately advise Purchaser orally and in writing of any Takeover Proposal or any inquiries or discussions with respect thereto. Neither the Board of Directors of the Acquired Company nor any committee thereof shall (a) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser the approval or recommendation by the Board of Directors of the Acquired Company of the Merger or this Agreement or (b) approve or recommend, or propose to approve or recommend, any Takeover Proposal or any other acquisition of outstanding shares of Acquired Company Stock other than pursuant to the Merger or this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Board of Directors of the Acquired Company from furnishing information to or entering into discussions or negotiations with any unsolicited person or entity if and only to the extent that the Board of Directors of the Acquired Company shall have determined in good faith, after receiving written advice of its outside counsel, that such action would be required under applicable law in the exercise of its fiduciary duties. The Acquired Company will immediately notify the Purchaser if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Acquired Company. As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer, or proposal, other than a proposal by Purchaser or any of its affiliates, for a merger, share exchange or other business combination involving the Acquired Company or any of the Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in the Acquired Company or any of the Subsidiaries or a substantial portion of the assets of the Acquired Company or any of the Subsidiaries.

    2.12 HSR ACT FILINGS. Parent and the Acquired Company shall each, in cooperation with the other, make the required filings in connection with the transactions contemplated by this Agreement under the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and shall request early termination of the waiting period with respect to such filings. As promptly as practicable from time to time after the date of this Agreement, each party shall make all such further filings and submissions, and take such further action, as may be required in connection therewith, and shall furnish the other all information in its possession necessary therefor. Parent and the Acquired Company shall each notify the other immediately upon receiving any request for additional information with respect to such filings from either the Antitrust Division of the Department of Justice or the Federal Trade Commission, and the party receiving the request shall use its reasonable best efforts to comply with such request as soon as possible. Neither such party shall withdraw any such filing or submission without the written consent of the other.

    2.13 TAX REPORTING. For federal and state tax purposes, Purchaser and Parent shall report the transactions contemplated by this Agreement as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Tax Code and similar state laws. Prior to the Effective Time, the Acquired Company will deliver to Purchaser and Parent letters to the reasonable satisfaction of Purchaser and Parent from the Acquired Company and/or certain of its stockholders that provide assurance that there is no plan or intention on the part of the stockholders of the Acquired Company (or knowledge of such plan or intent to the extent the Acquired Company provides a representation with respect to holders of less than five percent (5%) of the Acquired Company Stock) to sell, exchange or otherwise dispose of a number of shares of Parent Stock received in the Merger that would reduce the Acquired Company's stockholders' ownership of Parent Stock received in the Merger to a number of shares having a value, as of the Effective Time, of less than fifty percent (50%) of the value of all of the outstanding stock of Acquired Company immediately prior to the Effective Time.

    2.14 INDEMNIFICATION OF ACQUIRED COMPANY OFFICERS AND DIRECTORS. The Purchaser agrees that subsequent to the Closing it will provide to the directors and officers of the Acquired Company indemnification in accordance with the current provisions of the Certificate of Incorporation and By-Laws of the Acquired

Company with respect to matters occurring prior to the Effective Time, for a period of six years from the Effective Time (or, in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved). To the fullest extent permitted by applicable law, the Purchaser shall advance expenses in connection with the foregoing indemnification. The Parent shall cause to be maintained in effect for twelve (12) months following the Closing Date the current policies of directors' and officers' liability insurance currently maintained by the Acquired Company, which policies are described on EXHIBIT 3.19, at no greater than one hundred percent (100%) of the annual premiums for such coverage as of the date hereof (as reflected on such EXHIBIT 3.19), provided that the Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are no less advantageous (including, without limitation, coverage under Parent's existing policies of directors' and officers' liability insurance). In the event that the premiums for the continued coverage exceed 100% of the premiums for the coverage as of the date hereof (the "100% Amount"), Purchaser shall either substitute coverage meeting the requirements of the proviso in the preceding sentence or continue the existing insurance but reduce the maximum amount of coverage to that available for premiums equal to the 100% Amount.

    2.15 SUBSIDIARIES. The parties hereto agree that on the Closing Date, Purchaser and Acquired Company will cause the Subsidiaries to be liquidated, which may be effected, at the option of Purchaser, by corporate merger of the Subsidiaries with and into Purchaser or any subsidiary or subsidiaries of Purchaser or by corporate dissolution of the Subsidiaries.

    2.16 CERTAIN REPORTS. In the event the Merger is effective in the month of May, 1997, Parent will use its reasonable best efforts to include the combined results of operations of Parent, Purchaser and Acquired Company for the first full month following the effective date of the Merger in Parent's 10-Q Quarterly Report for the quarter ending June 30, 1997. In the event the Merger is effective after May, 1997, Parent agrees to use its reasonable best efforts to make publicly available through a filing with the SEC the combined results of operations of Parent, Purchaser and Acquired Company for the first full calendar month subsequent to the Effective Date of the Merger, within thirty (30) days of the close of such first full calendar month.

    2.17 REASONABLE BEST EFFORTS. Parent, Purchaser and the Acquired Company shall use their respective reasonable best efforts to (a) promptly make all filings and seek to obtain all authorizations required under all applicable law with respect to the Merger and the other transactions contemplated hereby and will cooperate with each other with respect thereto; (b) promptly take all other actions and do, or cause to be done, all other things necessary, proper or appropriate to satisfy the conditions set forth in Articles V, VI, and VII and to consummate and make effective the transactions contemplated by this Agreement on the terms and conditions set forth herein as soon as practicable; and (c) subject to the exercise in good faith by the directors or any officer of such party of their fiduciary duties to such party or its stockholders, not take any action which might reasonably be expected to impair the ability of the parties to consummate the Merger prior to July 31, 1997 (regardless of whether such action would otherwise be permitted or not prohibited hereunder).

III. REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANY.

    The Acquired Company represents and warrants to Purchaser and Parent as follows:

    3.1  ORGANIZATION, STANDING AND FOREIGN QUALIFICATION.

        3.1.1. Each of the Acquired Company and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the respective jurisdiction of its incorporation as set forth in
    EXHIBIT 3.1 and has the requisite corporate power and authority to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets that it now owns or leases.

        3.1.2. Each of the Acquired Company and the Subsidiaries is duly qualified and/or licensed to transact business and in good standing as a foreign corporation in the jurisdictions listed in EXHIBIT 3.1 hereto, and the character of the property owned or leased by the Acquired Company and the Subsidiaries and the nature of the business conducted by them do not require such qualification and/ or licensing in any other jurisdiction where the failure to so qualify would have a Material Adverse Effect upon the Acquired Company.

    3.2  AUTHORITY AND STATUS.

        3.2.1. The Board of Directors of the Acquired Company, by unanimous vote of all directors present and voting at a meeting duly called and held, has (i) determined that the Merger is fair to and in the best interests of the stockholders of the Acquired Company and (ii) resolved to submit the Merger to and recommend approval of the Merger by the stockholders of the Acquired Company.

        3.2.2. The Acquired Company has the capacity and authority to execute and deliver this Agreement, to perform hereunder and, upon approval of the transactions provided for herein by the stockholders of the Acquired Company, to consummate the transactions contemplated hereby without any other corporate or stockholder approval. The execution, delivery and performance by the Acquired Company of this Agreement and each and every other agreement, document and instrument provided for herein have been duly authorized and approved by the Board of Directors of the Acquired Company. Assuming this Agreement and each and every agreement, document or instrument to be executed, delivered and performed by the Acquired Company in connection herewith are valid and legally binding obligations of Purchaser and Parent, this Agreement and each and every agreement, document and instrument to be executed, delivered and performed by the Acquired Company in connection herewith constitute or will, when executed and delivered, constitute the valid and legally binding obligation of the Acquired Company enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally. Attached hereto as EXHIBIT 3.2 are true, correct and complete copies of the current Articles or Certificates of Incorporation and Bylaws of the Acquired Company and the Subsidiaries.

        3.2.3. The Board of Directors of the Acquired Company received an opinion from Broadview Associates LLC, its financial advisor, concurrently with the approval described in Section 3.2.1 above to the effect that the consideration to be received by the Acquired Company's stockholders in the Merger is fair to such stockholders from a financial point of view.

    3.3 CAPITALIZATION. The entire authorized capital stock of the Acquired Company consists of thirty-one million (31,000,000) shares of stock, of which thirty million (30,000,000) shares are designated Common Stock, par value $.01 per share, and one million (1,000,000) shares are designated Preferred Stock, par value $.01 per share. Of the total authorized Common Stock, as of March 7, 1997, eight million one hundred seventy-two thousand eighty-six (8,172,086) shares were issued and outstanding and no shares were held in the Acquired Company's treasury. Of the total authorized Preferred Stock, no shares have been issued. As of March 8, 1997, there were options outstanding under the Stock Plan entitling the optionees thereunder upon valid exercise to acquire in the aggregate 1,179,685 shares of Common Stock. All the issued and outstanding shares of each of the Subsidiaries are owned by the Acquired Company and are held free and clear of all liens, claims, charges and encumbrances of any nature whatsoever. All of the outstanding shares of Acquired Company Stock (and any shares issued pursuant to presently outstanding options, if exercised and purchased at the applicable exercise price) were duly authorized (or will be when issued and the option price paid), validly issued, fully paid and nonassessable. None of the capital stock of the Acquired Company is entitled to or subject to preemptive rights. Other than the requisite stockholder vote to consummate the Merger, the authorization or consent of no other person or entity is required in order to consummate the transactions contemplated herein by virtue of any such person or entity having an equitable or beneficial interest in the Acquired Company or any Subsidiary or the capital stock of the Acquired Company or any Subsidiary. EXHIBIT 3.3 sets forth all outstanding stock options, stock appreciation rights, phantom stock awards, performance share unit awards, equity participation rights, or similar awards outstanding under the Stock Plan or any other Benefit Plan as of the date hereof (and lists in respect of each option, award or right the holder, the date of grant and any vesting or other terms governing exercise or receipt), and any warrants, calls, commitments or plans by the Acquired Company or any Subsidiary to issue any additional shares of their capital stock, to pay any dividends on such shares or to purchase, redeem, or retire any outstanding shares of their capital stock. There are no outstanding securities or obligations that are convertible into or exchangeable for any shares of capital stock of the Acquired Company. Other than as disclosed on EXHIBIT 3.3, there are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understandings to which the Acquired Company or any of the Subsidiaries is a party or is bound with respect to the voting of the capital stock of the Acquired Company or any of the Subsidiaries.

    3.4 ABSENCE OF EQUITY INVESTMENTS. Except for the Subsidiaries and as described in EXHIBIT 3.4 hereto, the Acquired Company does not, either directly or indirectly, own of record or beneficially any shares or other equity interests in any corporation, partnership, limited partnership, joint venture, trust or other business entity.

    3.5  LIABILITIES AND OBLIGATIONS OF THE ACQUIRED COMPANY AND THE
SUBSIDIARIES.

        3.5.1. Attached hereto as EXHIBIT 3.5.1 are true, correct and complete copies of the Acquired Company's audited consolidated balance sheets as of December 31, 1994, December 31, 1995 and December 31, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, together with the reports of KPMG Peat Marwick LLP thereon (respectively, the "1994, 1995 and 1996 Financial Statements"). The 1994, 1995, and 1996 Financial Statements, have been prepared in accordance with generally accepted accounting principles, consistently applied, and fairly present in all material respects the financial condition of the Acquired Company and the Subsidiaries as of the respective dates thereof, and disclose all liabilities of the Acquired Company and the Subsidiaries, whether absolute, contingent, accrued or otherwise, existing as of the date thereof that are of a nature required to be reflected in financial statements prepared in accordance with generally accepted accounting principles.

        3.5.2. Neither the Acquired Company nor any Subsidiary has any liability or obligation (whether accrued, absolute, contingent or otherwise) including, without limitation, any liability that might result from an audit of their tax returns by any appropriate authority, except for (a) the liabilities and obligations of the Acquired Company and the Subsidiaries that are disclosed or reserved against in the 1996 Financial Statements or
    EXHIBIT 3.5.2 hereto, to the extent and in the amounts so disclosed or reserved against, (b) liabilities incurred or accrued in the ordinary course of business since December 31, 1996 and liabilities incurred in connection with the transactions referred to herein, (c) any liabilities to the extent disclosed in the Acquired Company Reports, and (d) any other liabilities which would not have a Material Adverse Effect.

        3.5.3 Except as disclosed in the 1996 Financial Statements or EXHIBIT 3.5.2, neither the Acquired Company nor any Subsidiary is in default with respect to any liabilities or obligations, and all such liabilities or obligations shown or reflected in the 1996 Financial Statements or EXHIBIT
    3.5.2 and such liabilities incurred or accrued subsequent to December 31, 1996 have been, or are being, paid and discharged as they become due, and all such liabilities and obligations were incurred in the ordinary course of business except as indicated in EXHIBIT 3.5.2.

    3.6  TAX RETURNS.

        3.6.1. The Acquired Company and the Subsidiaries have, as of the date hereof, and will prior to the Effective Time have, timely and accurately filed all federal, state, foreign and local income, franchise, sales, real and personal property and other tax returns and reports required to be filed by them prior to such dates and have timely paid, or will prior to the Effective Time timely pay, all taxes shown on such returns as owed for the periods of such returns, including all withholding or other payroll related taxes shown on such returns, except where the failure to so file any such return or report would not individually or in the aggregate have a Material Adverse Effect upon the Acquired Company. The tax basis of all assets of the Acquired Company and the Subsidiaries as reflected on their books and records is correct and accurate in all material aspects. Except as described on EXHIBIT 3.6, neither the Acquired Company nor any Subsidiary is, nor will any of them become, subject to any additional taxes, interest, penalties or other similar charges with respect to the tax returns and reports referred to in the first sentence of this Section 3.6 that would individually or in the aggregate have a Material Adverse Effect on the Acquired Company. No assessments or notices of deficiency or other communications have been received by the Acquired Company, nor have any been threatened, with respect to any such tax return that has not been paid, discharged or fully reserved in the 1996 Financial Statements or EXHIBIT 3.6 hereto, and no amendments or applications for refund have been filed or are planned with respect to any such return. Except as set forth on EXHIBIT 3.6, there are no agreements between the Acquired Company or any Subsidiary and any taxing authority, including, without limitation, the IRS, waiving or extending any statute of limitations with respect to any tax return, and neither the Acquired Company nor any Subsidiary has filed any consent or election under the Tax Code, including, without limitation, any election under Section 341(f) of the Tax Code.

        3.6.2. Neither the Acquired Company nor any Subsidiary has made any parachute payments as such term is defined in Section 280G of the Tax Code, neither is obligated to make any parachute payments, and neither is a party to any agreement that under certain circumstances could obligate it, or any successor in interest, to make any parachute payments that will not be deductible under Section 280G of the Tax Code.

        3.6.3. The Acquired Company and the Subsidiaries (a) have withheld proper and accurate amounts in compliance with the tax withholding provisions of all applicable laws for all compensation paid to the officers and employees of the Acquired Company and the Subsidiaries, (b) have correctly and properly prepared and duly and timely filed all returns and reports relating to those amounts withheld from their officers and employees and to their employer liability for employment taxes under the Tax Code and applicable state and local laws and (c) have duly and timely paid and remitted to the appropriate taxing authorities the amounts withheld from their officers and employees and any additional amounts that represent their employer liability under applicable law for employment taxes.

        3.6.4. The income tax returns of the Acquired Company have been audited by the IRS for all tax years through the year ended December 31, 1993, and all taxes, deficiencies, penalties and interest relating to such tax years have been fully paid and satisfied by the Acquired Company.

        3.6.5. To the knowledge of the Acquired Company, no issue has been raised by the IRS, any state or local taxing authority, or any other investigation or audit, that will have, or can be expected to have, a Material Adverse Effect on the Acquired Company.

        3.6.6. The 1994, 1995 and 1996 Financial Statements include, and the accounts of the Acquired Company and the Subsidiaries will include, for all periods up to and including the Closing Date, adequate provision for all unpaid applicable taxes, assessments, fees and charges relating to the Acquired Company and the Subsidiaries.

        3.6.7. Neither the Acquired Company nor any Subsidiary is a "United States real property holding corporation" as defined in Section 897(c)(2) of the Tax Code.

    3.7. OWNERSHIP OF ASSETS. The Acquired Company and the Subsidiaries have title to all of their respective properties and assets used or useful in their respective businesses, other than leased property, licensed property and immaterial items of personal property, in each case free and clear of any liens, security interests, claims, charges, options, rights of tenants or other encumbrances, except as disclosed or reserved against in EXHIBIT 3.7 or reserved against in the 1996 Financial Statements (to the extent and in the amounts so disclosed or reserved against) and except for liens arising from current taxes not yet due and payable and other immaterial liens. Except as disclosed on
EXHIBIT 3.7, neither the Acquired Company, nor any Subsidiary, has received any payment from a lessor or licensor in connection with or as inducement for entering into a lease or license in which the Acquired Company or a Subsidiary is a lessee or licensee, except licenses, fees and similar payment in historical amounts and in the ordinary course of business. Except as disclosed on EXHIBIT 3.7, all buildings and material items of machinery and equipment owned or leased by the Acquired Company or any Subsidiary are in good operating condition and reasonable state of repair, subject only to ordinary wear and tear. Except as reserved against in the 1996 Financial Statements, the inventories of the Acquired Company and the Subsidiaries consist only of items of supplies and equipment of a quality and quantity usable in the normal course of their businesses. Neither the Acquired Company nor any Subsidiary has received any notice of violation of any applicable zoning regulation, ordinance or other law, regulation or requirement relating to their operations and properties, whether owned or leased. All of the accounts receivable of the Acquired Company and the Subsidiaries as of the Effective Time will reflect actual transactions and will have arisen in the ordinary course of business.

    3.8  AGREEMENT DOES NOT VIOLATE OTHER INSTRUMENTS.  Except as set forth on
EXHIBIT 3.8 hereto (or, in respect of the Specified Customer Contracts, as set forth on EXHIBIT 3.13(D) hereto), and except for Customer Contracts, the execution and delivery of this Agreement by the Acquired Company does not, and the consummation of all of the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation or Certificate of Incorporation, as amended, or Bylaws, as amended, of the Acquired Company or any Subsidiary or violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any Material Contract, or any order, judgment or decree to which the Acquired Company or any Subsidiary is a party or is bound or by which the Acquired Company's or any Subsidiaries' assets are affected. Except for the applicable requirements of the HSR Act, the 1933 Act, the Exchange Act and applicable Blue Sky laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required to be obtained or made by or with respect to the Acquired Company, any Subsidiary or any assets, properties or operations of the Acquired Company or any Subsidiary in connection with the execution and delivery by the Acquired Company of this Agreement or the consummation of the transactions contemplated hereby.

    3.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed on EXHIBIT 3.9, since December 31, 1996, the Acquired Company and each of the Subsidiaries has operated in the ordinary course of business and there has not been (i) any material damage, destruction or other casualty loss with respect to property owned or leased by the Acquired Company or any of the Subsidiaries, whether or not covered by insurance, or any strike, work stoppage or slowdown or other labor trouble involving the Acquired Company or any of the Subsidiaries; (ii) any increase in dividends or employee compensation or benefits payable by the Acquired Company, except for normal increases in compensation consistent, in amounts and timing, with historical practices; (iii) any change in accounting methods; or (iv) any transaction, commitment, dispute or other event or condition that has individually or in the aggregate resulted in any Material Adverse Effect in respect of the Acquired Company.

    3.10 LITIGATION. Except as otherwise set forth in EXHIBIT 3.10 hereto, there is no suit, action, arbitration, proceeding, claim or investigation pending or, to the knowledge of the Acquired Company, threatened against or affecting the Acquired Company or any Subsidiary that would individually or in the aggregate have a Material Adverse Effect on the Acquired Company, and, to the knowledge of the Acquired Company, there exists no reasonable basis or grounds for any such suit, action, arbitration, proceeding, claim or investigation.

    3.11 LICENSES AND PERMITS; COMPLIANCE WITH LAW. The Acquired Company and the Subsidiaries hold all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of their respective businesses and the use of their respective assets, except for such licenses, certificates, permits, franchises and rights the absence of which would not individually or in the aggregate have a Material Adverse Effect on the Acquired Company. Except as noted in EXHIBIT 3.11, and except for any matters which will not have a Material Adverse Effect in respect of the Acquired Company, the Acquired Company and the Subsidiaries presently are conducting their respective businesses so as to comply with all applicable statutes, ordinances, rules, regulations and orders of any governmental authority. Further, the Acquired Company and the Subsidiaries are not presently charged with, or under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule or regulation, or presently the subject of any pending or, to the knowledge of the Acquired Company, threatened adverse proceeding by any regulatory authority having jurisdiction over their respective businesses, properties or operations. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the termination of any license, certificate, permit, franchise or right held by the Acquired Company or any Subsidiary that individually or in the aggregate would have a Material Adverse Effect on the Acquired Company, and all such licenses, certificates, permits, franchises and rights will inure to the benefit of the Surviving Corporation after the consummation of the transactions contemplated by this Agreement except where the failure to so inure individually or in the aggregate would not have a Material Adverse Effect on the Acquired Company.

    3.12 CONTRACTS, AGREEMENTS AND INSTRUMENTS GENERALLY. EXHIBIT 3.12 hereto consists of a true and complete list of all contracts, agreements, commitments and other instruments (identified by title, date and parties)(whether oral or written) to which the Acquired Company or any Subsidiary is a party (except for Customer Contracts and Specified Customer Contracts that: involve a receipt or an expenditure by the Acquired Company or any Subsidiary or require the performance of services or delivery of goods to, by, through, on behalf of or for the benefit of the Acquired Company or any Subsidiary, which in each case relates to a contract, agreement, commitment or instrument that requires payments or provides for receipts in excess of $60,000 per year. EXHIBIT 3.12 also identifies (identified by title, date and parties)(whether oral or written) all:

        3.12.1. leases, rental agreements or other contracts or commitments affecting the ownership or leasing of, title to or use of any interest in real or personal property with payments equal to or greater than $5,000 per month and all maintenance or service agreements relating to any real or personal property with payments equal to or greater than $5,000 per month;

        3.12.2. contracts or commitments providing for payments by the Acquired Company or any Subsidiary based in any manner upon the sales, purchases, receipts, income or profits of the Acquired Company or any Subsidiary;

        3.12.3. franchise agreements, marketing agreements or royalty agreements (and with respect to each such agreement, EXHIBIT 3.12 sets forth the aggregate royalties or similar payment paid or payable thereunder by the Acquired Company or any Subsidiary as of the date hereof);

        3.12.4. employment contracts or commitments regarding employees or independent contractors (except to the extent listed in EXHIBIT 3.14.2(III)) (including without limitation any standard form contracts such as employee nondisclosure agreements, provided that to the extent substantially all employees have executed any such standard form, a copy of such form is attached in lieu of each individual contract and the Acquired Company represents and warrants that substantially all employees have executed such form), and any other contracts, plans or commitments providing for any continuing payment of any type or nature, including, without limitation, any severance, termination, parachute, or other payments (whether due to a change in control, termination or otherwise) and bonuses and vested commissions. EXHIBIT 3.12 also includes a listing of all such agreements, if any, for which the standard form was materially or substantially modified or materially or substantially altered, and any contracts that are not in the standard form. Other than the standard form agreements listed on EXHIBIT 3.12, those listed variations from the standard form agreements and those listed agreements that are not in the standard form, there are no other agreements of the type referred to in this Section 3.12.4;

        3.12.5. contracts, agreements, understandings or arrangements restricting the Acquired Company or any Subsidiary from carrying on its business anywhere in the world;

        3.12.6. instruments or arrangements evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase-money obligation, guaranty, subordination, conditional sale, lease-purchase or otherwise providing for payments in excess of $5,000 per month;

        3.12.7. joint product development agreement with any party other than the Purchaser, other than Customer Contracts and Specified Customer Contracts; and

        3.12.8. contracts or agreements with vendors of material equipment purchased by the Acquired Company or appointing the Acquired Company as a reseller of equipment, other than purchase orders in the ordinary course of business; or

        3.12.9. contracts, agreements, commitments or understandings for the issuance, transfer or sale of any shares of capital stock or assets of any of the Subsidiaries.

    The contracts, agreements, commitments and other instruments listed or required to be listed on EXHIBIT 3.12 or listed on an Exhibit referred to in
Section 3.14 hereof are herein referred to as the "Material Contracts."

    All the Material Contracts and Specified Customer Contracts are valid and binding upon the Acquired Company or the applicable Subsidiary and the other parties thereto and are in full force and effect and enforceable in accordance with their terms, except as enforceability may be affected by bankruptcy, insolvency, moratorium or similar laws affecting creditors rights generally and general principles of equity relating to the availability of equitable remedies. Except as set forth on EXHIBIT 3.12, none of the Acquired Company, the applicable Subsidiary and, to the knowledge of the Acquired Company, any other party to any such contract, commitment or arrangement has breached any provision of, or is in default under, the terms thereof; and except as set forth on
EXHIBIT 3.12, there are no existing facts or circumstances that would prevent the work in process of the Acquired Company or any Subsidiary or their contracts and agreements from maturing upon performance by the Acquired Company or the applicable Subsidiary into accounts receivable collectible in the aggregate in amounts consistent in all material respects with historical experience. Except as set forth on EXHIBIT 3.12, there are no contracts or commitments that require the performance of services or provision of goods by the Acquired Company at a direct cost or with a value for each such contract or commitment in excess of the revenue to be derived pursuant to the terms of such contract or commitment. Except for terms specifically described in EXHIBIT 3.12, neither the Acquired Company nor any Subsidiary has received any payment from any contracting party in connection with or as an inducement for entering into any contract, agreement, policy or instrument except for payment for actual services rendered or to be rendered by such Acquired Company or Subsidiary consistent with amounts historically charged for such services.

    3.13 SPECIFIED CUSTOMER CONTRACTS. EXHIBIT 3.13(A) hereto consists of a true and correct list of all Specified Customer Contracts (identified by title, date and parties). EXHIBIT 3.13(B) hereto is the Acquired Company's standard form of Customer Contract (the "Customer Contract Form"). Except as set forth on
EXHIBIT 3.13(C) or EXHIBIT 3.13(D), each Specified Customer Contract entered into during the eighteen (18) month period ending on the date hereof conforms substantially to the Customer Contract Form, except for deviations which do not individually or in the aggregate materially adversely affect the rights or benefits of the Acquired Company thereunder. Except as set forth on EXHIBIT 3.13(C), with respect to each Specified Customer Contract, (i) each customer to which computer software represented as owned by or proprietary to the Acquired Company or a Subsidiary (the "Owned Software") has been licensed pursuant to such

Specified Customer Contract and tendered or certified as operational by the Acquired Company or any Subsidiary (whichever is the case being referred to in this Section 3.13 as the "Vendor") has accepted in all material respects such software to the extent and on the terms and conditions provided for in such Specified Customer Contract; (ii) in each case in which the Specified Customer Contract pursuant to which Owned Software is licensed incorporates response(s) by Vendor to a Request for Proposal by the customer, such software has met all material requirements set forth in such response(s); and (iii) all performance warranties with respect to Owned Software made by the Vendor in any Specified Customer Contract, including warranties with respect to capacity, availability, downtime and response time, have been satisfied in all material respects upon the terms and conditions and to the extent provided for in such Specified Customer Contract. Except as set forth on EXHIBIT 3.13(D), none of the Specified Customer Contracts contains any of the following deviations from the Customer Contract Form:

        3.13.1. any term for acceptance of any Owned Software that fails to specify a period of time or date for acceptance or standards applicable thereto;

        3.13.2. any provision granting the customer a right to a whole or partial refund of fees previously paid upon the non-acceptance or failure of any Owned Software to perform as warranted;

        3.13.3. any provision obligating the Vendor to indemnify a customer against consequential damages;

        3.13.4. any commitment by the Vendor to provide a hardware upgrade in response to or as a remedy for a breach of any software-related response-time warranty unless the customer party to the Customer Contract in which the commitment is made is required to pay the cost of such upgrade and such costs are specified or described in such contract;

        3.13.5. any material deviation from the provisions regarding confidentiality of the Owned Software;

        3.13.6. any provision granting an ownership interest (other than a license) in any Owned Software to a customer;

        3.13.7. any license for use by more than a single entity of any Owned Software unless the customer that is a party to such Customer Contract has agreed to pay a fee or fees with respect to each entity's use thereof;

        3.13.8. any provision naming a customer as an insured on any policy of insurance owned by the Vendor;

        3.13.9.  any joint product development agreement with any other party;

        3.13.10. any commitment or warranty made or given by the Vendor to design or modify any Owned Software so as to comply with any governmental regulations;

        3.13.11. any restrictions in any Customer Contract on the ability of the Vendor to increase the fees by less than the lesser of 5% or the annual increase in the Consumer Price Index, for maintenance of any Owned Software applicable to any period beyond the period specified in such contract during which the customer that is a party to such contract is obligated to pay maintenance fees;

        3.13.12. any commitment by the Vendor to sell or maintain computer hardware;

        3.13.13. any commitment by the Vendor to provide emergency back-up for either software or hardware; or

        3.13.14. any commitment by the Vendor to provide existing customers products developed in the future as a credit to existing payment obligations or for less than normal prices.

    3.14  INTELLECTUAL PROPERTY; COMPUTER SOFTWARE.

        3.14.1. EXHIBIT 3.14.1 hereto sets forth (i) a complete and correct list of all registered and material unregistered trademarks, trade names, service marks, service names, and brand names, and all patent and registered copyrights; and all applications for the foregoing, if any, (setting forth the registration, issue or serial number of the same and a description of the same) applicable to or used in the businesses of the Acquired Company or any Subsidiary; (ii) the owner of such intellectual property and any registration thereof or application therefor; and (iii) a complete list of all licenses granted by or to the Acquired Company or any Subsidiary with respect to any of the above except pursuant to contracts with customers (identified by title, date and parties). Except as set forth on EXHIBIT 3.14.1, all such trademarks, trade names, service marks, service names, brand names, copyrights and patents are owned by the Acquired Company or a Subsidiary free and clear of all liens, claims, security interests and encumbrances. Except as set forth on EXHIBIT 3.14.1, neither the Acquired Company nor any Subsidiary is currently in receipt of any notice of any violation of, and neither the Acquired Company nor any Subsidiary is violating, the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset, except where such violations individually or in the aggregate would not have a Material Adverse Effect on the Acquired Company.

        3.14.2.(i) EXHIBIT 3.14.2(I) contains a complete and accurate list of all Owned Software, other than immaterial Owned Software which list specifies which of the Acquired Company and the Subsidiaries is the owner thereof. Except as set forth on EXHIBIT 3.14.2(I), the Acquired Company or one of the Subsidiaries has title to the Owned Software, free and clear of all claims, including claims or rights of employees, agents, consultants, inventors, customers, licensees or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such computer software, except claims that individually or in the aggregate would not have a Material Adverse Effect on the Acquired Company. Except as set forth on EXHIBIT 3.14.2(I) and except for commercially available, over-the-counter "shrink-wrap" software, the Owned Software is not dependent on any Licensed Software (as defined in subsection (ii) below) in order to operate fully in the manner in which it is intended. No Owned Software has been published or disclosed to any other parties, except as set forth on
    EXHIBIT 3.14.2(I), and except pursuant to contracts requiring such other parties to keep the Owned Software confidential and except where such disclosures were both incidental and immaterial. To the knowledge of the Acquired Company, no such other party has breached any such obligation of confidentiality.

        3.14.2(ii) All software (other than commercially available over-the-counter "shrink-wrap" software) necessary for the Acquired Company or any Subsidiary to license and deliver the Owned Software to customers is set forth on EXHIBIT 3.14.2(II) ("Support Software"). The Acquired Company has the right and license to use, sublicense, modify and copy all Support Software and all other material software used in its business under which the Acquired Company or any Subsidiary is a licensee, lessee or otherwise has obtained the right to use (the "Licensed Software") as set forth in the respective license, lease or similar agreement pursuant to which the Licensed Software is licensed to the Acquired Company or any Subsidiary, free of any other limitations or encumbrances. All Support Software agreements to which the Acquired Company or any Subsidiary is a party will be provided to Purchaser within ten days of the date of this Agreement. The Acquired Company covenants to remedy any default or item of noncompliance with respect to Support Software prior to Closing, and shall use its reasonable best efforts to remedy any such default or item of noncompliance with respect to Licensed Software prior to Closing. Except as disclosed on
    EXHIBIT 3.14.2(II), none of the Support Software has been incorporated into or made a part of any Owned Software or any other Licensed Software by the Company or any Subsidiary. Neither the Acquired Company nor any Subsidiary has published or disclosed any Support Software that the Acquired Company or a Subsidiary leases or markets to others, in accordance with and as permitted by any license, lease or similar agreement relating to the Support Software and except pursuant to contracts requiring such other parties to keep the Support Software confidential. No party to whom the Acquired Company or a Subsidiary has disclosed Support Software has, to the knowledge of the Acquired Company, breached any obligation of confidentiality imposed on them by the Acquired Company or any Subsidiary.

        3.14.2(iii) The Owned Software, Support Software and Licensed Software and commercially available over-the-counter "shrink-wrap" software constitute all software used in the businesses of the Acquired Company and the Subsidiaries (collectively, the "Acquired Company Software") other than immaterial Owned Software and immaterial Licensed Software. EXHIBIT 3.14.2(III) sets forth a list of all contract programmers, independent contractors, nonemployee agents and persons or other entities (other than employees of the Acquired Company or any Subsidiary) who have performed, within the last three (3) years, computer programming services for the Acquired Company or any Subsidiary and identifies the project on which such services were performed. The Acquired Company shall use its reasonable best efforts to obtain from each of the persons and entities identified on
    EXHIBIT 3.14.2(III) as having provided such services, an assignment of all intellectual property rights related to such services in form and substance satisfactory to Purchaser prior to Closing. Except as disclosed on EXHIBIT 3.8, the transactions contemplated herein will not cause a breach or default under any licenses, leases or similar agreements relating to the Acquired Company Software or impair Purchaser's, the Acquired Company's or any Subsidiary's ability to use the Acquired Company Software in the same manner as such computer software is currently used by the Acquired Company or the Subsidiaries. Neither the Acquired Company nor any Subsidiary is infringing in any material respect any intellectual property rights of any other person or entity with respect to the Acquired Company Software, and, to the knowledge of the Acquired Company, no other person or entity is infringing any intellectual property rights of the Acquired Company or any Subsidiary with respect to the Acquired Company Software.

        3.14.2(iv) EXHIBIT 3.14.2(IV)(A) lists and separately identifies all agreements pursuant to which the Acquired Company or any Subsidiary has been granted rights to market software owned by third parties, and EXHIBIT 3.14.2(IV)(B) lists and separately identifies all agreements pursuant to which the Acquired Company or any Subsidiary has granted marketing rights in the Acquired Company Software to third parties.

        3.14.2(v) None of the Acquired Company and the Subsidiaries has taken or failed to take any actions under the law of any applicable foreign jurisdictions where the Acquired Company or a Subsidiary has marketed or licensed Acquired Company Software that would restrict or limit the ability of the Acquired Company or any Subsidiary to protect, or prevent it from protecting, in any material respect, its ownership interests in, confidentiality rights of, and rights to market, license, modify or enhance, the Acquired Company Software.

    3.15 LABOR MATTERS. Except as set forth on EXHIBIT 3.15, within the last three (3) years neither the Acquired Company nor any Subsidiary has been the subject of any union activity or labor dispute, nor has there been any strike of any kind called or, to the knowledge of the Acquired Company, threatened to be called against any of them. Neither the Acquired Company nor any Subsidiary has violated any applicable federal or state law or regulation relating to labor or labor practices including, without limitation, any requirements of the Immigration and Nationality Act of 1952, as amended by the Immigration Reform and Control Act of 1986 and the regulations promulgated thereunder (hereinafter collectively referred to as the "Immigration Laws"), where such violation would have a Material Adverse Effect on the Acquired Company. EXHIBIT 3.15 sets forth a true, correct and complete list of employer loans or advances from the Acquired Company and each Subsidiary to their respective employees.

    3.16  BENEFIT PLANS.

        3.16.1. EXHIBIT 3.16 lists every pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan; any medical, vision, dental or other health plan; any life insurance plan or any other employee benefit plan or fringe benefit plan; any payroll practice; any other written or unwritten employee program, arrangement, agreement or understanding; commitments or methods of contribution or compensation (whether arrived at through collective bargaining or otherwise), whether formal or informal, whether funded or unfunded, and whether legally binding or not; including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA; that is currently or previously adopted, maintained, sponsored in whole or in part, or contributed to by the Acquired Company or any ERISA Affiliate of the Acquired Company, for the benefit of, providing any remuneration or benefits to, or covering any current or former employee, retiree, dependent, spouse or other family member or beneficiary of such employee or retiree, director, independent contractor, stockholder, officer or consultant of the Acquired Company or any ERISA Affiliate of the Acquired Company or under (or in connection with) which the Acquired Company or an ERISA Affiliate of the Acquired Company has any contingent or noncontingent liability of any kind, whether or not probable of assertion (collectively, the "Benefit Plans"). Any of the Benefit Plans that is an "employee pension benefit plan," or an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA, is referred to herein as an "ERISA Plan." No Benefit Plan is or has been a multiemployer plan within the meaning of
    Section 3(37) of ERISA.

        3.16.2. EXHIBIT 3.16 also lists, with respect to all Benefit Plans listed in EXHIBIT 3.16: (A) all trust agreements or other funding arrangements, including insurance contracts, all annuity contracts, actuarial statements or valuations, fidelity bonds, fiduciary liability policies, investment manager or advisory contracts, and all amendments (if any) thereto, (b) where applicable, with respect to any such plans or plan amendments, the most recent determination letters issued by the IRS, and (c) the most recent summary plan descriptions, any material modifications thereto, and all material employee communications with respect to such Benefit Plans. Contemporaneous with the delivery of the Exhibits to this Agreement, the Acquired Company has delivered a true and complete copy of each such Benefit Plan, agreement, most recent IRS letter or ruling, opinion, return, financial statement and summary plan description described in Sections 3.16.1 or 3.16.2 hereof, certified as such by the Chief Financial Officer of the Acquired Company, together with the annual report (Form 5500 Series) for the two most recent plan years for any Benefit Plan subject to such reporting requirements.

        3.16.3. All the Benefit Plans and any related trusts subject to ERISA comply with and have been administered in substantial compliance with the provisions of ERISA, all applicable provisions of the Tax Code relating to qualification and tax exemption under Tax Code Sections 401(a) and 501(a) or otherwise necessary to secure intended tax consequences, all applicable state or federal securities laws and all other applicable laws, rules and regulations, and the Acquired Company has not received any notice from any governmental agency or instrumentality questioning or challenging such compliance. Any noncompliance or failure properly to maintain, operate or administer a Benefit Plan or related trust has not rendered nor will render
    (i) such Benefit Plan or related trust or the Parent, Purchaser or Acquired Company subject to or liable for any material taxes, penalties, or liabilities to any Person; (ii) the Benefit Plan subject to disqualification; or (iii) the trust subject to loss of tax-exempt status.

        3.16.4. None of the Acquired Company, any of the Subsidiaries, and, to the knowledge of the Acquired Company, any administrator or fiduciary of any such Benefit Plan (or agent or delegate of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner that could subject the Acquired Company to any direct or indirect liability (by indemnity or otherwise) for a breach of any fiduciary, co-fiduciary or other duty under ERISA which individually or in the aggregate would have a Material Adverse Effect on the Acquired Company. No material oral or written representation or communication with respect to any aspect of the Benefit Plans has been or will be made to employees of the Acquired Company prior to the Closing Date that is not in accordance with the written or otherwise preexisting terms and provisions of such Benefit Plans in effect immediately prior to the Closing Date, except for any amendments or terminations required by the terms of this Agreement and except where such representation or communication would not have a Material Adverse Effect on the Acquired Company. There are no pending unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any claim.

        3.16.5. All annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports and summary plan descriptions issued with respect to the Benefit Plans are correct and accurate in all material respects as of the dates thereof; and there have been no amendments filed to any of such reports, returns, statements, valuations or descriptions or required to make the information therein true and accurate. Except as disclosed on EXHIBIT 3.16.5, all annual reports (Form 5500 series) required to be filed with respect to any Benefit Plan have been or will be timely filed prior to Closing.

        3.16.6. No non-exempt "prohibited transaction" (within the meaning of Section 4975(c) of the Tax Code) involving any Benefit Plan has occurred. None of the assets of any ERISA Plan is "employer real property" (within the meaning of Section 407(d)(2) of ERISA).

        3.16.7. Each Benefit Plan that is or has been an "employee pension benefit plan" as defined in Section 3(2) of ERISA is a defined contribution plan qualified under Section 401(a) of the Tax Code and its related trust is exempt from tax under Section 501(a) of the Tax Code (a "Qualified Plan") and no circumstances exist that are likely to result in disqualification of any Qualified Plan or loss of tax-exempt status for its related trust (or monetary sanctions in lieu of disqualification or loss of tax exempt status), except where the payment of such monetary sanctions would not have a Material Adverse Effect on the Acquired Company. No Qualified Plan (nor any predecessor to a Qualified Plan) has ever been subject to the provisions of Title IV of ERISA or to the minimum funding standards of Section 412 of the Tax Code.

        3.16.8. As of December 31, 1996, the Acquired Company had no current or future liability with respect to any events or matters occurring, arising or accruing on or prior to such date under any Benefit Plan that was not reflected in the 1996 Financial Statements, which liability would have a Material Adverse Effect on the Acquired Company.

        3.16.9. The Acquired Company does not maintain any Benefit Plan providing deferred or stock based compensation that is not reflected in the 1996 Financial Statements.

        3.16.10. Neither the Acquired Company nor any ERISA Affiliate of the Acquired Company has maintained, and neither now maintains, a Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I of ERISA and Tax Code Section 4980B.

        3.16.11. Except as disclosed in EXHIBIT 3.16.11, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee (or any spouse, dependent or other family member of such employee) of the Acquired Company or any of the Subsidiaries to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of the Acquired Company, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee (or any spouse, dependent or other family member of such employee).

        3.16.12. The Acquired Company has provided to each of those persons listed on EXHIBIT 6.11A the form of Covenant Not to Compete attached as
    EXHIBIT 6.11B and obtained their agreement to enter into same in favor of Purchaser as of the Closing Date.

    3.17 CUSTOMERS. Except as disclosed on EXHIBIT 3.17, none of the Acquired Company and the Subsidiaries has received any notice from, or has any knowledge (which, for the purposes of this Section 3.17 only shall mean the knowledge of the Acquired Company or any Subsidiary after having made reasonable inquiry of managerial and customer account employees) that, any current customer of the Acquired Company or any Subsidiary as of December 31, 1996 or any date subsequent thereto has taken or will take any steps that could disrupt the business relationship of the Acquired Company or the Subsidiaries with such customer in any material respect, including without limitation any cancellation of contract, diminution of business or failure to renew, or any intention to do any of the foregoing.

    3.18 ENVIRONMENTAL MATTERS. Except as set forth in EXHIBIT 3.18, no real property now or previously owned, leased or used by the Acquired Company or any Subsidiary (the "Real Property") has been used by the Acquired Company or any Subsidiary or, to the knowledge of the Acquired Company, any other party for the handling, treatment, storage or disposal of any Hazardous Substance. Except as set forth in EXHIBIT 3.18, no release, discharge, spillage or disposal into the environment of any Hazardous Substance and no soil, water or air contamination by any Hazardous Substance has occurred or is occurring in, from or on the Real Property (a) by virtue of the actions or failure to act of any of the Acquired Company or any Subsidiary or (b) to the knowledge of the Acquired Company, by virtue of the actions or failure to act of any other party. Except as set forth in EXHIBIT 3.18, the Acquired Company and all Subsidiaries have complied in all material respects with all reporting requirements under any applicable federal, state or local environmental laws and any permits with respect to the Real Property, and there are no existing violations by the Acquired Company or any Subsidiary of any such environmental laws or permits with respect to the Real Property. Except as set forth in EXHIBIT 3.18, there are no claims, actions, suits, proceedings or investigations related to the presence, release, production, handling, discharge, spillage, transportation or disposal of any Hazardous Substance or ambient air conditions or contamination of soil, water or air by any Hazardous Substance pending or threatened (1) with respect to the Real Property (a) by virtue of the actions or failure to act of the Acquired Company or any Subsidiary or (b) to the knowledge of the Acquired Company, by virtue of the actions or failure to act of any other party, or (2) otherwise against the Acquired Company or any Subsidiary, in any court or before any state, federal or other governmental agency or private arbitration tribunal and, to the knowledge of the Acquired Company, there is no basis for any such claim, action, suit, proceeding or investigation (i) with respect to the Real Property
(a) by virtue of the actions or failure to act of the Acquired Company or any Subsidiary or (b) to the knowledge of the Acquired Company, by virtue of the actions or failure to act of any other party, or (ii) otherwise against the Acquired Company or any Subsidiary. Except as disclosed on EXHIBIT 3.18, to the knowledge of the Acquired Company or any Subsidiary, there are no underground storage tanks on the Real Property. To the knowledge of the Acquired Company, no building or other improvement included in the Real Property contains any exposed or friable asbestos currently required to be removed or otherwise treated under applicable law. For the purposes of this Agreement, "Hazardous Substance" shall mean any hazardous or toxic substance or waste as those terms are defined by any applicable federal, state or local law, ordinance, regulation, policy, judgment, decision, order or decree, including, without limitation, the Comprehensive Environmental Recovery Compensation and Liability Act, 42 U.S.C. 9601 ET SEQ., the Hazardous Materials Transportation Act, 49 U.S.C. 1801 ET. SEQ. and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 ET SEQ., and petroleum, petroleum products and oil.

    3.19 INSURANCE. Set forth in EXHIBIT 3.19 is a complete list of all material insurance policies that the Acquired Company and the Subsidiaries maintain with respect to its businesses, properties or employees. Except as set forth in EXHIBIT 3.19, such policies are commensurate with all material insurance policies in effect during the preceding thirty-six (36) months, are in full force and effect and to the knowledge of the Acquired Company, no event has occurred that would give any insurance carrier a right to terminate any such policy. To the knowledge of the Acquired Company, such policies are adequate to insure against risks to which the Acquired Company, and any Subsidiaries and their respective properties and assets are exposed in the operation of their respective businesses in such amounts and types of coverage as are commercially reasonable and are consistent with practices in the industry in which the Acquired Company and the Subsidiaries operate. Except as set forth in EXHIBIT 3.19, since December 31, 1996, there has not been any change in the Acquired Company's or any Subsidiary's relationship with their respective insurers or in the premiums payable pursuant to such policies.

    3.20  RELATED PARTIES.

           (a) Except as set forth in EXHIBIT 3.20, to the knowledge of the Acquired Company, no stockholder owning greater than a five-percent (5%) interest in the Acquired Company, no affiliate or member of the immediate family of any such stockholder, and no officer or director or member of the immediate family of such officer or director of the Acquired Company or any Subsidiary possesses, directly or indirectly, any beneficial interest in, or is a director, officer or employee of, or member of the immediate family of a director, officer or employee of, any corporation, partnership, firm, association or business organization that is a client, supplier, customer, lessor, lessee, lender, creditor, borrower, debtor or contracting party with or of the Acquired Company or any Subsidiary (except as a stockholder holding less than a one-percent (1%) interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter market).

           (b) The Acquired Company has provided to each of its "affiliates" as identified in Section 2.4 copies of the Rule 145 Letters and Pooling Letters and obtained their agreement to enter into same as of the Closing Date. The Acquired Company has provided to the stockholders described in
       Section 2.13 the form of letter referenced therein provided by the Purchaser and obtained their agreement to enter into same as of the Closing Date.

    3.21 INFORMATION. The Acquired Company has made accessible to Purchaser or Parent each registration statement, schedule, report, proxy statement or information statement it has filed with the SEC since January 1, 1995, including, without limitation, (a) the Acquired Company's Annual Reports on Form 10-K for the year ended December 31, 1995, including all documents incorporated therein, (b) the Acquired Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996, and (c) all Reports of Acquired Company on Form 8-K since September 30, 1996 (collectively, the "Acquired Company Reports"). As of the date of this Agreement, the Acquired Company Reports, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As used in this Section 3.21, "material" means material to the financial condition, business, properties, rights or operations of the Acquired Company together with the Subsidiaries, taken as a whole. Since December 31, 1996, the Acquired Company has made all filings with the SEC in a timely manner as required by law and no event has occurred that requires an additional filing or any amendment to a prior filing.

    3.22 POOLING OF INTERESTS. The Acquired Company is not aware of any facts or circumstances in respect of it or its accounting procedures which would have the effect of precluding accounting for the transactions contemplated hereby as a "pooling of interests."

    3.23 DISCLOSURE AND ABSENCE OF UNDISCLOSED LIABILITIES. No statement contained herein or in any certificate, schedule, list, exhibit or other instrument furnished or required to be furnished to Purchaser pursuant to the provisions hereof contains, or will at the time it is furnished contain, any untrue statement of any material fact or omits or omit to state any fact necessary to make the statements herein or therein not false or misleading. As used in this Section, "material" means material to the financial condition, business, properties, rights or operations of the Acquired Company and its Subsidiaries, taken as a whole.

    3.24 NO SPECIAL STOCKHOLDER RIGHTS. Except as disclosed on EXHIBIT 3.24, the Acquired Company has no agreement with any individual or entity that grants such person any rights as a stockholder of Acquired Company Stock that are in addition to such holder's rights under the Acquired Company's Certificate of Incorporation or Bylaws (including, without limitation, registration rights, preemptive rights, put rights, rights of co-sale or rights to Board representation).

IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT.

    Purchaser and Parent, jointly and severally, represent and warrant to the Acquired Company as follows:

    4.1  ORGANIZATION AND STANDING.

        4.1.1. Each of Purchaser and Parent is a corporation duly organized, validly existing and is in good standing under the laws of the respective jurisdiction of its incorporation and has the requisite corporate power and authority to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets that it now owns or leases.

        4.1.2. Each of Purchaser and Parent is duly qualified and/or licensed to transact business and is in good standing as a foreign corporation in jurisdictions where the character of the property owned or leased by Purchaser and Parent and the nature of the business conducted by them requires such qualification and/or licensing, except where the failure to do so qualify would not individually or in the aggregate have a Material Adverse Effect upon Parent.

    4.2 CORPORATE POWER AND AUTHORITY. Each of Purchaser and Parent has the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other Person whomsoever. The execution, delivery and performance by Purchaser and Parent of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by their respective Boards of Directors (or Executive Committees thereof). Assuming this Agreement, and each and every other agreement, document and instrument to be executed, delivered and performed by Purchaser and Parent in connection herewith are valid and legally binding on the Acquired Company, this Agreement, and each and every other agreement, document and instrument to be executed, delivered and performed by Purchaser and Parent in connection herewith, constitute or will, when executed and delivered, constitute the valid and legally binding obligations of Purchaser and Parent as applicable, enforceable against each of them in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles, or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally. The Parent has provided to counsel for the Acquired Company a true and correct copy of the Certificate of Incorporation and Bylaws, each as amended, of the Parent and Purchaser.

    4.3 AGREEMENT DOES NOT VIOLATE OTHER INSTRUMENTS. The execution and delivery of this Agreement by Purchaser and Parent do not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the Certificate of Incorporation, as amended, or Bylaws, as amended, of Purchaser or of Parent, and, except as set forth on EXHIBIT 4.3, violate or constitute an occurrence of default under any provision of, or conflict with, result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other arrangement to which Purchaser or Parent is a party or is bound or by which any of their respective assets are affected. Except for the applicable requirements of the HSR Act, the 1933 Act, the Exchange Act, applicable Blue Sky laws, and as set forth on EXHIBIT 4.3, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required to be obtained or made by or with respect to Purchaser or Parent or any assets, properties or operations of Purchaser or Parent in connection with the execution and delivery by Purchaser and Parent of this Agreement or the consummation of the transactions contemplated hereby.

    4.4 RESERVATION OF SHARES. Purchaser will, prior to the Merger, in accordance with the terms thereof, have available shares of Parent Stock sufficient to complete the Merger. The shares of Parent Stock issued pursuant to
Article II will, when issued, be duly authorized, validly issued, fully paid and nonassessable and no stockholder of the Parent will have any preemptive rights of subscription or purchase in respect thereof.

    4.5 INFORMATION. Parent has made available to the Acquired Company each registration statement, schedule, report, proxy statement or information statement it has filed with the Securities and Exchange Commission since January 1, 1995, including, without limitation, (a) Parent's Annual Report on Form 10-K for the years ended December 31, 1995, and December 31, 1996, respectively, including all documents incorporated therein, and (b) Reports of Parent on Form 8-K since December 31, 1996 (collectively, the "Parent Reports"). As of the date of this Agreement, the Parent Reports, taken together with information previously furnished by Parent to the Acquired Company, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As used in this Section, "material" means material to the financial condition, results of operations, business, assets or properties of Parent together with the Parent Subsidiaries (including Purchaser), taken as a whole. Since December 31, 1996, the Parent has made all filings with the SEC in a timely manner as required by law and no event has occurred that requires an additional filing or any amendment to a prior filing.

    4.6 CAPITALIZATION. The entire authorized capital stock of the Parent consists of 251,000,000 shares of stock, of which 250,000,000 shares are designated Common Stock, par value $.05 per share, and 1,000,000 shares are designated Preferred Stock, without par value. Of the total authorized Common Stock, as of December 31, 1996, approximately ninety million six hundred one thousand four hundred ninety-three (90,601,493) shares were issued and outstanding and approximately thirty-one million five hundred thirty-four thousand nine hundred fourteen (31,534,914) shares were held in the Parent's treasury. Of the total authorized Preferred Stock, no shares have been issued. As of December 31, 1996, there were options outstanding entitling the optionees thereunder, to acquire in the aggregate approximately six million seven hundred fourteen thousand one hundred ninety-six (6,714,196) shares of the Parent Stock. All the issued and outstanding shares of each of the Parent Subsidiaries are owned directly or indirectly by the Parent free and clear of all liens, claims, charges and encumbrances of any nature whatsoever. All of the outstanding shares of Parent Stock (and any shares issued pursuant to presently outstanding options, if exercised and purchased at the applicable exercise price) were duly authorized (or will be when issued and the option price paid), validly issued, fully paid and nonassessable. None of the capital stock of the Parent is entitled to or subject to preemptive rights. The authorization or consent of no other person or entity is required in order to consummate the transaction contemplated herein by virtue of any such person or entity having an equitable or beneficial interest in the Parent or any Subsidiary.

V.  CONDITIONS PRECEDENT TO RESPECTIVE OBLIGATIONS OF THE PARTIES.

    The obligations of Purchaser and Parent, on the one hand, and of the Acquired Company, on the other hand, to consummate, or cause to be consummated, the Merger shall be contingent upon and subject to the satisfaction, on or before the Closing, of each and every one of the following conditions, any one or more of which may be waived in writing by such parties.

    5.1 ACTIONS OF GOVERNMENTAL AUTHORITIES. There shall not have been instituted or be pending any action, proceeding, application, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, and Purchaser, Parent or the Acquired Company shall not have been notified by any such government, governmental authority or agency (or a representative thereof) of its present intention to commence, or recommend the commencement of, such an action or proceeding, that (i) challenges the acquisition by Purchaser or Parent of the Acquired Company Stock, restrains or prohibits or seeks to restrain or prohibit the making or consummation of the Merger or restrains or prohibits or seeks to restrain or prohibit the performance of this Agreement; (ii) prohibits or limits or seeks to prohibit or limit the ownership or operation by Purchaser or Parent of all or any substantial portion of the business or assets of the Acquired Company or any of the Subsidiaries or of Purchaser, Parent or any of their respective subsidiaries or compels or seeks to compel Purchaser or Parent to dispose of or to hold separate all or any substantial portion of the business or assets of the Acquired Company or any of the Subsidiaries or of Purchaser, Parent or any of their respective subsidiaries, or imposes or seeks to impose any material limitation on the ability of Purchaser or Parent to conduct such business or to own such assets; or (iii) imposes or seeks to impose limitations on the ability of Purchaser or Parent (or any other affiliate of Purchaser) to acquire or hold or to exercise full rights of ownership of the Surviving Corporation, including, but not limited to, the right to vote such shares on all matters properly presented to the stockholders of the Surviving Corporation.

    5.2 OTHER LEGAL ACTIONS. There shall not have been any statute, rule, regulation, order or injunction enacted, promulgated, entered, enforced, deemed applicable to the Merger or this Agreement or proposed by any government, governmental authority or agency or court, domestic or foreign, and no claim or action shall have been instituted by any Person before a court, government or governmental authority or agency, that could be reasonably expected to result in any of the consequences referred to in clauses (i) through (iii) of Section 5.1 above.

    5.3 LEGAL APPROVALS. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities whose approvals are required by law and the waiting period under the HSR Act shall have expired or have been terminated.

    5.4 STOCKHOLDER APPROVAL. This Agreement and the Merger and any related matters shall have been adopted and approved by the affirmative vote or written consent of the holders of the outstanding shares of Acquired Company Stock by the vote or written consent required by, and in accordance with, the Delaware Code.

    5.5 EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC, and no stop order suspending effectiveness shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing. The shares of Parent Stock to be issued or sold pursuant to the Registration Statement shall have been registered for issuance under all applicable Blue Sky laws or shall be exempt from such registration, and no stop order shall have been issued with respect to the issuance or sale of such securities by any Blue Sky authority.

    5.6 NASDAQ APPROVAL. The Parent Stock issuable in the Merger shall have been listed or approved for listing upon notice of issuance by the Nasdaq Stock Market, Inc.

    5.7 FAIRNESS OPINION. The Acquired Company shall have received an opinion dated as of a date not more than three (3) business days prior to the mailing of the proxy statement/prospectus included within the Registration Statement to the stockholders of the Acquired Company from Broadview Associates LLC, its financial advisor, confirming the opinion referred to in Section 3.2.3 hereof.

VI.  FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND PARENT.

    In addition to the conditions set forth in Article V above, all the obligations of Purchaser and Parent to consummate, or cause to be consummated, the Merger shall be contingent upon and subject to the satisfaction, on or before the Closing, of each and every one of the following conditions. The following conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition and may be waived by Purchaser or Parent (which action shall be deemed a waiver by both Purchaser and Parent), in whole or in part, at any time and from time to time, in the sole discretion of Purchaser or Parent. The failure by either Purchaser or Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any other right, and each right shall be deemed an ongoing right that may be asserted at any time and from time to time.

    6.1 REPRESENTATIONS OF ACQUIRED COMPANY. All representations and warranties of the Acquired Company contained in this Agreement (except as affected by the transactions contemplated by this Agreement), in the statements contained in the Exhibits hereto or in any certificate delivered by the Acquired Company pursuant to this Agreement shall be true and correct when made, and shall be true and correct at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, in each case as if none of such representations and warranties contained any qualifications as to materiality or the absence of Material Adverse Effect, provided however, that notwithstanding the foregoing, this condition shall be deemed to be satisfied if all breaches of such representations and warranties, after giving effect to the foregoing, do not individually or in the aggregate constitute a Material Adverse Effect on the Acquired Company.

    6.2 COVENANTS OF ACQUIRED COMPANY. The Acquired Company shall have, or caused to be, performed and observed all covenants, agreements and conditions hereto to be performed or observed at or before the Closing Date.

    6.3 NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement there shall not have been any change or changes in the business, properties, rights or operations of the Acquired Company or its Subsidiaries, which individually or in the aggregate constitute a Material Adverse Effect on the Acquired Company.

    6.4 CERTIFICATE. Purchaser shall have received a certificate of the Chief Executive Officer of the Acquired Company, dated as of the Closing Date, certifying as to the matters set forth in Sections 6.1 through 6.3 above. In addition, Parent shall have received both a certificate dated as of the effective date of the Registration Statement and a certificate dated as of the Closing Date certifying that the covenants set forth in Section 2.3.1 hereof have been performed and that the representations set forth in Sections 3.21 and
3.24 hereof are true and correct as of such dates.

    6.5 OPINION OF ACQUIRED COMPANY'S COUNSEL. Purchaser and Parent shall have received an opinion of counsel for the Acquired Company substantially in the form of EXHIBIT 6.5.

    6.6 TAX OPINION. Purchaser and Parent shall have received an opinion from their counsel, dated as of the date the Registration Statement is declared effective and as of the Closing Date, to the effect that the Merger will qualify as a reorganization pursuant to Section 368(a) of the Tax Code, which opinion shall be substantially in the form of EXHIBIT 6.6 hereto.

    6.7 AFFILIATES AND PRINCIPAL STOCKHOLDERS. Purchaser and Parent shall have received the Rule 145 Letters and the Pooling Letters from the persons and at the times specified in Section 2.4, and the letters referenced in Section 2.13.

    6.8 ADDITIONAL INSTRUMENTS. The Acquired Company shall have delivered to Purchaser or Parent certified copies of resolutions duly adopted by the Acquired Company's Board of Directors and stockholders, approving the Merger and authorizing the transactions contemplated hereby, and such other or additional instruments, consents, waivers, approvals, endorsements and documents as Parent and Purchaser reasonably deem to be necessary to enable the Merger to be consummated as provided in this Agreement. All other proceedings in connection with the Merger and the other transactions contemplated hereby, and all instruments, consents, waivers, approvals, endorsements and documents referred to hereunder or otherwise incident to such transactions, shall have been obtained and are reasonably satisfactory in form and substance to Parent and Purchaser and their counsel, including, without limitation, those consents, waivers and approvals referred to in Section 2.9 hereof.

    6.9 ACCOUNTANTS' POOLING LETTERS. Parent shall have received letters from KPMG Peat Marwick LLP and Arthur Andersen LLP, dated as of the effective date of the Registration Statement and as of the Closing Date, in each case addressed to Parent advising it, as set forth in Section 2.3.2 hereof, that the Merger may be accounted for as a pooling of interests, which letters shall be substantially in the form of EXHIBITS 2.3.2(A) and 2.3.2(B), respectively.

    6.10 ACCOUNTANT'S COMFORT LETTERS. Purchaser and Parent shall have received letters from KPMG Peat Marwick LLP dated as of the effective date of the Registration Statement and as of the Closing Date, in each case addressed to Purchaser and Parent, containing such matters as are customarily contained in auditors' letters regarding the Acquired Company Information provided expressly for inclusion in such Registration Statement, and in form and substance reasonably satisfactory to Parent.

    6.11 COVENANTS NOT TO COMPETE. Purchaser shall have received executed non-competition agreements from each of those persons listed on EXHIBIT 6.11(A), with each such agreement in the form of EXHIBIT 6.11(B) hereto (a "Covenant Not to Compete").

    6.12 FEE LIMITATION. The only fees and expenses to any investment banking firm or similar entity that will be incurred by Acquired Company in connection with the transaction with Parent and Purchaser will be the fees and expenses of Broadview Associates LLC and shall not exceed $1,900,000 in the aggregate.

    6.13 TERMINATION OF CERTAIN AGREEMENTS. Each of the Agreements described on EXHIBIT 3.24 shall have been terminated.

    6.14 CERTAIN OTHER MATTERS. The Acquired Company shall have remedied any default or item of noncompliance with respect to Support Software as described in Section 3.14.2(ii), and shall have obtained the assignments of intellectual property rights described in Section 3.14.2(iii) from all persons and entities identified on EXHIBIT 3.14.2(III) which the Acquired Company is able to locate after utilizing its reasonable best efforts.

VII.  FURTHER CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE ACQUIRED COMPANY.

    All the obligations of the Acquired Company to consummate the Merger shall be contingent upon and subject to the satisfaction, on or before the Closing, of each and every one of the following conditions. The following conditions are for the sole benefit of the Acquired Company and may be asserted by the Acquired Company regardless of the circumstances giving rise to any such condition and may be waived by the Acquired Company, in whole or in part, at any time and from time to time, in the sole discretion of the Acquired Company for purposes of consummating the transactions contemplated herein. The failure by the Acquired Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any other right, and each right shall be deemed an ongoing right that may be asserted at any time and from time to time.

    7.1 REPRESENTATIONS OF PURCHASER AND PARENT. All representations and warranties made by Purchaser and Parent in this Agreement (except as affected by the transactions contemplated by this Agreement) shall be true and correct in all material respects at the Closing Date, with the same force and effect as if such representations and warranties had been made at and as of the Closing Date.

    7.2 COVENANTS OF PURCHASER AND PARENT. Purchaser and Parent shall have, or caused to be, performed and observed in all respects all covenants, agreements and conditions hereof to be performed or observed by them at or before the Closing Date.

    7.3 CERTIFICATE. The Acquired Company shall have received a certificate of the President of each of Parent and Purchaser, dated as of the Closing Date, certifying as to the matters set forth in Sections 7.1 and 7.2 above.

    7.4 OPINION OF PARENT'S AND PURCHASER'S COUNSEL. The Acquired Company shall have received an opinion of Jones, Day, Reavis & Pogue, counsel to Parent and Purchaser, dated as of the Closing Date, substantially in the form of
EXHIBIT 7.4.

    7.5 TAX OPINION. The Acquired Company shall have received for the benefit of its stockholders an opinion from its tax counsel, dated as of the date the Registration Statement is declared effective and as of the Closing Date, to the effect that the Merger will qualify as a reorganization pursuant to Section 368(a) of the Tax Code, which opinion shall be substantially in the form of
EXHIBIT 7.5 hereto.

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
VIII.  CLOSING.

    8.1 TIME AND PLACE OF CLOSING. Unless another place or date is agreed to in writing by the Acquired Company and Purchaser, the Closing shall be held at the offices of Jones, Day, Reavis & Pogue, 3500 One Peachtree Center, 303 Peachtree Street N.E., Atlanta, Georgia 30308-3242, commencing at 10:00 a.m. Eastern Time, within two (2) business days of the last to occur of (i) the expiration or termination of the waiting period under the HSR Act, (ii) the Merger having been approved by the stockholders of the Acquired Company pursuant to the Delaware Code and (iii) the satisfaction or waiver of the other conditions set forth in Articles V, VI and VII. (The actual date of the Closing is referred in this Agreement as the "Closing Date.")

    8.2 TRANSACTIONS AT CLOSING. At the Closing, each of the following transactions shall occur:

        8.2.1 THE ACQUIRED COMPANY'S PERFORMANCE. At the Closing, the Acquired Company shall deliver to Purchaser and Parent, the following:

           (a) copies of the consents and waivers described in Section 2.9;

           (b) satisfactory evidences of the approvals described in Section 5.4;

           (c) the certificates described in Section 6.4 to be delivered on the Closing Date;

           (d) certificates of compliance or certificates of good standing of the Acquired Company and of the Subsidiaries, as of the most recent practicable date, from the appropriate governmental authority of the jurisdiction of their respective incorporation and any other jurisdiction that is set forth in EXHIBIT 3.1 hereto;

           (e) certified copies of resolutions of the Board of Directors and stockholders of the Acquired Company approving the transactions set forth in this Agreement;

           (f) certificates of incumbency for the officers of the Acquired Company;

           (g) resignations of each trustee of each Benefit Plan;

           (h) Certificate of Merger and a Plan of Merger, each in form and content that complies with the Delaware Code, executed by the Acquired Company;

           (i) the opinion of counsel for the Acquired Company, referenced in
       Section 6.5;

           (j) the tax opinion described in Section 6.6;

           (k) the Rule 145 Letters and Pooling Letters described in Section
       2.4;

           (l) the letters described in Section 2.13 hereof;

           (m) the letters described in Section 2.3.2 hereof;

           (n) the letters from KPMG Peat Marwick LLP to be delivered by the Closing Date as described in Section 6.9;

           (o) each of the Covenants Not to Compete fully executed and delivered;

           (p) the executed Employee Agreements described in Section 6.12; and

           (q) such other evidence of the performance of all covenants and satisfaction of all conditions required of the Acquired Company by this Agreement, at or prior to the Closing, as Purchaser, Parent or their counsel may reasonably require.

        8.2.2. PERFORMANCE BY PURCHASER AND PARENT. At the Closing, Purchaser or Parent, as appropriate, shall deliver to the Acquired Company the following:

           (a) the certificate described in Section 7.3;

           (b) certificates of incumbency of the officers of Purchaser and of Parent who are executing this Agreement and the other documents contemplated hereunder;

           (c) certified copies of resolutions of the Boards of Directors of each of Purchaser and Parent (or Executive Committees thereof) approving the transactions set forth in this Agreement;

           (d) Certificate of Merger and a Plan of Merger, each in form and content that complies with the Delaware Code, executed by Purchaser;

           (e) the opinion of counsel for Purchaser and Parent referenced in
       Section 7.4; and

           (f) such other evidence of the performance of all the covenants and satisfaction of all of the conditions required of Purchaser and of Parent by this Agreement at or before the Closing as the Acquired Company or its counsel may reasonably require.

IX. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

    9.1 Except for the covenants contained in Sections 2.1.7, 2.1.10, 2.2.2, 2.3.6, 2.13, 2.14, 2.16 and 11.5, all representations, warranties and agreements of the parties in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Covenants Not To Compete) shall not survive the Closing, and thereafter no party hereto and no officer, director or employee of any such party shall have any liability whatsoever with respect to any such representation, warranty or agreement except for liabilities arising from fraud, willful misconduct or criminal acts.

X. TERMINATION.

    10.1 METHOD OF TERMINATION. This Agreement constitutes the binding and irrevocable agreement of the parties to consummate the transactions contemplated hereby, the consideration for which is (a) the covenants set forth in Article II hereof, and (b) expenditures and obligations incurred and to be incurred by Purchaser and Parent, on the one hand, and by the Acquired Company, on the other hand, in respect of this Agreement, and this Agreement may be terminated or abandoned only as follows:

        10.1.1. By the mutual consent of the Boards of Directors of the Acquired Company and Parent, notwithstanding prior approval by the stockholders of any or all of such corporations;

        10.1.2. By the Board of Directors of the Parent in accordance with its rights under Section 10.3;

        10.1.3. By the Board of Directors of the Acquired Company after July 31, 1997, if any of the conditions set forth in Articles V and VII hereof, to which the Acquired Company's obligations are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of it or the Subsidiaries;

        10.1.4. By Purchaser after July 31, 1997, if any of the conditions set forth in Articles V and VI hereof, to which the obligations of Purchaser and Parent are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of Purchaser or Parent.

        10.1.5. By the Board of Directors of the Acquired Company if in the exercise of its good faith determination, as set forth in Section 2.11, as to its fiduciary duties to the Acquired Company's stockholders imposed by law, the Board of Directors of the Acquired Company decides that such termination is required.

        10.1.6. By the Board of Directors of the Acquired Company, if the Market Value of the Parent Stock is less than $50.00 per share.

    10.2  EFFECT OF TERMINATION.

        10.2.1. Except as provided in Section 10.2.2, and except as provided in the immediately succeeding sentence, in the event of a termination of this Agreement pursuant to Section 10.1 hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its officers, directors, employees, agents, representatives or stockholders) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder. In the event of any termination of this Agreement, the parties shall retain any and all rights attendant to a breach of any covenant, representation or warranty made hereunder.

        10.2.2. In the event this Agreement is terminated by the Acquired Company in accordance with Section 10.1.5, or by the Parent, Purchaser or Acquired Company in accordance with Section 10.1.3 or 10.1.4 by reason of the failure of the condition set forth in Section 5.4 hereof, then the Acquired Company shall promptly pay to Purchaser (i) all reasonable costs and expenses of Purchaser and Parent incurred in connection with the negotiation and performance of this Agreement including without limitation fees and expenses of counsel, fees and expenses of independent public accountants, printing expenses and registration fees in an aggregate amount not to exceed seven hundred fifty thousand dollars ($750,000) and (ii) to Purchaser a fee in the amount of $8,800,000, provided, however, such fee shall not be payable in the event of a termination pursuant to Section
    10.1.3 or 10.1.4 by reason of a failure of the condition in Section 5.4 hereof if within twenty (20) days of the date hereof the stockholders of the Acquired Company identified on EXHIBIT 10.2.2 hereto have executed Voting Agreements with Purchaser in forms substantially similar to the form heretofore provided by Purchaser to counsel for the Acquired Company.

    10.3 RISK OF LOSS. The Acquired Company retains all risk of condemnation, destruction, loss or damage due to fire or other casualty from the date of this Agreement up to the Effective Time. If the condemnation, destruction, loss, or damage is such that the business of the Acquired Company and the Subsidiaries, taken as a whole, is materially interrupted or curtailed or the assets of the Acquired Company and the Subsidiaries, taken as a whole, are materially affected, then Purchaser shall have the right to terminate this Agreement.

XI. GENERAL PROVISIONS.

    11.1 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or mailed by certified mail, return receipt requested, first class postage prepaid, or sent by Federal Express or similar overnight delivery service with receipt acknowledged addressed as follows:

        11.1.1  If to the Acquired Company:

               Enterprise Systems, Inc.
              1400 South Wolf Road
              Wheeling, Illinois 60090-6524
              Attn: Glen E. Tullman

    and to:
              Sachnoff & Weaver, Ltd.
              30 South Wacker Drive, 29th Floor

    Chicago, Illinois 60606-7404
    Attn: William N. Weaver, Esq.

        11.1.2.  If to Purchaser or Parent:

               HBO & Company
              301 Perimeter Center North
              Atlanta, Georgia 30346
              Attn: Mr. Jay P. Gilbertson
              and to:
              Jones, Day, Reavis & Pogue
              3500 One Peachtree Center
              303 Peachtree Street, N.E.
              Atlanta, Georgia 30308-3242
              Attention: John E. Zamer, Esq.

        11.1.3. If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail or by overnight delivery service, the date on which such notice, request, instruction or document is received shall be the date of delivery. In the event any such notice, request, instruction or document is mailed or shipped by overnight delivery service to a party in accordance with this Section 11.1 and is returned to the sender as nondeliverable, then such notice, request, instruction or document shall be deemed to have been delivered or received on the fifth day following the deposit of such notice, request, instruction or document in the United States mails or the delivery to the overnight delivery service.

        11.1.4. Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this
    Section 11.1.

    11.2 BROKERS. Purchaser and Parent, jointly and severally, represent and warrant to the Acquired Company that no broker or finder has acted for them or any entity controlling, controlled by or under common control with them in connection with this Agreement. The Acquired Company represents and warrants to Purchaser and Parent that, except for Broadview Associates LLC, no broker or finder has acted for it or any entity controlling, controlled by or under common control with it in connection with this Agreement. The Acquired Company agrees to indemnify and hold harmless Purchaser and Parent against any fee, loss, or expense arising out of any claim by Broadview Associates LLC, or any other broker or finder employed or alleged to have been employed by it or any of the Subsidiaries or any of the Acquired Company's stockholders. The fees and expenses of Broadview Associates LLC and any other broker or finder shall be paid by the Acquired Company, subject to the limitations set forth in Section
6.12 in conjunction with such other fees set forth in Section 11.5.

    11.3 FURTHER ASSURANCES. Each party covenants that at any time, and from time to time, after the Effective Time, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

    11.4 WAIVER. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

    11.5 EXPENSES. Except as provided in 10.2.2, all expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party that has incurred the same.

    11.6 PRESS RELEASES AND DISCLOSURE. In the event that either party proposes to issue, make or distribute any press release, public announcement or other written publicity or disclosure prior to the Closing Date that refers to the transactions contemplated herein, the party proposing to make such disclosure shall provide a copy of such disclosure to the other parties and shall afford the other parties reasonable opportunity (subject to any legal obligation of prompt disclosure) to comment on such disclosure or the portion thereof which refers to the transactions contemplated herein prior to making such disclosure.

    11.7 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

    11.8 HEADINGS. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

    11.9 ENTIRE AGREEMENT. This Agreement and all agreements referenced specifically in this Agreement and executed as required by this Agreement constitute the entire agreement among the parties hereto and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

    11.10 GOVERNING LAW. Except to the extent the transactions contemplated hereby are governed by the Delaware Code, this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

    11.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    11.12 NO AGREEMENT UNTIL EXECUTED. This Agreement shall not constitute or be deemed to evidence a contract or agreement among the parties hereto unless and until executed by all parties hereto, irrespective, of negotiations among the parties or the exchanging of drafts of this Agreement.

    11.13 PRONOUNS. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

    11.14 EXHIBITS INCORPORATED. All Exhibits attached hereto are an integral part of this Agreement.

    11.15  TIME OF ESSENCE.  Time is of the essence in this Agreement.

    IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.

                                          "PURCHASER":
                                          HBO & COMPANY OF GEORGIA

                                          By: /s/ JAY P. GILBERTSON
                                             -----------------------------------
                                          Title: Executive Vice President and
                                               Chief Financial Officer
                                               ---------------------------------

                                          "PARENT":
                                          HBO & COMPANY

                                          By: /s/ JAY P. GILBERTSON
                                             -----------------------------------
                                          Title: Executive Vice President and
                                               Chief Financial Officer
                                               ---------------------------------

                                          "ACQUIRED COMPANY":
                                          ENTERPRISE SYSTEMS, INC.

                                          By: /s/ GLEN E. TULLMAN
                                             -----------------------------------
                                          Title: Chief Executive Officer
                                               ---------------------------------

                                                                      APPENDIX B

                                         , 1997

Board of Directors
Enterprise Systems, Inc.
1400 South Wolf Road
Suite 500
Wheeling, Illinois 60090

Dear Members of the Board:

    We understand that Enterprise Systems, Inc. ("Enterprise" or the "Company"), HBO & Company ("HBOC") and HBO & Company of Georgia (the "Purchaser") are proposing a transaction (the "Transaction") pursuant to which, through the merger of Enterprise with and into the Purchaser, each share of issued and outstanding Enterprise common stock ("Enterprise Common Stock") shall be converted into the right to receive a fraction of a share of HBOC common stock, $0.05 par value per share ("HBOC Common Stock"), in accordance with the terms of the Agreement (as defined below). The Transaction is intended to be a tax-free reorganization within the meaning of section 368 of the United States Internal Revenue Code of 1986, as amended, and to be accounted for as a pooling of interests pursuant to Opinion No. 16 of the Accounting Principles Board. The terms and conditions of the Transaction are more fully detailed in the Agreement.

    You have requested our opinion as to whether the consideration to be received by Enterprise stockholders in the Transaction is fair, from a financial point of view, to Enterprise stockholders.

    Broadview Associates focuses on providing merger and acquisition advisory services to information technology ("IT") companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT mergers and acquisitions for comparative purposes. We are currently acting as financial advisor to Enterprise's Board of Directors and will receive a fee from Enterprise upon the successful conclusion of the Transaction.

    In rendering our opinion, we have, among other things:

    1. reviewed the terms of the Agreement of Merger and the associated exhibits thereto dated March 13, 1997 (the "Agreement");

    2. reviewed the audited financial statements of Enterprise for its fiscal years ended December 31, 1994 and 1995 prepared by KPMG Peat Marwick LLP, the unaudited financial statements of Enterprise for the nine months ended September 30, 1996 included within Enterprise's Form 10-Q for such period and the unaudited financial information of Enterprise for its fiscal year ended December 31, 1996 included in an Enterprise press release dated February 10, 1997;

    3. reviewed financial projections for Enterprise prepared and provided to us by Enterprise management;

    4. participated in discussions with Enterprise management concerning the operations, business strategy, financial performance and prospects for Enterprise;

    5. discussed with Enterprise management its view of the strategic rationale for the Transaction;

    6. reviewed the reported closing prices and trading activity for Enterprise Common Stock;

    7. compared certain aspects of the financial performance of Enterprise with public companies we deemed comparable;

    8. analyzed available information, both public and private, concerning other mergers and acquisitions;

    9. reviewed HBOC's annual report and Form 10-K for the fiscal years ended December 31, 1994 and 1995 and HBOC's Form 10-K for the fiscal year ended December 31, 1996, including the financial statements included therein;

    10. participated in discussions with HBOC management concerning the operations, business strategy, financial performance and prospects for HBOC;

    11. discussed with HBOC management its view of the strategic rationale for the Transaction;

    12. reviewed the reported closing prices and trading activity for HBOC Common Stock;

    13. considered the total number of shares of HBOC Common Stock outstanding, the average weekly trading volume of HBOC Common Stock, and the maximum time period for Enterprise stockholders to liquidate their HBOC Common Stock given Securities and Exchange Commission regulations;

    14. reviewed recent equity analysts' reports covering HBOC;

    15. analyzed the anticipated effect of the Transaction on the future financial performance of the consolidated entity;

    16. participated in negotiations and discussions related to the Transaction among Enterprise, HBOC and their financial and legal advisors; and

    17. conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

    In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by Enterprise or HBOC. With respect to the financial projections examined by us, we have assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of Enterprise as to the future performance of Enterprise. We have neither made nor obtained an independent appraisal or valuation of any of Enterprise's assets. We have not reviewed any internal financial projections prepared by HBOC management as such projections have not been made available to us.

    Based upon and subject to the foregoing, we are of the opinion that the consideration to be received by Enterprise stockholders in the Transaction is fair, from a financial point of view, to Enterprise stockholders.

    This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors of Enterprise in connection with its consideration of the Transaction and does not constitute a recommendation to any Enterprise stockholder as to how such shareholder should vote on the Transaction. Broadview Associates does not believe that any other person than the Board of Directors of Enterprise has the legal right under state law to rely on this opinion, and, in the absence of any governing precedents, we would resist any assertion otherwise by any such person. This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld. Broadview Associates hereby consents to references to and the inclusion of this opinion in its entirety in the Proxy Statement/Prospectus to be distributed to Enterprise stockholders in connection with the Transaction.

                                          Sincerely,

                                          Broadview Associates LLC

                                     PROXY

                            ENTERPRISE SYSTEMS, INC.
                              1400 SOUTH WOLF ROAD
                         WHEELING, ILLINOIS 60090-6524

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
    The undersigned hereby appoints ________________________ and ________________________, and each of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent, and to vote as designated on the reverse side, all of the shares of Common Stock of Enterprise Systems, Inc. ('Enterprise"), held of record by the undersigned on ________________________, 1997, at a Special Meeting of Stockholders to be held on ________________________, 1997, or any adjournment thereof upon the following matter, as set forth in the Notice of said Meeting dated ________________________, 1997, a copy of which has been received by the undersigned.

1. APPROVAL OF AGREEMENT OF MERGER dated March 13, 1997, by and among Enterprise, HBO & Company and HBO & Company of Georgia.

                  / /  FOR      / /  AGAINST      / /  ABSTAIN

2. APPROVAL OF AMENDMENT OF ENTERPRISE SYSTEMS, INC. LONG-TERM INCENTIVE PLAN to increase the number of shares issuable thereunder from 1,114,846 shares to 1,414,846 shares.

                  / /  FOR      / /  AGAINST      / /  ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournments thereof.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL.

    PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.
                                              Signature: ____________ Date _____
                                              Signature: ____________ Date _____

                                              Please sign exactly as your name
                                              appears on this proxy. If the
                                              shares represented by this proxy
                                              are held by joint tenants, both
                                              must sign. When signing as
                                              attorney, executor, administrator,
                                              trustee or guardian, please give
                                              full title as such. If stockholder
                                              is a corporation, please sign in
                                              full corporate name by President
                                              or other authorized officer. If
                                              stockholder is a partnership,
                                              please sign in partnership name by
                                              authorized person.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    HBO & Company's (the "Company") By-Laws (Article IX, Section 1) provide that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under and pursuant to any procedure specified in the General Corporation Law of the State of Delaware, as amended from time to time, against all expenses, liabilities and losses (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any manner by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or thereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under such article.

    Article IX, Section 2 of the Company's By-Laws provides that the Board of Directors may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

    With respect to indemnification of officers and directors, Section 145 of the Delaware General Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Under this provision of the Delaware General Corporation Law, the termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    Furthermore, the Delaware General Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine, upon application, that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    In addition, the Delaware General Corporation Law enables a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to the corporation or its stockholders for monetary damages for breaches of a director's fiduciary duty as a director. The statute provides, however, that liability for (a) breach of the director's duty of loyalty, (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (c) the unlawful purchase or redemption of stock or unlawful dividends or (d) transactions from which a director derived an improper personal benefit cannot be eliminated or limited in this manner. The Company's Certificate of Incorporation contains such provisions.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits. The following exhibits are filed as part of this Registration Statement.

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------
 2         Agreement of Merger dated March 13, 1997 by and among HBO & Company, HBO & Company of Georgia and
           Enterprise Systems, Inc. (included as Appendix A to the Proxy Statement/ Prospectus contained in Part I of this Registration Statement).
 5         Form of opinion of Jones, Day, Reavis & Pogue re legality.
 8         Form of opinion of Sachnoff & Weaver, Ltd. re tax matters.
23(a)      Consent of Arthur Andersen LLP.
23(b)      Consent of KPMG Peat Marwick LLP.
23(c)      Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5).
23(d)      Consent of Sachnoff & Weaver, Ltd. (included in Exhibit 8).
23(e)      Consent of Broadview Associates LLC (included in Appendix B to the Proxy Statement/ Prospectus combined in Part I of this Registration Statement).
24         Power of Attorney (included in signature page).

    The following exhibits filed with the Securities and Exchange Commission are incorporated by reference as shown below.

 EXHIBIT
 NUMBER                                                       DESCRIPTION
---------       --------------------------------------------------------------------------------------------------------

                ON MAY 13, 1981, AS PART OF ITS REGISTRATION STATEMENT ON FORM S-1 (REGISTRATION NUMBER 2-72275):
4(a)       --   Specimen forms of certificates for Common Stock of Registrant.
                ON FEBRUARY 15, 1991, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 2-75987):
4          --   HBO & Company 1981 Incentive Stock Option Plan, as amended.
                ON FEBRUARY 22, 1991, AS PART OF ITS FORM 8-K:
4          --   HBO & Company Rights Agreement.
                ON MARCH 27, 1991, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 33-12051):
4          --   HBO & Company 1986 Employee Nonqualified Stock Option Plan, as amended.
                ON AUGUST 12, 1993, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 33-67300):
4          --   HBO & Company 1993 Stock Option Plan for Nonemployee Directors.

 EXHIBIT
 NUMBER                                                       DESCRIPTION
---------       --------------------------------------------------------------------------------------------------------
                ON JULY 20, 1994, AS PART OF THE FORM S-4 REGISTRATION STATEMENT DATED JULY 19, 1994, AS AMENDED BY
                AMENDMENT NO. 1 TO FORM S-4 DATED AUGUST 10, 1994, AND FILED WITH THE COMMISSION ON AUGUST 11, 1994, AND
                FURTHER AMENDED BY AMENDMENT NO. 2 TO FORM S-4 DATED AUGUST 10, 1994, AND FILED WITH THE COMMISSION
                AUGUST 11, 1994:
3          --   Amended HBO & Company Bylaws.
                ON AUGUST 17, 1994, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 33-82962):
4          --   HBO & Company 1990 Executive Incentive Plan, as amended.
                ON SEPTEMBER 15, 1994, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 33-84034):
4          --   1986 Incentive Stock Option Plan of Serving Software, Inc.
                ON MARCH 17, 1995, AS PART OF ITS FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1994:
4          --   Chief Executive Officer Incentive Plan.
                ON MAY 9, 1995, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 33-59173):
4          --   HBO & Company 1986 Nonqualified Stock Option Agreement, HBO & Company 1991 Nonqualified Stock Option
                Agreement 1 and HBO & Company 1991 Nonqualified Stock Option Agreement 2.
                ON JUNE 23, 1995, AS PART OF ITS FORM 8-K DATED JUNE 23, 1995, AS AMENDED BY FORM 8-KA DATED JULY 31,
                1995, AND FILED WITH THE COMMISSION ON JULY 31, 1995, AS FURTHER AMENDED BY FORM 8-KA2 DATED AUGUST 8,
                1995 AND FILED WITH THE COMMISSION ON AUGUST 8, 1995:
2          --   Stock Purchase Agreement, dated as of May 16, 1995, among First Data Corporation, FDC Health, Inc.,
                First Data Health Systems Corporation, HBO & Company, and HBO & Company of Georgia, as amended by letter agreement dated June 17, 1995.
                ON AUGUST 17, 1995, AS PART OF ITS FORM S-4 REGISTRATION STATEMENT DATED AUGUST 17, 1995, AS AMENDED BY
                AMENDMENT NO. 1 TO FORM S-4 DATED SEPTEMBER 1, 1995, AND FILED WITH THE COMMISSION ON SEPTEMBER 1, 1995:
2          --   Agreement of Merger dated July 14, 1995, by and among HBO & Company, HBO & Company of Georgia and
                CliniCom Incorporated.
                ON OCTOBER 5, 1995, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 33-63213):
4          --   1985 Employee Stock Option Plan of CliniCom Incorporated.
                ON MAY 21, 1996, AS PART OF ITS FORM 8-K DATED MAY 21, 1996, AND FILED WITH THE COMMISSION ON MAY 21,
                1996:
3(i)       --   HBO & Company Certificate of Incorporation, as amended.
                ON AUGUST 22, 1996, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-10603):
4          --   CyCare Systems, Inc. 1995 Long-term Incentive Plan (Including the predecessor CyCare Systems, Inc. Stock
                Option Plan).
                ON DECEMBER 10, 1996, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-17583):
4(a)       --   GMIS Inc. Non-Qualified Stock Option Agreement Between GMIS Inc. and Josephine G. Kaple.
4(b)       --   GMIS Inc. Non-Qualified Stock Option Agreement Between GMIS Inc. and Lawrence Keonig.
                ON DECEMBER 10, 1996, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-17551):
4          --   GMIS Inc. 1991 Stock Option Plan.
                ON DECEMBER 10, 1996, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-17579):
4          --   Gabreili Medical Information Systems, Inc. 1984 Stock Option Plan.
                ON DECEMBER 10, 1996, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-17555):
4          --   GMIS Inc. 1995 Stock Option Plan.
                ON DECEMBER 10, 1996, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-10479):
4          --   Gabreili Medical Information Systems, Inc. 1985 Non-Qualified Common Stock Option Plan.

    (b) Financial Statement Schedules.

    No financial statement schedules are required to be filed herewith.

    (c) The opinion of Broadview Associates LLC is included as Appendix B to the Proxy Statement/ Prospectus contained in Part I of this Registration Statement.

ITEM 22. UNDERTAKINGS.

    (a) (i) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (ii) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

           (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (iii) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, in the State of Georgia, on the 13th day of May, 1997.

                                HBO & COMPANY

                                By:            /s/ CHARLES W. MCCALL
                                     -----------------------------------------
                                                 Charles W. McCall
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles W. McCall and Jay P. Gilbertson, jointly and severally, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

               SIGNATURE                                 TITLE                          DATE
----------------------------------------  ------------------------------------  --------------------

/s/ CHARLES W. MCCALL                     Director, President and Chief
---------------------------------           Executive Officer (Principal            May 13, 1997
(Charles W. McCall)                         Executive Officer)

                                          Executive Vice President, Chief
                                            Financial Officer, Principal
/s/ JAY P. GILBERTSON                       Accounting Officer, Treasurer and
---------------------------------           Secretary (Principal Financial          May 13, 1997
(Jay P. Gilbertson)                         Officer and Principal Accounting
                                            Officer)

/s/ HOLCOMBE T. GREEN, JR.
---------------------------------         Chairman of the Board of Directors        May 13, 1997
(Holcombe T. Green, Jr.)

/s/ ALFRED C. ECKERT III
---------------------------------         Director                                  May 13, 1997
(Alfred C. Eckert III)

/s/ PHILIP A. INCARNATI
---------------------------------         Director                                  May 13, 1997
(Philip A. Incarnati)

/s/ ALTON F. IRBY III
---------------------------------         Director                                  May 13, 1997
(Alton F. Irby III)

               SIGNATURE                                 TITLE                          DATE
----------------------------------------  ------------------------------------  --------------------
/s/ GERALD E. MAYO
---------------------------------         Director                                  May 13, 1997
(Gerald E. Mayo)

/s/ JAMES V. NAPIER
---------------------------------         Director                                  May 13, 1997
(James V. Napier)

/s/ DONALD C. WEGMILLER
---------------------------------         Director                                  May 13, 1997
(Donald C. Wegmiller)

                               INDEX TO EXHIBITS

EXHIBITS                                                                                                         PAGE
---------                                                                                                        -----
 2         Agreement of Merger dated March 13, 1997 by and among HBO & Company, HBO & Company of Georgia and
             Enterprise Systems, Inc. (included as Appendix A to the Proxy Statement/Prospectus contained in
             Part I of this Registration Statement).

 5         Form of opinion of Jones, Day, Reavis & Pogue re legality.

 8         Form of opinion of Sachnoff & Weaver, Ltd. re tax matters.

23(a)      Consent of Arthur Andersen LLP.

23(b)      Consent of KPMG Peat Marwick LLP.

23(c)      Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5).

23(d)      Consent of Sachnoff & Weaver, Ltd. (included in Exhibit 8).

23(e)      Consent of Broadview Associates LLC (included in Appendix B to the Proxy Statement/ Prospectus contained in Part I of this Registration Statement).

24         Power of Attorney (included in signature page).